UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HIBERNIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the boards of directors of Capital One Financial Corporation and Hibernia Corporation have each approved revised terms of a merger involving our two companies taking into account the potential impact of Hurricane Katrina on Hibernia. Before we can complete the merger, we must obtain the approval of Hibernia shareholders of the amended merger agreement. We are sending you this document to ask you to vote in favor of the revised merger transaction and related matters. None of the votes of Hibernia shareholders at the special meeting held on August 3, 2005 have any effect on the vote to be taken at the special meeting to be held on November 14, 2005 to approve the amended merger agreement. Similarly, all elections made in connection with the original merger agreement have been cancelled and are of no effect.

In the merger, Hibernia will merge into Capital One and Hibernia shareholders should make a new election as to whether they prefer to receive their merger consideration in the form of Capital One common stock, cash or a combination of both. On August 3, 2005, Hibernia shareholders voted to approve the original merger agreement, which provided for a merger in which Hibernia shareholders would have been entitled to elect to receive (subject to proration), for each share of Hibernia common stock, cash or Capital One common stock with a value equal to the sum of (a) 0.2261 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before completion of the merger and (b) $15.35. Under the amended merger agreement, subject to the election and proration procedures described in this document, Hibernia shareholders will receive, in exchange for each share of Hibernia common stock they hold, consideration with a value equal to the sum of (a) 0.2055 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before the completion of the merger and (b) $13.95.

The value of the merger consideration will fluctuate with the market price of Capital One common stock. As explained in more detail in this document, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be substantially the same.

As an example, based on the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending on September 26, 2005, for each of your shares of Hibernia common stock you would receive either approximately $30.44 in cash or approximately 0.3794 shares of Capital One common stock, having a market value based on that average of closing prices of approximately $30.44. If the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger is $80.50, which was the closing price for Capital One common stock on September 6, 2005, the last trading day before we announced the amended merger agreement, each share of Hibernia common stock would be converted into approximately $30.49 in cash or approximately 0.3788 of a share of Capital One common stock. A chart showing the cash and stock merger consideration at various closing prices of Capital One common stock is provided on page 6 of this document.

The market prices of both Capital One common stock and Hibernia common stock will fluctuate before the merger. You should obtain current stock price quotations for Capital One common stock and Hibernia common stock. Capital One common stock trades on the NYSE under the symbol “COF” and Hibernia common stock trades on the NYSE under the symbol “HIB.”

Your vote is important. We cannot complete the merger of Capital One and Hibernia unless the Hibernia shareholders approve the amended merger agreement. Hibernia has scheduled a special meeting of its shareholders to vote on the revised merger proposal. The special meeting will be held at The Houstonian Hotel, Aspen Room, 3rd Floor, 111 North Post Oak Lane, Houston, Texas, on November 14, 2005 at 9:00 a.m., local time.

This document gives you detailed information about the special meeting and the proposed merger. We urge you to read this document carefully, including “ Risk Factors” beginning on page 19 for a discussion of the risks relating to the merger. You also can obtain information about Capital One and Hibernia from documents that we have filed or will file with the Securities and Exchange Commission prior to the Hibernia special meeting. Whether or not you plan to attend the special meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or by using the telephone or Internet voting procedures described on your proxy card. If you want to elect the type of merger consideration you will receive in the merger (subject to proration, as more fully described beginning on page 56 of this document), you should also submit a new form of election to the exchange agent by the new election deadline, which is 5:00 p.m., local time in New York City, on November 11, 2005. For more information, see “The Amended Merger Agreement—Conversion of Shares; Exchange of Certificates; New Elections as to Form of Consideration.”

Hibernia’s board of directors has unanimously determined that the revised merger, the amended merger agreement and the transactions contemplated by the amended merger agreement are advisable and in the best interests of Hibernia and its shareholders and unanimously recommends that you vote “FOR” approval of the amended merger agreement.

J. Herbert Boydstun

President and Chief Executive Officer

Hibernia Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common shares to be issued by Capital One under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated September 27, 2005, and is being first mailed to Hibernia shareholders on or about October 1, 2005.

HIBERNIA CORPORATION

313 CARONDELET STREET

NEW ORLEANS, LOUISIANA 70130

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                ], 2005

To the Shareholders of Hibernia Corporation:

We will hold a special meeting of Hibernia shareholders on [                ], 2005, at [            ], local time, at [                                                                                 ], for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 6, 2005, as amended by Amendment No. 1, dated September 6, 2005, between Capital One Financial Corporation and Hibernia Corporation, as it may be further amended from time to time, pursuant to which Hibernia will merge with and into Capital One;

2.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.	To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

Only holders of record of Hibernia common shares at the close of business on [                ], 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy card or voting instruction card in the return envelope enclosed, or authorize the individuals named on your proxy card or voting instruction card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the revised merger and the special meeting.

Hibernia shareholders have a right to dissent from the merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying proxy statement/prospectus as Annex C. Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than 80% of the corporation’s total voting power.

The board of directors of Hibernia unanimously recommends that Hibernia shareholders vote “FOR” the proposal to approve the amended merger agreement.

By Order of the Board of Directors

Cathy E. Chessin

Corporate Secretary

Hibernia Corporation

New Orleans, Louisiana

[            ], 2005

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Capital One Financial Corporation and Hibernia Corporation from documents filed with the Securities and Exchange Commission, which in this document we refer to as the “SEC,” that are not included in or delivered with this document. Capital One Financial Corporation, which in this document we refer to as “Capital One,” will provide you with copies of this information relating to Capital One, without charge, upon written or oral request to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: Investor Relations Department

Telephone Number: (703) 720-2455

Hibernia Corporation, which in this document we refer to as “Hibernia,” will provide you with copies of this information relating to Hibernia, without charge, upon written or oral request to:

Hibernia Corporation

11130 Industriplex Blvd.

Baton Rouge, Louisiana 70809

Attention: Investor Relations Department

Telephone Number: 1-225-295-2874

email: tvoltz@hibernia.com

In order to receive timely delivery of the documents in advance of the special meeting, you must request the information no later than [            ], 2005.

You may also obtain these documents at the SEC’s website, “www.sec.gov” and you may obtain certain of these documents at Capital One’s website, “www.capitalone.com” by selecting “Investors” and then selecting “SEC & Regulatory Filings,” and then selecting “Capital One Financial Corporation,” and at Hibernia’s website, “www.hibernia.com” by selecting “About Hibernia,” and then selecting “Investor Relations – SEC Filings.” Other information contained on the Capital One and Hibernia websites is expressly not incorporated by reference into this document.

Please note that each of Capital One and Hibernia expects to issue a press release announcing its third quarter financial results in October 2005, prior to the date of the Hibernia special meeting. On the day such results are announced, each of Capital One and Hibernia intends to file with the SEC, as an exhibit to a Current Report on Form 8-K, its respective press release, which would thereby be deemed incorporated by reference into this document. See “Where You Can Find More Information.” You are encouraged to read those press releases, which will be available at the website maintained by the SEC as well as at Capital One’s and Hibernia’s respective websites, as described above.

You should rely only on the information contained or incorporated by reference into this document to vote on the merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [            ], 2005. You should not assume that the information contained in, or incorporated by reference into this document is accurate as of any date other than that date. Neither our mailing of this document to Hibernia shareholders nor the issuance by Capital One of common shares in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Capital One has been provided by Capital One and information contained in this document regarding Hibernia has been provided by Hibernia.

Agreement and Plan of Merger, dated as of March 6, 2005, between Capital One Financial Corporation and Hibernia Corporation, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of September 6, 2005

Annex A
Opinion of J.P. Morgan Securities Inc., dated as of September 6, 2005	Annex B
Copy of Section 131 of the Louisiana Business Corporation Law	Annex C

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to do in connection with the merger of Capital One and Hibernia?

A:	Capital One and Hibernia would like you to take each of the following actions in connection with the merger.

•	First, we would like you to vote your Hibernia shares at the special meeting that will be held on [ ], 2005. See the question “What do I need to do now in order to vote?” below for instructions on how to vote.

•	Second, we would like you to elect the type of merger consideration you would prefer to receive in the merger. See the question “What do I have to do to elect the type of merger consideration I prefer to receive in the merger?” below for instructions on how to elect merger consideration.

•	Third, if you hold your Hibernia shares in certificated form, we would like you to send those certificates with your new form of election to the exchange agent by the election deadline. Please note that if you previously held your Hibernia shares in book-entry form or in certificated form and validly tendered them to the exchange agent before the original August 25, 2005 election deadline, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. See the question “What happened to the share certificates I submitted to the exchange agent before the original election deadline?” below for more information about your book-entry shares. As a holder of Hibernia shares in book-entry form, you only need to return a properly completed new form of election to the exchange agent in order to make a valid election.

Q:	Why is Hibernia holding another meeting with respect to the merger?

A:

Following Hurricane Katrina, Capital One and Hibernia renegotiated the terms of the merger, and since that occurred after the date of the first special shareholders’ meeting and reduced the consideration you will receive in exchange for your shares of Hibernia common stock, Louisiana law and the original merger agreement require that Hibernia shareholders must approve the terms of the amended merger agreement before we can complete the merger.

Q:	If I voted at the shareholders’ meeting on August 3, 2005 with respect to the merger, should I vote again?

A:	Yes, you should vote whether or not you voted before. Because the terms of the merger have been amended to reduce the merger consideration you will receive in connection with the merger, you must vote again. Even if you voted at the special meeting on August 3, 2005, that vote does not count as a vote at the special meeting that will be held on [ ], 2005. The merger can only be completed if holders of a majority of the outstanding shares of Hibernia common stock vote to approve the amended merger agreement. You are entitled, and we strongly encourage you, to vote at the Hibernia special meeting that will be held on [ ], 2005.

Q:	Why is my vote important?

A:	Under the Articles of Incorporation of Hibernia, the amended merger agreement must be approved by the holders of a majority of the outstanding shares of Hibernia common stock. Accordingly, if a Hibernia shareholder fails to vote, or if a Hibernia shareholder abstains, that will have the same effect as a vote against approval of the amended merger agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the Internet as soon as possible so that your shares will be represented and voted at the Hibernia special meeting.

The Hibernia board of directors unanimously recommends that you vote to approve the amended merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will take place at [ ] on [ ], 2005. The location of the meeting is [ ].

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger, Capital One or Hibernia that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the detailed description of the risks associated with the merger on pages [ ] through [ ] and in the Capital One and Hibernia SEC filings referred to on page [ ].

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger within two business days following the special shareholders’ meeting, subject to Hibernia shareholders’ approval of the revised merger and the continued effectiveness of all necessary regulatory approvals.

Q:	What if I submitted a form of election to the exchange agent in connection with the original merger agreement? Should I submit a new form of election as well?

A:	Yes, you should submit a new form of election. All elections previously made in connection with the original merger agreement have been cancelled and no longer have any effect. Hibernia shareholders wishing to elect the type of merger consideration they prefer to receive in the merger must submit a new form of election to the exchange agent by the election deadline, which is 5:00 p.m., local time in New York City, on [ ], 2005.

Q:	What do I have to do to elect the type of merger consideration I prefer to receive in the merger?

A:	Since all elections previously made by Hibernia shareholders in connection with the original merger agreement have been cancelled, you are being mailed a new form of election in a separate package at approximately the same time as this document so as to permit you to exercise your right to make a new election prior to the new election deadline. Each new form of election will allow you to make cash or stock elections. Hibernia shareholders who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the new form of election.

Q:	When must I submit a new election on the type of merger consideration that I prefer to receive?

A:	The election deadline for submitting new elections is 5:00 p.m., local time in New York City, on [ ], 2005. If a Hibernia shareholder does not submit a properly completed and signed new form of election to the exchange agent by the new election deadline, such shareholder will have no control over the type of merger consideration such shareholder may receive, and, consequently, may receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration, depending on the elections of other Hibernia shareholders.

Q:	What happened to the share certificates I submitted to the exchange agent before the original election deadline?

A:

If you previously held your Hibernia shares in certificated form and validly tendered them to the exchange agent before the original election deadline, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. Any restrictions or legends reflected on your share certificate(s) are indicated on your book-entry account. You may request a physical share certificate, or direct any questions or requests for changes to your account, by contacting Mellon Investor Services at 1-800-814-0305. You must submit a new form of election for your shares that are now held in book-entry form in order to elect the type of merger consideration you will receive in the merger.

Q:	How do I elect the type of merger consideration I would prefer to receive in the merger if my shares are held in “street name”?

A:	Please contact your bank or broker for information on how they will handle your account.

Q:	Should I send in my Hibernia share certificates with my proxy card?

A:	No. Please DO NOT send your share certificates with your proxy card. If you hold your shares in certificated form, prior to the new election deadline, you should send your Hibernia common stock certificates to the exchange agent, together with your completed, signed new form of election.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to instruct the broker or bank to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. Such a failure to vote will have the same effect as a vote “AGAINST” approval of the amended merger agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares. In addition, when you receive a new form of election, you should follow your broker’s or bank’s instructions for making an election with respect to your shares.

Q:	Will I be allowed to vote shares allocated to my account in Hibernia’s benefit plans on the merger and elect the type of merger consideration I prefer to receive for such shares?

A:	Yes. If shares of Hibernia common stock are allocated to your account in a Hibernia benefit plan, you will receive additional information explaining the procedure by which you can instruct the trustee of the plans how to vote the Hibernia common stock allocated to your account and how to submit a new election on the form of merger consideration you prefer to receive for such shares. You should follow the directions provided in these materials. You should also be aware that shares of Hibernia common stock in a Hibernia benefit plan may be subject to a deadline for submitting your voting or election instructions that is earlier than the deadline generally applicable to Hibernia shareholders.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. If you are the record holder of your shares, you can do this in any of the three following ways:

•	by sending a written revocation to Cathy E. Chessin, Corporate Secretary of Hibernia, 5718 Westheim Road, Suite 825, Houston, Texas 77057, in time to be received before the special meeting;

•	by completing another proxy card (whether by mail, telephone or Internet) that is dated later than the original proxy and returning it in time to be received before the special meeting; or

•	by voting in person at the special meeting if your shares of Hibernia common stock are registered in your name rather than in the name of a broker or bank.

If you hold your shares in “street name,” you should contact your broker or bank to give it instructions to change your vote. If shares of Hibernia common stock are allocated to your account in one of Hibernia’s benefit plans and you wish to change your voting instructions with respect to such shares, you must follow the directions for changing voting instructions set forth in the additional materials delivered to you regarding the voting of those shares.

Q:	Who can I call with questions about the special meeting or the merger?

A:	If you have any questions about the special meeting or the merger or if you need additional copies of this document, you should contact:

Hibernia Corporation

11130 Industriplex Blvd.

Baton Rouge, LA 70809

Attention: Investor Relations Dept.

Telephone Number: 1-225-295-2874

email: tvoltz@hibernia.com

If you have questions about the process for voting or if you need a replacement proxy card, you should contact:

Mellon Investors Services LLC

Telephone Number: (800) 814-0305

Q:	Where can I find more information about the companies?

A:	You can find more information about Capital One and Hibernia from the various sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger. See “Where You Can Find More Information” on page [        ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE COMPANIES (see page [    ])

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

1-703-720-1000

With 48.9 million accounts at June 30, 2005, Capital One is one of the world’s largest financial services franchises. It is a diversified financial services corporation focused primarily on consumer lending. Its principal business segments are domestic credit card lending, automobile and other motor vehicle financing and global financial services.

Hibernia Corporation

313 Carondelet Street

New Orleans, Louisiana 70130

1-800-562-9007

Hibernia is a financial holding company with operations in Louisiana and Texas that provides a wide array of financial products and services through its bank and non-bank subsidiaries, including a full range of deposit products, small business, commercial, mortgage and private and international banking, trust and investment management, brokerage, investment banking and insurance. Hibernia is the largest depository institution in Louisiana and, as of June 30, 2005, had 321 locations in 34 Louisiana parishes and 36 Texas counties, including the high-growth areas of Houston and Dallas-Fort Worth.

THE MERGER (see page [    ])

The terms and conditions of the merger are contained in the amended merger agreement, which is attached as Annex A to this document. Please carefully read the amended merger agreement as it is the legal document that governs the merger.

Hibernia Will Merge into Capital One

We propose a merger of Hibernia with and into Capital One. Capital One will survive the merger.

Hibernia Shareholders Will Receive Cash and/or Shares of Capital One Common Stock in the Merger depending on their New Election and any Proration (see pages [    -    ])

Hibernia shareholders will have the right to submit a new form of election to elect to receive merger consideration for each of their shares of Hibernia common stock in the form of cash or shares of Capital One common stock, subject to proration in the circumstances described below. In the event of proration, you may receive a portion of the merger consideration in a form other than that which you elected. Any election made on the original form of election will not be considered a valid election, as all original elections have been cancelled and all certificated shares that were sent to the exchange agent with the original forms of election were returned to the Hibernia shareholders in book-entry form when those original elections were cancelled.

The value of the merger consideration you will receive will fluctuate with the market price of Capital One common stock and will be determined based on the five-day average closing price on the NYSE of Capital One common stock ending on the day before the completion of the merger. As explained in more detail in this document, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be substantially the same based on the average Capital One closing price used to calculate the merger consideration. You may specify different elections with respect to different shares that you hold (if, for example, you own 100 Hibernia shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

As an example, based on the average of the closing prices of Capital One common stock for the five trading days ending on [            ], 2005, for each of your shares of Hibernia common stock you would receive either approximately $[        ] in cash or 0.[        ] of a share of Capital One common stock, subject to possible proration. However, we will compute the actual amount of cash and number of shares of Capital One common stock you will receive in the merger using the formula contained in the amended merger agreement. For a summary of the formula contained in the amended merger agreement, see “The Amended Merger Agreement—Consideration To Be Received in the Merger” beginning on page [    ].

Set forth below is a table showing a hypothetical range of five-day average closing sale prices for shares of Capital One common stock and the corresponding consideration that a Hibernia shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether you make a cash election or a stock election, you may nevertheless receive a mix of cash and stock.

Capital One Common Stock	Hibernia Common Stock
Hypothetical Five-Day Average Closing Prices	Cash Election: Cash Consideration Per Share	OR	Stock Election: Stock Consideration Per Share
			Capital One Shares	Market Value(*)
$70	$28.34		0.4049	$28.34
71	28.54		0.4020	28.54
72	28.75		0.3993	28.75
73	28.95		0.3966	28.95
74	29.16		0.3941	29.16
75	29.36		0.3915	29.36
76	29.57		0.3891	29.57
77	29.77		0.3866	29.77
78	29.98		0.3844	29.98
79	30.18		0.3820	30.18
80	30.39		0.3799	30.39
81	30.60		0.3778	30.60
82	30.80		0.3756	30.80
83	31.01		0.3736	31.01
84	31.21		0.3715	31.21
85	31.42		0.3696	31.42
86	31.62		0.3677	31.62
87	31.83		0.3659	31.83
88	32.03		0.3640	32.03
89	32.24		0.3622	32.24
90	32.45		0.3606	32.45

(*)	Market value based on hypothetical five-day average closing price on the NYSE of Capital One common stock.

The examples above are illustrative only. The value of the merger consideration that you actually receive will be based on the actual five-day average closing price on the NYSE of Capital One common stock prior to completion of the merger, as described below. The actual average closing price may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of Hibernia common stock may not be shown in the above table.

Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock (see pages [    -    ])

The aggregate number of shares of Capital One common stock that will be issued in the merger is approximately [        ] million, based on the number of Hibernia shares outstanding on [        ], 2005, and the cash that will be paid in the merger is fixed at $2,231,039,040. As a result, if more Hibernia shareholders make valid elections to receive either Capital One common stock or cash than is available as merger consideration under the amended merger agreement, those shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

If shares of Hibernia common stock are issued upon the exercise of outstanding Hibernia stock options, upon vesting of other stock-settled awards or as otherwise permitted by the amended merger agreement, the aggregate number of shares of Capital One common stock to be issued as consideration in the merger will be increased accordingly. However, the cash consideration will always remain fixed at $2,231,039,040.

What Holders of Hibernia Stock Options and Other Equity-Based Awards Will Receive (see pages [    -    ])

When we complete the merger, Hibernia stock options, restricted share units and phantom shares that are outstanding immediately before completing the merger will become options, restricted share units (to the extent they do not vest upon the change of control and instead become shares of Capital One common stock) and phantom shares on shares of Capital One common stock. The number of common shares subject to such stock options, restricted share units and phantom shares, and the exercise price of the Hibernia stock options, will be adjusted according to the exchange ratio.

Each Hibernia restricted share outstanding immediately before completing the merger will be converted upon the completion of the merger into the right to receive the merger consideration validly elected by the holder of the Hibernia restricted share, subject to proration in the circumstances described above.

In Order To Make a Valid Election, Hibernia Shareholders Must Properly Complete and Deliver the New Form of Election that is being Mailed to you in a Separate Package at Approximately the Same Time as this Document (see pages [    -    ])

All elections submitted under the original merger agreement have been cancelled. You will receive in a separate package being mailed at approximately the same time as this document a new form of election with instructions for making cash and stock elections. You must properly complete and deliver to Computershare Shareholder Services, the exchange agent, your new form of election along with your stock certificates (or a properly completed notice of guaranteed delivery). The new form of election will also include delivery instructions with respect to any shares you may hold in book-entry form, including shares that have been put into book-entry form following the cancellation of elections under the original merger agreement. Do not send your form of election or your stock certificates with your proxy card. If you hold your shares in “street name,” you should contact your bank or broker for information on how they will handle your account.

New forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the new election deadline, which is 5:00 p.m., local time in New York City, on [        ], 2005. Once you tender your stock certificates to the exchange agent, you may not transfer your Hibernia shares until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the new election deadline. If the merger is not completed and the amended merger agreement is terminated, stock certificates will be returned by the exchange agent by first class mail or through book-entry transfer (in the case of Hibernia shares delivered in book-entry form to the exchange agent). If you sent in a share certificate with your election under the original merger agreement, that share certificate became a book-entry share when previous elections were cancelled.

If you fail to submit a properly completed new form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery), if you hold your shares in certificated form, prior to the election deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid merger consideration per share equivalent to the amount paid per share to holders making elections, but you may be paid all in cash, all in Capital One common stock, or in part cash and in part Capital One common stock, depending on the remaining pool of cash and Capital One common stock available for paying merger consideration after honoring the cash elections and stock elections that other shareholders have made, and without regard to your preference.

Dividend Policy of Capital One; Potential Partial Dividend from Hibernia (see page [    ])

The holders of Capital One common stock receive dividends if and when declared by the Capital One board of directors out of legally available funds. Capital One declared quarterly cash dividends of $0.026667 per share of common stock for each quarter in 2004 and for the first three quarters of 2005. Following the completion of the merger, Capital One expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Capital One board of directors of other relevant factors.

Prior to completion of the merger, Hibernia shareholders will continue to receive any regular quarterly dividends declared and paid by Hibernia. In addition, depending on the timing of the completion of the merger, Hibernia shareholders also may become entitled to receive a partial dividend declared and paid by Hibernia for all or part of the period between the last dividend record date of Hibernia and the date the merger is completed. See “The Amended Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Dividends and Distributions.”

J.P. Morgan Has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Hibernia’s Shareholders (see pages [    -    ])

J.P. Morgan Securities Inc., or “JPMorgan,” has provided an opinion to the Hibernia board of directors, dated as of September 6, 2005, that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of Hibernia common stock in the merger was fair, from a financial point of view, to such shareholders. We have attached the full text of JPMorgan’s opinion to this document as Annex B. We urge you to read the opinion in its entirety. The opinion of JPMorgan is addressed to the board of directors of Hibernia, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any shareholder of Hibernia as to how that shareholder should vote at the Hibernia special meeting. Pursuant to an engagement letter between Hibernia and JPMorgan, Hibernia has agreed to pay JPMorgan a fee, a substantial portion of which is payable only upon completion of the merger. As described in Hibernia’s proxy statement dated June 17, 2005, each of J.P. Morgan and Bear Stearns & Co. Inc. previously rendered to the Hibernia board of directors its opinion, dated as of March 6, 2005, as to the fairness of the merger consideration contemplated by the original merger agreement from a financial point of view, to Hibernia’s shareholders.

Hibernia’s Board of Directors Recommends that You Vote “FOR” Approval of the Amended Merger Agreement (see page [    ])

Hibernia’s board of directors has unanimously determined that the merger, the amended merger agreement and the transactions contemplated by the amended merger agreement are advisable to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the amended merger agreement.

In determining whether to approve the amended merger agreement, Hibernia’s board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Hibernia board of directors also considered the factors described under “The Merger—Hibernia’s Reasons for the Merger; Recommendation of Hibernia’s Board of Directors.”

Interests of Hibernia Executive Officers and Directors in the Merger (see pages [    -    ])

The directors and executive officers of Hibernia have financial interests in the merger that are different from, or in addition to, the interests of Hibernia shareholders. These interests include rights of executive officers under change of control agreements and service retention agreements with Hibernia, rights under stock-based benefit programs and awards of Hibernia, and rights to continued indemnification and insurance coverage by Capital One after the merger for acts and omissions occurring before the merger. Certain of the executive officers have entered into employment agreements with Capital One, which will become effective as of the completion of the merger. The employment agreement with J. Herbert Boydstun, President and Chief Executive Officer of Hibernia, provides that Mr. Boydstun will be employed by Capital One as the highest ranking executive of the consumer, commercial and other branch banking business of Capital One (excluding certain banking businesses operated by Capital One) as described more fully under “The Merger—Interests of Hibernia’s Executive Officers and Directors in the Merger—Employment Agreement with J. Herbert Boydstun.” The Hibernia board of directors was aware of these interests and considered them in approving the amended merger agreement and the merger.

Board of Directors after the Merger (see page [    ])

Upon completion of the merger, Capital One will take the actions as may be reasonably required to appoint E.R. Campbell, the current Chairman of the Hibernia board of directors, to the Capital One board of directors to the class of directors whose term expires at Capital One’s 2006 annual meeting of shareholders.

Non-Solicitation (see pages [    -    ])

Hibernia has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Hibernia may respond to unsolicited proposals in certain circumstances if required by the Hibernia board of directors’ fiduciary duties. Hibernia must promptly notify Capital One if it receives any acquisition proposals.

Conditions to Completion of the Merger (see pages [    -    ])

Each of Capital One’s and Hibernia’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions including:

•	approval of the amended merger agreement by the Hibernia shareholders; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the amended merger agreement.

Each of Capital One’s and Hibernia’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the continued effectiveness of all regulatory approvals, registrations and consents; and

•	the other company’s representations and warranties in the amended merger agreement being true and correct, subject to the materiality standards contained in the amended merger agreement, and the performance by the other party in all material respects of its obligations under the amended merger agreement. Under the amended merger agreement, the definition of “material adverse effect” and Hibernia’s representation and warranty regarding the absence of any material adverse effect has been modified to exclude events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm.

Capital One’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Hibernia or Capital One, measured relative to Hibernia.

Termination of the Amended Merger Agreement (see pages [    -    ])

Capital One and Hibernia can mutually agree at any time to terminate the amended merger agreement without completing the merger, even if Hibernia shareholders have approved the merger. Also, either of Capital One or Hibernia can terminate the amended merger agreement in various circumstances, including the following:

•	if the merger is not completed by March 6, 2006 (other than because of a breach of the amended merger agreement caused by the party seeking termination);

•	if a governmental entity issues a non-appealable final order prohibiting the merger;

•	if a governmental entity which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such action has become final and non-appealable; or

•	if the other party breaches the amended merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

Additionally, Capital One may terminate the amended merger agreement if:

•	Hibernia’s shareholders fail to approve the amended merger agreement, but Capital One only has the right to terminate the amended merger agreement for this reason on or prior to the 20th day after the Hibernia special meeting of shareholders, and Capital One must not then be in material breach of its obligations to use reasonable best efforts to negotiate a restructuring of the merger if the Hibernia shareholders do not approve the merger at the special meeting;

•	Hibernia has materially breached its “non-solicitation” obligations described under “The Amended Merger Agreement—No Solicitation of Alternative Transactions,” or Hibernia’s board has failed to recommend in Hibernia’s special meeting proxy statement the approval of the amended merger agreement, changed its recommendation to Hibernia shareholders, recommended any alternative transaction proposals with third parties or failed to call a meeting of its shareholders; or

•	Hibernia or any of its representatives engages in discussions with any person in connection with an unsolicited alternative transaction proposal and not ceased all discussions within 20 days of the first date of such discussions.

Additionally, Hibernia may terminate the amended merger agreement if:

•	Capital One has breached its obligation to in good faith use its reasonable best efforts to negotiate a restructuring of the merger if the Hibernia shareholders do not approve the amended merger agreement at the special meeting.

Termination Fee (see pages [    -    ])

Hibernia has agreed to pay a termination fee to Capital One if the amended merger agreement is terminated under any of the circumstances specified in “The Amended Merger Agreement—Termination of the Amended Merger Agreement—Termination Fees.”

Hibernia Shareholders Have Dissenters’ Rights (see pages [    -    ])

Hibernia is incorporated in Louisiana. Under Louisiana law, Hibernia shareholders have the right to dissent from the merger and, upon full satisfaction of specified procedures and conditions, to receive (in lieu of the merger consideration) the fair value of their shares in cash in accordance with the applicable provisions of the Louisiana Business Corporation Law or “LBCL” if the merger is completed but it was not approved by a vote of at least 80% of Hibernia’s outstanding shares of common stock. The procedures that must be followed by dissenting shareholders both before and after the special meeting are summarized under “The Merger—Dissenters’ Rights,” and the applicable provisions of the LBCL are reproduced as Annex C.

Hibernia Will Hold its Special Meeting on [            ], 2005 (see page [    ])

The Hibernia special meeting will be held at [                    ], on [                ] at [            ], local time. At the special meeting, you will be asked:

•	to approve the amended merger agreement;

•	to vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

•	to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the Hibernia special meeting if you owned Hibernia common stock at the close of business on [            ], 2005. On that date, there were [                ] shares of Hibernia common stock outstanding and entitled to vote, approximately [        ]% of which were owned and entitled to be voted by Hibernia directors and executive officers and their affiliates. You can cast one vote for each share of Hibernia common stock you owned on that date. In order to approve the amended merger agreement, the holders of a majority of the outstanding shares of Hibernia common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Merger (see pages [        ])

Completion of the transactions contemplated by the amended merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board and state regulatory authorities. Capital One has obtained the approvals of the Federal Reserve Board and various other regulatory authorities to consummate the transactions contemplated by the amended merger agreement. The approval of the Federal Reserve Board requires that the merger be completed no longer than three months after the effective date of the order, unless that period is extended for good cause by the Federal Reserve Board or the Federal Reserve Bank of Richmond, acting pursuant to delegated authority. If the parties are unable to consummate the merger by the required deadline of the Federal Reserve Board, Capital One will request an extension from the Federal Reserve Bank of Richmond.

The Merger Generally Will Be Tax-Free to Holders of Hibernia Common Stock to the Extent They Receive Capital One Common Stock (see pages [        ])

The exchange by U.S. holders of Hibernia common stock for Capital One common stock has been structured to be generally tax free for U.S. federal income tax purposes, except that:

•	U.S. holders of Hibernia common stock that receive both cash and Capital One common stock generally will recognize gain, but not loss, to the extent of the cash received;

•	U.S. holders of Hibernia common stock that receive only cash generally will recognize gain or loss; and

•	U.S. holders of Hibernia common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Capital One common stock that the former Hibernia shareholders would otherwise be entitled to receive.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Capital One common stock trades on the NYSE under the symbol “COF” and Hibernia common stock trades on the NYSE under the symbol “HIB.” The following table presents the closing sale prices of Capital One common stock and Hibernia common stock on:

•	March 4, 2005, the last trading day before we announced the original merger agreement,

•	September 6, 2005, the last trading day before we announced the amended merger agreement, and

•	[ ], 2005, the last practicable date prior to mailing this document.

The table also presents the equivalent value of the merger consideration per share of Hibernia common stock on those dates, calculated by multiplying the closing price of Capital One common stock on those dates by 0.4226 on March 4, 2005 (which reflects the exchange ratio as determined under the original merger agreement), and 0.3788 and [            ] on September 6, 2005 and [            ], 2005, respectively (which reflect the exchange ratio as determined under the amended merger agreement), each representing the fraction of a share of Capital One common stock that Hibernia shareholders electing to receive Capital One common stock would receive in the merger for each share of Hibernia common stock, assuming that the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was the closing price of Capital One common stock on March 4, 2005, September 6, 2005 and [        ], 2005, respectively, and assuming no proration.

Date	Capital One Closing Price			Hibernia Closing Price			Equivalent Per Share Value
March 4, 2005		$78.08			$26.57			$33.00
September 6, 2005		$80.50			$31.40			$30.49
[ ], 2005	$	[	]	$	[	]	$	[	]

The market prices of both Capital One common stock and Hibernia common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Capital One common stock and Hibernia common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Comparative Per Share Data

The table on the following page shows historical information about Capital One’s and Hibernia’s respective earnings per share, dividends per share and book value per share, and preliminary pro forma information, which reflects the merger, at and for the six months ended June 30, 2005, and for the year ended December 31, 2004. In presenting the comparative preliminary pro forma information for the periods shown, it is assumed that the companies had been combined as of or throughout those periods.

The merger will be accounted for using the purchase method of accounting, with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia will be recorded by Capital One at their respective fair values as of the merger completion date. Financial statements of Capital One issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Hibernia.

The information listed as equivalent pro forma for Hibernia was obtained by multiplying the pro forma amounts listed by Capital One by 0.3788, which is the fraction of a share of Capital One common stock that Hibernia shareholders who receive stock in the merger would receive for each share of Hibernia common stock, assuming no proration and assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $80.50, which was the closing price of Capital One common stock on September 6, 2005, the last trading day before we announced the amended merger agreement. The actual fraction of a share of Capital One common stock that Hibernia shareholders who receive stock in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending immediately before completion of the merger.

The preliminary pro forma financial information includes estimated adjustments to record the assets and liabilities of Hibernia at their respective fair values based on management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Hibernia’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Hibernia as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities. See “Risk Factors—[                ]” for a discussion of events subsequent to June 30, 2005 relating to Hurricane Katrina.

It is anticipated that the merger will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary pro forma information. The preliminary pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of or at the beginning of each period presented nor does it indicate future results.

The information in the following tables is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of both Capital One and Hibernia, which are incorporated into this document by reference.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Capital One
Basic earnings per common share
Historical	$4.18	$6.55
Pro forma	4.08	6.44
Diluted earnings per common share
Historical	4.02	6.21
Pro forma	3.92	6.11
Dividends declared on common stock
Historical	0.05	0.11
Pro forma	0.05	0.11
Book value per common share
Historical	39.51	33.99
Pro forma	44.58	—
Hibernia
Basic earnings per common share
Historical	1.06	1.90
Equivalent pro forma	1.55	2.44
Diluted earnings per common share
Historical	1.03	1.86
Equivalent pro forma	1.48	2.31
Dividends declared on common stock
Historical	0.40	0.76
Equivalent pro forma	0.02	0.04
Book value per common share
Historical	13.34	12.60
Equivalent pro forma	16.89	—

Reconciliation to GAAP Financial Measures for Capital One

Capital One’s consolidated financial statements prepared in accordance with GAAP are referred to as its “reported” financial statements. Loans included in securitization transactions which qualify as sales under GAAP have been removed from Capital One’s “reported” balance sheet. However, servicing fees, finance charges, and other fees, net of charge-offs, and interest paid to investors of securitizations are recognized as servicing and securitizations income on the “reported” income statement.

Capital One’s “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under GAAP. Capital One generates earnings from its “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Capital One’s “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which it originated. For this reason, Capital One believes the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

As of and for the Six Months Ended June 30, 2005

(in thousands)	Total Reported	Securitization Adjustments (1)	Total Managed (2)
Income Statement Measures
Net interest income	$1,733,024	$1,916,038	$3,649,062
Non-interest income	3,097,975	(881,814)	2,216,161
Total revenue	4,830,999	1,034,224	5,865,223
Provision for loan losses	551,231	1,034,224	1,585,455
Net charge-offs	654,317	1,034,224	1,688,541

Balance Sheet Measures
Consumer loans	$38,610,787	$44,340,565	$82,951,352
Total assets	56,995,967	43,761,307	100,757,274
Average consumer loans	38,253,636	43,861,194	82,114,830
Average earning assets	51,360,284	42,000,104	93,360,388
Average total assets	56,597,831	43,352,670	99,950,501
Delinquencies	1,399,552	1,493,307	2,892,859

As of and for the Year Ended December 31, 2004

(in thousands)	Total Reported	Securitization Adjustments (1)	Total Managed (2)
Income Statement Measures
Net interest income	$3,002,978	$3,631,764	$6,634,742
Non-interest income	5,900,157	(1,675,571)	4,224,586
Total revenue	8,903,135	1,956,193	10,859,328
Provision for loan losses	1,220,852	1,956,193	3,177,045
Net charge-offs	1,295,568	1,956,193	3,251,761

Balance Sheet Measures
Consumer loans	$38,215,591	$41,645,708	$79,861,299
Total assets	53,747,255	41,044,776	94,792,031
Average consumer loans	34,265,668	39,446,005	73,711,673
Average earning assets	46,655,669	37,584,633	84,240,302
Average total assets	50,648,052	38,844,527	89,492,579
Delinquencies	1,472,194	1,581,884	3,054,078

(1)	Includes adjustments made related to the effects of securitization transactions qualifying as sales under GAAP and adjustments made to reclassify to “managed” loans outstanding the collectible portion of billed finance charge and fee income on the investors’ interest in securitized loans excluded from loans outstanding on the “reported” balance sheet in accordance with Financial Accounting Standards Board Staff Position, “Accounting for Accrued Interest Receivable Related to Securitized and Sold Receivables under FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” issued April 2003.

(2)	The managed loan portfolio does not include auto loans, which have been sold in whole loan sale transactions where Capital One has retained servicing rights.

The following tables show summarized historical financial data for Capital One and Hibernia. The historical financial data show the financial results actually achieved by Capital One and Hibernia for the periods indicated. Each of Capital One and Hibernia expects to issue a press release announcing its third quarter financial results in October 2005, prior to the date of the Hibernia special meeting. On the day such results are announced, each of Capital One and Hibernia intends to file with the SEC, as an exhibit to a Current Report on Form 8-K, its respective press release, which would thereby be deemed incorporated by reference into this document. You are encouraged to read those press releases, which will be available at the website maintained by the SEC as well as at Capital One’s and Hibernia’s respective websites, as described above under “Additional Information.”

Capital One Financial Corporation

Selected Financial and Operating Data

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in Millions, Except Per Share Data)	2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Interest income	$2,688.1	$2,316.6	$4,794.4	$4,367.7	$4,180.8	$2,921.1	$2,453.9
Interest expense	955.1	873.6	1,791.4	1,582.6	1,461.7	1,171.0	801.0
Net interest income	1,733.0	1,443.0	3,003.0	2,785.1	2,719.1	1,750.1	1,652.9
Provision for loan losses	551.2	485.9	1,220.9	1,517.5	2,149.3	1,120.5	812.9
Net interest income after provision for loan losses	1,181.8	957.1	1,782.1	1,267.6	569.8	629.6	840.0
Non-interest income	3,097.9	2,839.2	5,900.2	5,415.9	5,466.8	4,463.8	3,065.1
Non-interest expense	2,663.4	2,453.7	5,322.2	4,856.7	4,585.6	4,058.0	3,147.7
Income before income taxes and cumulative effect of accounting change	1,616.3	1,342.6	2,360.1	1,826.8	1,451.0	1,035.4	757.4
Income taxes	578.6	484.4	816.6	676.0	551.4	393.4	287.8
Income before cumulative effect of accounting change	1,037.7	858.2	1,543.5	1,150.8	899.6	642.0	469.6
Cumulative effect of accounting change, net of taxes of $8.8	—	—	—	15.0	—	—	—
Net income	$1,037.7	$858.2	$1,543.5	$1,135.8	$899.6	$642.0	$469.6
Dividend payout ratio	1.28%	1.48%	1.66%	2.14%	2.61%	3.48%	4.43%
Per Common Share:
Basic earnings per share	$4.18	$3.68	$6.55	$5.05	$4.09	$3.06	$2.39
Diluted earnings per share	4.02	3.48	6.21	4.85	3.93	2.91	2.24
Dividends	0.05	0.05	0.11	0.11	0.11	0.11	0.11
Book value as of period-end	39.51	29.90	33.99	25.75	20.44	15.33	9.94
Selected Period-End Reported Balances:
Securities	$9,522.5	$8,946.8	$9,300.5	$5,866.6	$4,423.7	$3,115.9	$1,696.8
Loans	38,610.8	34,551.3	38,215.6	32,850.3	27,343.9	20,921.0	15,112.7
Allowance for loan losses	(1,405.0)	(1,425.0)	(1,505.0)	(1,595.0)	(1,720.0)	(840.0)	(527.0)
Total assets	56,996.0	50,069.7	53,747.3	46,283.7	37,382.4	28,184.0	18,889.3
Deposits	26,521.0	24,178.8	25,636.8	22,416.3	17,326.0	12,839.0	8,379.0
Borrowings	16,385.3	15,613.2	16,511.8	14,812.6	11,930.7	9,330.8	6,976.5
Stockholders’ equity	10,411.8	7,221.1	8,388.2	6,051.8	4,623.2	3,323.5	1,962.5
Selected Average Reported Balances:
Securities	$9,623.4	$8,195.1	$8,879.8	$5,335.5	$3,873.2	$2,526.5	$1,611.6
Loans	38,253.6	33,084.0	34,265.7	28,677.6	25,036.0	17,284.3	11,487.8
Allowance for loan losses	(1,475.0)	(1,544.1)	(1,473.0)	(1,627.0)	(1,178.2)	(637.8)	(402.2)
Total assets	56,597.8	48,859.6	50,648.1	41,195.4	34,201.7	23,346.3	15,209.6
Deposits	26,025.0	23,470.4	24,313.3	19,768.0	15,606.9	10,373.5	5,339.5
Borrowings	17,750.1	15,486.7	15,723.6	12,978.0	11,381.1	8,056.7	6,870.0
Stockholders’ equity	8,415.1	6,693.3	7,295.5	5,323.5	4,148.2	2,781.2	1,701.0
Reported Metrics:
Net interest margin	6.75%	6.43%	6.44%	7.45%	8.73%	8.45%	12.47%
Delinquency rate	3.62	3.91	3.85	4.79	6.12	4.84	7.26
Net charge-off rate	3.42	3.94	3.78	5.74	5.03	4.76	5.46
Return on average assets	3.67	3.51	3.05	2.76	2.63	2.75	3.09
Return on average equity	24.66	25.64	21.16	21.34	21.69	23.08	27.61
Average equity to average assets	14.87	13.70	14.40	12.92	12.13	11.91	11.18
Allowance for loan losses to consumer loans	3.64	4.12	3.94	4.86	6.29	4.02	3.49
Managed Metrics:
Net interest margin	7.82%	7.99%	7.88%	8.64%	9.23%	9.40%	11.11%
Delinquency rate	3.49	3.76	3.82	4.46	5.60	4.95	5.23
Net charge-off rate	4.11	4.62	4.41	5.86	5.24	4.65	4.56
Return on average assets	2.08	1.98	1.73	1.52	1.47	1.54	1.78
Average loans	$82,114.8	$71,737.8	$73,711.7	$62,911.9	$52,799.6	$35,612.3	$22,634.9
Period-end loans	$82,951.4	$73,367.4	$79,861.3	$71,244.8	$59,746.5	$45,264.0	$29,524.0
Tier 1 risk-based capital ratio (1)	19.59%	n/a	16.85%	n/a	n/a	n/a	n/a
Total risk-based capital ratio (1)	22.09%	n/a	19.35%	n/a	n/a	n/a	n/a
Tier 1 leverage ratio (1)	17.40%	n/a	15.38%	n/a	n/a	n/a	n/a
(1)	Effective October 1, 2004, Capital One registered as a bank holding company (“BHC”).

Hibernia Corporation and Subsidiaries

Selected Financial and Operating Data

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in Millions, Except Per Share Data)	2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Interest income	$579.7	$467.9	$1,002.4	$910.3	$987.1	$1,159.4	$1,217.3
Interest expense	181.0	104.9	251.8	239.6	282.9	494.7	606.8
Net interest income	398.7	363.0	750.6	670.7	704.2	664.7	610.5
Provision for loan losses	29.7	24.0	48.2	60.0	80.6	97.3	120.6
Net interest income after provision for loan losses	369.0	339.0	702.4	610.7	623.6	567.4	489.9
Non-interest income	225.3	181.4	387.4	350.1	300.9	294.0	242.2
Non-interest expense	339.3	305.9	640.1	564.4	541.7	524.2	469.6
Income before income taxes and minority interest	255.0	214.5	449.7	396.4	382.8	337.2	262.5
Income taxes	90.0	75.1	156.6	138.1	132.9	118.4	91.9
Minority interest, net of income tax expense	(0.2)	—	0.1	—	—	—	—
Net income	$165.2	$139.4	$293.0	$258.3	$249.9	$218.8	$170.6
Dividend payout ratio	37.74%	39.56%	40.00%	37.72%	35.85%	38.69%	46.67%
Per Common Share:
Basic earnings per share	$1.06	$0.91	$1.90	$1.67	$1.59	$1.37	$1.05
Diluted earnings per share	1.03	0.89	1.86	1.64	1.56	1.35	1.04
Dividends	0.40	0.36	0.76	0.63	0.57	0.53	0.49
Book value as of period-end	13.34	11.98	12.60	11.55	10.79	9.94	8.97
Selected Period-End Balances:
Securities	$4,115.4	$4,163.8	$4,560.2	$3,930.5	$3,660.2	$3,509.2	$3,048.9
Loans	15,992.3	15,329.6	15,719.2	12,883.0	11,492.2	11,241.0	12,124.7
Allowance for loan losses	(227.1)	(235.1)	(227.6)	(213.3)	(212.8)	(195.8)	(178.3)
Total assets	22,084.6	21,311.1	22,308.1	18,560.4	17,392.7	16,618.2	16,698.0
Deposits	17,098.2	16,377.6	17,378.9	14,159.5	13,481.0	12,953.1	12,692.7
Borrowings	2,673.3	2,749.2	2,465.9	2,382.6	1,677.7	1,795.7	2,354.5
Stockholders’ equity	2,106.7	1,841.4	1,941.9	1,777.5	1,680.9	1,559.8	1,479.7
Selected Average Balances:
Securities	$4,530.4	$4,078.4	$4,151.2	$3,943.1	$3,464.6	$3,198.9	$3,042.7
Loans	15,795.0	13,624.3	14,558.0	11,915.0	11,274.9	11,622.8	11,504.7
Allowance for loan losses	(228.3)	(221.1)	(228.8)	(213.8)	(208.7)	(182.1)	(163.2)
Total assets	22,180.8	19,319.7	20,451.2	17,757.0	16,561.2	16,478.4	15,854.2
Deposits	17,454.2	15,007.2	15,908.8	13,608.9	12,866.7	12,608.3	12,095.1
Borrowings	2,413.3	2,221.7	2,359.5	1,933.8	1,665.6	2,064.5	2,153.5
Stockholders’ equity	2,000.8	1,811.2	1,848.7	1,713.4	1,619.2	1,551.6	1,422.5
Selected Metrics:
Net interest margin	3.91%	4.09%	3.98%	4.16%	4.68%	4.41%	4.21%
Return on average assets	1.49	1.44	1.43	1.45	1.51	1.33	1.08
Return on average equity	16.51	15.39	15.85	15.08	15.43	14.10	12.00
Average equity to average assets	9.02	9.37	9.04	9.65	9.78	9.42	8.97
Tier 1 risk-based capital ratio	10.42	8.95	9.48	10.50	10.57	10.14	9.69
Total risk-based capital ratio	12.26	10.79	11.32	11.75	11.82	11.39	10.94
Tier 1 leverage ratio	8.27	7.69	7.51	8.65	8.45	8.14	7.65

The following table shows summarized preliminary pro forma selected financial data reflecting the merger of Capital One and Hibernia. The preliminary unaudited pro forma balance sheet metrics assume the merger was completed as of June 30, 2005. The preliminary pro forma income statement metrics assume the merger was completed as of the beginning of the periods presented.

Capital One Financial Corporation and Hibernia Corporation

Pro Forma Selected Financial and Operating Data

(Dollars in Millions, Except Per Share Data)	For the Six Months June 30, 2005	For the Year Ended December 31, 2004
Income Statement Data:
Interest income	$3,267.0	$5,795.1
Interest expense	1,179.2	2,129.2
Net interest income	2,087.8	3,665.9
Provision for loan losses	580.9	1,269.1
Net interest income after provision for loan losses	1,506.9	2,396.8
Non-interest income	3,323.3	6,287.6
Non-interest expense	3,035.0	6,025.4
Income before income taxes	1,795.2	2,659.0
Income taxes	641.9	920.5
Minority interest, net of income tax expense	(0.1)	0.1
Net income	$1,153.4	$1,738.4
Dividend payout ratio	0.70%	1.75%
Per Common Share:
Net income per share	$4.08	$6.44
Net income per share assuming dilution	3.92	6.11
Dividends	0.05	0.11
Book value	44.58	—
Selected Period-End Reported Balances:
Securities	$13,638.7	—
Loans	54,480.0	—
Allowance for loan losses	(1,632.1)	—
Total assets	81,904.2	—
Deposits	43,647.6	—
Borrowings	20,886.1	—
Equity	13,277.8	—
Selected Ratios (Reported):
Net interest margin	5.84%	—
Delinquency rate	2.68	—
Net charge-off rate	2.54	—
Return on assets	2.83	—
Return on equity	20.42	—
Average equity to average assets	13.84	—
Allowance for loan losses to loans	3.00	—
Selected Ratios (Managed):
Net interest margin	7.06%	—
Delinquency rate	2.99	—
Net charge-off rate	3.51	—
Return on assets	1.85	—
Average equity to average assets	9.04	—
Capital Ratios (regulatory filing basis):
Tier 1 risk-based capital ratio	13.18	—
Total risk-based capital ratio	15.43	—
Tier 1 leverage ratio	11.80	—

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including Capital One’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Hibernia’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 and Hibernia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, you should carefully consider the following risk factors in deciding whether to vote to approve the amended merger agreement.

Because the Market Price of Capital One Common Stock Will Fluctuate, Hibernia Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Hibernia common stock will be converted into merger consideration consisting of shares of Capital One common stock and/or cash pursuant to the terms of the amended merger agreement. The value of the merger consideration to be received by Hibernia shareholders will be based on the average closing price of Capital One common stock on the NYSE during the five trading days ending on the day before the completion of the merger. This average price may vary from the closing price of Capital One common stock on the date we announced the original merger agreement, on the date we announced the amended merger agreement, on the date that this document was mailed to Hibernia shareholders and on the date of the special meeting of the Hibernia shareholders. Any change in the market price of Capital One common stock prior to completion of the merger will affect the value of the merger consideration that Hibernia shareholders will receive upon completion of the merger. Accordingly, at the time of the Hibernia special meeting and prior to the election deadline, Hibernia shareholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of Capital One common stock they would receive upon completion of the merger. Neither company is permitted to terminate the amended merger agreement or resolicit the vote of Hibernia shareholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Capital One common stock and for shares of Hibernia common stock.

We May Fail To Realize All of the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of Capital One and Hibernia. However, to realize these anticipated benefits, we must successfully combine the businesses of Capital One and Hibernia. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Capital One and Hibernia have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Hibernia and Capital One during such transition period.

The Market Price of Capital One Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Hibernia or Capital One Currently.

The businesses of Capital One and Hibernia differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Capital One or Hibernia. For a discussion of the businesses of Capital One and Hibernia and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Fairness Opinion Obtained by Hibernia from its Financial Advisor Will Not Reflect Changes in Circumstances between Signing the Amended Merger Agreement and the Merger.

Hibernia has not obtained an updated opinion as of the date of this document from JPMorgan, Hibernia’s financial advisor. Changes in the operations and prospects of Capital One or Hibernia, general market and economic conditions and other factors which may be beyond the control of Capital One and Hibernia, and on which the fairness opinion was based, may alter the value of Capital One or Hibernia or the prices of shares of Capital One common stock or Hibernia common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Hibernia currently does not anticipate asking its financial advisor to update its opinion, the September 6, 2005 opinion may not accurately address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Hibernia received from its financial advisor, please refer to “The Merger—Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Hibernia.” For a description of the other factors considered by Hibernia’s board of directors in determining to approve the merger, please refer to “The Merger—Hibernia’s Reasons for the Merger; Recommendation of Hibernia’s Board of Directors.”

The Amended Merger Agreement Limits Hibernia’s Ability to Pursue Alternatives to the Merger.

The amended merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Hibernia’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. Further, there are only limited exceptions to Hibernia’s agreement that Hibernia’s board of directors will not withdraw or modify in a way adverse to Capital One its recommendation to Hibernia shareholders that they vote in favor of the merger, or recommend any other acquisition proposal. Although Hibernia’s board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would be inconsistent with its fiduciary duties, doing so would entitle Capital One to terminate the amended merger agreement and to receive a termination fee. Also, in some situations where a competing acquisition proposal has been made known to Hibernia or its shareholders and the amended merger agreement is subsequently terminated for a variety of reasons (including, among other reasons, because Hibernia shareholders fail to approve the merger or because Hibernia, as permitted by the amended merger agreement, engages in discussions with a competing acquiror that are not terminated within 20 days), Hibernia is required to pay Capital One a termination fee if Hibernia completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination and may be required to pay one third of this termination fee upon termination of the amended merger agreement with Capital One. See “The Amended Merger Agreement—No Solicitation of Alternative Transactions” and “—Termination of the Amended Merger Agreement.” Capital One required Hibernia to agree to these provisions as a condition to Capital One’s willingness to enter into the amended merger agreement. However, these provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Hibernia from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Hibernia than it might otherwise have proposed to pay.

Hibernia Shareholders May Receive a Form of Consideration Different From What They Elect.

While each Hibernia shareholder may submit a new form of election to elect to receive all cash or all Capital One common stock in the merger, the pools of cash and Capital One common stock available for all Hibernia shareholders will be fixed amounts (subject to increase in the available number of shares of Capital One stock as a result of exercise of outstanding Hibernia stock options, upon vesting of other stock-settled awards or as otherwise permitted by the amended merger agreement prior to the completion of the merger). As a result, if either a cash or stock election proves to be more popular among Hibernia shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form you did not elect.

If You Tender Shares of Hibernia Common Stock to Make a New Election, You Will Not Be Able to Sell Those Shares, Unless You Revoke Your Election Prior to the New Election Deadline.

If you are a Hibernia shareholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) if you hold shares in certificated form, and a properly completed and signed new form of election to the exchange agent. The new election deadline is 5 p.m., New York City time, on [                    ], 2005. You will not be able to sell any shares of Hibernia common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Hibernia common stock for any reason until you receive cash and/or Capital One common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of Hibernia or Capital One common stock may decrease, and you might otherwise want to sell your shares of Hibernia to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain.

Hibernia Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of Hibernia Shareholders.

Executive officers of Hibernia negotiated the terms of the original merger agreement and the amended merger agreement with their counterparts at Capital One, and Hibernia’s board of directors approved the amended merger agreement and unanimously recommended that Hibernia shareholders vote to approve the amended merger agreement. In considering these facts and the other information contained in this document, you should be aware that Hibernia’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Hibernia shareholders. Please see “The Merger—Interests of Hibernia’s Executive Officers and Directors in the Merger” for information about these financial interests.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Capital One, Hibernia and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Capital One or Hibernia to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Capital One and Hibernia that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties we discuss or identify in our public filings with the SEC;

•	the risk that the businesses of Capital One and Hibernia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	changes in both companies’ businesses during the period between now and the completion of the merger;

•	the impact of property, credit and other losses expected as a result of Hurricane Katrina;

•	the amount of government, private and philanthropic investment, including deposits, in the geographic regions impacted by Hurricane Katrina;

•	the potential impact of damages from future hurricanes and other storms;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain shareholder approval of the merger on the proposed schedule.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Capital One or Hibernia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Capital One and Hibernia undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF HIBERNIA SHAREHOLDERS

General

This document is being furnished to Hibernia shareholders in connection with the solicitation of proxies by the Hibernia board of directors to be used at the special meeting of shareholders to be held on [            ], 2005 at [        ], local time, at [                                                                                                                                                   ], and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to Hibernia shareholders on or about [                ], 2005.

Record Date and Voting

The Hibernia board of directors has fixed the close of business on [                ], 2005 as the record date for determining the holders of shares of Hibernia common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Hibernia common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [                ] shares of Hibernia common stock outstanding, held by approximately [            ] holders of record.

Each holder of shares of Hibernia common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Hibernia to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Hibernia common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked as described below).

If your proxy card is properly executed and received by Hibernia in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Hibernia with any instructions, your shares will be voted “FOR” the approval of the amended merger agreement and “FOR” any adjournment or postponement of the special meeting that may be necessary to solicit additional proxies.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the merger.

If you are submitting voting instructions for shares of Hibernia common stock allocated to your account in one of Hibernia’s benefit plans, you must properly submit your voting instructions no later than four business days prior to the special meeting. Participants in Hibernia’s benefit plans will not be able to vote their plan shares by attending the special meeting. See “—Participants in Hibernia Benefit Plans.”

Vote Required

Approval of the amended merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Hibernia common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Hibernia shareholders on the merger is based upon the number of outstanding shares of Hibernia common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Hibernia shareholders will have the same effect as an “AGAINST” vote with respect to the approval of the amended merger agreement.

As of the record date:

•	Hibernia directors and executive officers and their affiliates owned and were entitled to vote approximately [ ] shares of Hibernia common stock, representing approximately [ ]% of the outstanding shares of Hibernia common stock; and

•	Capital One directors and executive officers and their affiliates owned and were entitled to vote less than 0.1% of the outstanding shares of Hibernia common stock. Capital One owns no shares of Hibernia common stock.

We currently expect that Hibernia’s and Capital One’s directors and executive officers will vote their shares “FOR” approval of the amended merger agreement, although none of them has entered into any agreement requiring them to do so.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of Hibernia common stock represented at the special meeting, whether or not a quorum is present.

Revocability of Proxies

The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to Cathy E. Chessin, Corporate Secretary, 5718 Westheimer Road, Suite 825, Houston, Texas 77057 that is received prior to the meeting;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the special meeting and voting in person if your shares of Hibernia common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy. If shares of Hibernia common stock are allocated to your account in one of Hibernia’s benefit plans and you wish to change your voting instructions with respect to such shares, you must follow the directions for changing voting instructions set forth in the additional materials delivered to you regarding voting these shares.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, Hibernia shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Hibernia’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Hibernia shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/hib and following the instructions; or

•	by telephone by calling the toll-free number 1-866-540-5760 on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Hibernia may solicit proxies for the special meeting from Hibernia shareholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Mellon Investor Services LLC to assist us in soliciting proxies and have agreed to pay them $8,000, plus reasonable expenses, for these services.

Hibernia and Capital One will share equally the expenses incurred in connection with the printing and mailing of this document.

Participants in Hibernia’s Benefits Plans

If you participate in Hibernia’s Employee Stock Ownership Plan, or “ESOP,” or Hibernia’s Retirement Security Plan, or “RSP,” you may vote the shares of common stock that are actually allocated to your account in such plans as of the record date and you may submit a new form of election to elect the type of merger consideration—cash, shares of Capital One common stock or a combination thereof—you prefer to receive in exchange for such shares that are allocated to your account on the new election deadline. The voting instructions you submitted for your plan shares for the special meeting held on August 3, 2005 do not have any effect for the special meeting to be held on [            ], 2005 to approve the amended merger agreement, and all elections made under the original merger agreement have been cancelled. All new voting and election instructions submitted by participants in the plans as to their plan shares are confidential and will not be disclosed to Hibernia’s management. After the voting instructions for the [            ], 2005 special meeting with respect to the ESOP and the RSP are tabulated, the results will be given to an independent fiduciary (which has been specially retained in connection with the merger and is a fiduciary to the plans—see the discussion below) who will, in turn, to the extent not inconsistent with the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” direct Hibernia National Bank, the trustee of the plans, how to vote on the amended merger agreement and what form of merger consideration to elect. Your instructions on how to vote on the amended merger agreement and how to elect the merger consideration will be subject, for both the ESOP and the RSP, to the independent fiduciary’s duties under ERISA. Participants in the ESOP and the RSP will receive additional information for voting and elections with respect to shares allocated to the plans.

Participants in the ESOP and the RSP will be able to vote for or against approval of the amended merger agreement, or abstain from voting on the amended merger agreement, which is equivalent to a vote against the amended merger agreement. The independent fiduciary will take the following steps with respect to shares in the ESOP and the RSP, subject to its fiduciary duties under ERISA:

•	If you return a properly signed voting instruction form and indicate how you want your shares to be voted, your shares will be voted as instructed.

•	If you do not return a properly signed voting instruction form, the independent fiduciary will vote your shares for or against approval of the amended merger agreement as it determines in its discretion. If you return a signed voting instruction form but do not specifically indicate how you want your shares to be voted on the amended merger agreement, your shares will not be voted, which will have the same effect as a vote AGAINST approval of the amended merger agreement.

•	ESOP shares that are not allocated to any participant’s account as of the record date (i.e. they are allocated to the suspense account) will be voted ratably for and against the merger in the same proportions as for those plan shares for which specific instructions have been received.

You will be provided with a separate opportunity to elect whether, if the merger is completed, you wish to receive either cash, Capital One common stock or a combination thereof in exchange for the shares of Hibernia common stock allocated to your account in the ESOP and the RSP. Your election will be subject to the proration procedures described in this proxy statement/prospectus applicable to all Hibernia shareholders. You will be provided with separate instructions on how to make such an election.

Please note that, as described in the additional materials you receive regarding the voting and election of shares of Hibernia common stock held in the plans, you may be subject to deadlines for submitting your voting or election instructions that are earlier than the deadlines generally applicable to Hibernia shareholders. You will NOT be able to vote your plan shares by attending the special meeting.

Hibernia’s Employee Benefit Plans Committee has appointed Independent Fiduciary Services, Inc., or “IFS,” which has accepted its appointment, to act as an independent fiduciary to the ESOP and RSP in connection with the vote of shares of Hibernia common stock held in the ESOP and the RSP on the amended merger agreement and the new election, of the form of merger consideration for such shares. Pursuant to this appointment, IFS is required to conduct a due diligence review of the proposed merger. In addition, upon receipt of the results of participant instructions as to how shares of Hibernia common stock allocated to participant accounts in the plans are to be voted and whether to receive cash, Capital One common stock or a combination thereof in exchange for such shares, IFS shall, to the extent not inconsistent with ERISA, direct Hibernia National Bank, as trustee of the plans, (i) to vote those shares for which participant instructions as to the vote are timely received in accordance with participant instructions (ii) to vote those shares as to which a properly signed voting instruction form was not received as IFS determines in its sole discretion, (iii) to vote ratably for and against the merger the unallocated ESOP shares in the same proportions as for those plan shares for which specific instructions have been received and (iv) to elect cash, Capital One common stock or a combination thereof for those shares for which participant instructions as to the election are timely received in accordance with the participant instructions.

THE MERGER

Background of the Merger

The management of Hibernia has from time to time explored and assessed, and has discussed with the Hibernia board of directors, various strategic options potentially available to Hibernia. These strategic discussions have included the possibility of, among other things, business combinations involving Hibernia and other financial institutions, particularly in view of the increasing competition and ongoing consolidation in the financial services industry.

In early December 2004, while attending an industry conference, J. Herbert Boydstun, President and CEO of Hibernia, and Richard D. Fairbank, Chairman, President and CEO of Capital One, met and had general discussions regarding the financial services industry and their respective companies. Among other things, industry trends and issues and the respective strategic directions of the two companies were discussed.

An informal discussion between representatives of Hibernia and Capital One followed, and in late January, 2005, E. R. Campbell, Chairman of the Hibernia board of directors, Sidney W. Lassen, Vice Chairman of the Hibernia board of directors, and Mr. Boydstun met with Mr. Fairbank in New Orleans and discussed generally their respective companies and a possible strategic transaction. During this time period, including at a regularly scheduled board meeting on January 27, 2005, Mr. Fairbank updated the Capital One board of directors on his preliminary discussions with Hibernia.

The informal discussion was followed by a meeting in Northern Virginia in early February 2005 between Messrs. Fairbank and Boydstun, at which they continued discussions, including regarding a potential business combination involving their respective companies and the benefits for each company that could result from such a transaction. In the course of those discussions, Mr. Fairbank indicated that Capital One was interested in management continuity, including the retention of Mr. Boydstun, following any potential business combination.

At meetings of the executive committee of the Hibernia board of directors and the full board of directors in mid- and late February, Mr. Boydstun reported on, and the directors discussed with Hibernia’s financial advisors, the likely level of interest of Capital One in a strategic merger and hypothetical values of consideration to Hibernia’s shareholders in such a transaction. They also discussed the potential strategic fit and benefits of a business combination with Capital One. A number of other hypothetical transactions and strategic alternatives were also discussed, as well as the potential for internally developing and enhancing Hibernia’s existing business model. The Hibernia board of directors also considered the views and opinions of Hibernia’s executive management regarding the potential advantages and disadvantages of Hibernia remaining independent, as well as their views and opinions on hypothetical potential merger transactions, including a possible merger with Capital One, and also discussed the foregoing matters with Hibernia’s financial advisors. Following these discussions, the Hibernia board of directors authorized the engagement of Hibernia’s financial advisors.

Following the execution of a confidentiality agreement between Capital One and Hibernia on February 16, 2005, representatives of Capital One and Hibernia and their respective advisors began conducting mutual due diligence. Periodic discussions between representatives of Hibernia and Capital One continued, resulting in a preliminary indication of interest by Capital One on February 24, 2005. The Hibernia board of directors discussed this indication of interest at a meeting on February 28, 2005, and instructed Hibernia management to continue discussions with Capital One with a view to improving the initial indication of interest. Also on

February 28, 2005, the Capital One board held a special meeting at which management made various presentations about, and the board discussed, the potential strategic combination with Hibernia and the proposed terms of the merger.

Subsequent to these board meetings and following a conversation between Mr. Fairbank and Mr. Boydstun on February 28, Capital One revised its preliminary indication of interest. This revised indication of interest was presented as the highest price that Capital One would consider offering and proposed consideration (consisting of cash and Capital One common stock) to Hibernia shareholders that would have a value of $33.00 per share based on the closing price of Capital One common stock on the trading day immediately preceding the date of signing the merger agreement, which was ultimately reflected in the merger agreement. This revised preliminary indication of interest, like the prior preliminary indication of interest, was made subject to satisfactory completion of diligence, negotiation of a mutually satisfactory merger agreement, and Capital One and Hibernia board approvals. Hibernia’s board of directors considered this indication of interest at a meeting on March 1, 2005, and directed Mr. Boydstun to continue negotiations with Capital One in order to resolve the details of the potential transaction, including appropriate arrangements with respect to management of the combined company and the definitive documentation. Hibernia elected to pursue further negotiations with Capital One, and not to pursue an active auction process, in light of the terms of Capital One’s proposal, Capital One’s apparent strong interest in a transaction, Hibernia’s judgment as to the probable success of an auction process weighed against its significant risks (including confidentiality concerns, delay and the impact on Capital One’s willingness to continue pursuing its proposal) and Hibernia’s expectation that it would be able to negotiate reasonable terms in a definitive agreement with Capital One.

During the first week of March 2005, Capital One and Hibernia continued to conduct mutual due diligence, including on-site diligence, involving senior executives from both companies, as well as their outside financial and legal advisors. Also during this time, the parties and their outside counsel began drafting and negotiating the terms of the merger agreement and the related transaction documents, including a proposed employment agreement between Mr. Boydstun and Capital One.

On March 6, 2005, the Capital One board approved the merger agreement, the employment agreement with Mr. Boydstun and the transactions contemplated by the merger agreement.

Also on March 6, 2005, the board of directors of Hibernia met to discuss and analyze Capital One’s offer as reflected in the proposed merger agreement. Mr. Boydstun reviewed for the Hibernia board of directors the background of discussions with Capital One and the progress of negotiations. Management and representatives of Hibernia then reported to the board of directors on Hibernia’s due diligence investigations of Capital One. Hibernia’s financial advisors, JPMorgan and Bear Stearns, each presented summaries of their respective financial analyses relating to the proposed merger and responded to questions posed by the board of directors. In connection with the deliberation by the Hibernia board of directors, each of JPMorgan and Bear Stearns rendered to the Hibernia board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Hibernia” and “—Opinion of Bear, Stearns & Co. Inc.—Financial Advisor to Hibernia,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinions, the consideration to be received by the holders of common stock of Hibernia in the merger was fair, from a financial point of view, to such stockholders.

Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to Hibernia, discussed with the Hibernia board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, and reviewed the legal terms of the merger proposal and the related agreements.

Following these discussions, and review and discussion among the members of the Hibernia board of directors both with advisors present and then in executive session, and taking into consideration the factors described under “Hibernia’s Reasons for the Merger; Recommendation of the Merger by the Hibernia Board of Directors”, the Hibernia board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hibernia and its shareholders, and the directors voted unanimously to approve the merger with Capital One and to approve and adopt the merger agreement.

The transaction was announced on March 6, 2005 in a press release issued jointly by Capital One and Hibernia.

Hibernia’s Reasons for the Merger; Recommendation of Hibernia’s Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the Hibernia board of directors consulted with Hibernia’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of Hibernia’s business, operations, financial condition, earnings and prospects and of Capital One’s business, operations, financial condition, earnings and prospects, taking into account the results of Hibernia’s due diligence review of Capital One;

•	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options, and the historical market prices of Hibernia’s common stock;

•	the fact that the combined company would be, on a pro forma basis, one of the top 10 largest consumer lenders among U.S. financial institutions and one of the top 20 in terms of total deposits;

•	the complementary strengths of the two financial institutions, and in particular, the expectation that Capital One’s national brand, number of accounts, broad product offerings, asset generation capabilities and marketing expertise would provide opportunities for profitable growth in branch banking;

•	the potential cost saving opportunities, and the related potential impact on the combined company’s earnings;

•	the complementary fit of the businesses of Capital One and Hibernia, including the expectation that a substantial portion of Hibernia’s existing management team would continue with the combined company after the merger and manage the consumer, commercial and other branch banking business of the combined company (excluding certain banking businesses operated by Capital One), under the leadership of Mr. Boydstun, and that the merger would entail minimal disruption for Hibernia’s customers, employees and the local communities which Hibernia serves;

•	the presentation of findings by Hibernia’s financial advisors concerning the operations, financial condition and prospects of Capital One and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits;

•	the financial analyses presented by JPMorgan and Bear Stearns to the Hibernia board of directors, and the opinions dated as of March 6, 2005 delivered to the Hibernia board of directors by JPMorgan and Bear Stearns, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the respective opinions, the consideration to be received by the holders of common stock of Hibernia in the merger was fair, from a financial point of view, to such stockholders;

•	the financial terms of the merger, including the fact that, based on the closing prices on the NYSE of Capital One common stock on March 4, 2005 (the last trading day prior to the execution and announcement of the merger agreement), and based on the right of Hibernia shareholders, for each share, subject to proration, to elect to receive cash or Capital One common stock, in either case having a value equal to $15.35 plus the value at closing of .2261 Capital One shares, the acquisition price as of March 4, 2005 represented an approximate 24 percent premium over the closing price of Hibernia shares on the NYSE as of that date;

•

the structure of the merger and the terms of the merger agreement, including the fact that Hibernia shareholders would have the right to elect to receive a portion of the merger consideration either in cash or Capital One common stock, subject to proration, and including the merger agreement’s non-solicitation and shareholder approval covenants and provision for the payment of a termination fee of $220 million in certain events, which the Hibernia board of directors understood could limit the willingness of a third party to propose a competing business combination transaction with Hibernia following execution of the merger agreement;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the fact that historically the dividend yield per share of Capital One common stock has been lower than the dividend yield per share of Hibernia common stock; and

•	the fact that some of Hibernia’s directors and executive officers have other interests in the merger that are in addition to their interests as Hibernia shareholders, including as a result of employment and compensation arrangements with Hibernia and the manner in which they would be affected by the merger and, in the case of Mr. Boydstun, as a result of a new proposed employment agreement with Capital One the term of which would commence upon completion of the merger. See “—Interests of Hibernia’s Executive Officers and Directors in the Merger.”

The foregoing discussion of the factors considered by the Hibernia board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Hibernia board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Hibernia board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hibernia board of directors considered all these factors as a whole, including discussions with, and questioning of, Hibernia management and Hibernia’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Hibernia board of directors also relied on the experience of JPMorgan and Bear Stearns, its financial advisors, for analyses of the financial terms of the merger and for their opinions as to the fairness, from a financial point of view, of the consideration in the merger to Hibernia’s shareholders.

For the reasons set forth above, the Hibernia board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hibernia and its shareholders, and unanimously approved and adopted the merger agreement. The Hibernia board of directors unanimously recommends that the Hibernia shareholders vote “FOR” the approval of the merger agreement.

Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Hibernia

At a meeting of the board of directors of Hibernia on March 6, 2005, JPMorgan rendered its oral opinion to the board of directors of Hibernia that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of common stock of Hibernia in the merger pursuant to the terms of the original merger agreement was fair, from a financial point of view, to those shareholders. JPMorgan confirmed that oral opinion by delivering to the board of directors of Hibernia a written opinion dated March 6, 2005. At a meeting of the board of directors of Hibernia on September 6, 2005 called to consider the approval of the amendment to the merger agreement, JPMorgan updated its March 6, 2005 opinion by rendering its oral opinion to the board of directors of Hibernia that, as of that date and based upon and subject to the factors and assumptions set forth in its updated opinion, the consideration to be received by the holders of the Hibernia common stock in the merger pursuant to the terms of the amended merger agreement was fair, from a financial point of view, to those shareholders. JPMorgan subsequently confirmed the oral opinion rendered at the September 6, 2005 meeting of the Hibernia board of directors by delivering to the board of directors of Hibernia a written opinion dated September 6, 2005. Hibernia’s board of directors did not limit the investigations made or the procedures followed by JPMorgan in giving its oral or written opinions.

The full text of the updated written opinion of JPMorgan rendered as of September 6, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached to this document as Annex B and is incorporated in this document by reference. Holders of Hibernia common stock are urged to, and should, read this opinion carefully and in its entirety.

JPMorgan’s opinions are directed to the board of directors of Hibernia and address only the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of Hibernia. JPMorgan’s opinions do not constitute opinions as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Hibernia. Nor do JPMorgan’s opinions constitute opinions regarding the underlying decision by Hibernia to enter into the original merger agreement or the amendment to the merger agreement or regarding the relative merits of proceeding with the merger or seeking to pursue a merger with Capital One or any other party under any other terms. Moreover, JPMorgan has expressed no opinion as to the price at which Hibernia’s or Capital One’s common stock will trade at any future time. The JPMorgan opinions are not recommendations as to how any holder of Hibernia common stock should vote with respect to the merger or any other matter.

In arriving at its opinions, JPMorgan, among other things:

•	in the case of its opinion dated March 6, 2005, reviewed a draft dated March 6, 2005 of the original merger agreement and, in the case of its opinion dated as of September 6, 2005, reviewed the original merger agreement and the amendment to the merger agreement,

•	in the case of its opinion dated as of September 6, 2005, reviewed the proxy statement/prospectus of Hibernia and Capital One with respect to the merger contemplated by the original merger agreement,

•	reviewed certain publicly available business and financial information concerning Hibernia and Capital One and the industries in which they operate,

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that JPMorgan deemed relevant and the consideration received for such companies,

•	compared the financial and operating performance of Hibernia and Capital One with publicly available information concerning certain other companies that JPMorgan deemed relevant and reviewed the current and historical market prices of Hibernia common stock and Capital One common stock and certain publicly traded securities of such other companies,

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Hibernia and Capital One relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger (the “Synergies”),

•	reviewed certain publicly available research analyst estimates of the future financial performance of Hibernia and Capital One, and

•	performed such other financial studies and analyses, and considered such other information, as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Hibernia with respect to the past and current business operations of Hibernia, the financial condition and future prospects and operations of Hibernia, including (in connection with its September 6, 2005 opinion) discussions with members of management of Hibernia regarding management’s assessment of the impact of Hurricane Katrina on the future business and prospects of Hibernia, and with respect to the effects of the merger on the financial condition and future prospects of Hibernia, and other matters that JPMorgan believed necessary or appropriate to its inquiry. In connection with its opinion dated March 6, 2005, JPMorgan also held discussions with certain members of the management of Capital One with respect to the past and current business operations of Capital One, the financial condition and future prospects and operations of Capital One, the effects of the merger contemplated by the original agreement on the financial condition and future prospects of Capital One, and other matters that JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Hibernia and Capital One or otherwise reviewed by or for JPMorgan. JPMorgan did not review individual credit files and it did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor did it evaluate the solvency of Hibernia or Capital One under any state or federal laws relating to bankruptcy, insolvency or similar matters. JPMorgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, JPMorgan assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to it, including the Synergies, JPMorgan assumed that those analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management as to the expected future results of operations and financial condition of Hibernia and Capital One to which such analyses and forecasts relate. In addition, in JPMorgan’s discussions with the senior managements of Hibernia and Capital One regarding the respective future financial performance of Hibernia and Capital One, JPMorgan discussed certain reports and estimates of research analysts, and sensitivities related thereto. With Hibernia’s consent, JPMorgan relied on those reports and estimates (and the related sensitivities) and assumed that such reports and estimates (and the related sensitivities) were a reasonable basis upon which to evaluate the business and financial prospects of Hibernia and Capital One. JPMorgan expressed no view as to whether the future results included in those analyses or forecasts (including the Synergies) or the reports and estimates, or the assumptions on which they were based, will actually be achieved. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the merger agreement will be consummated as described in the amended merger agreement,. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any material adverse effect on Hibernia or Capital One or on the contemplated benefits of the merger.

JPMorgan based its opinions on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the respective dates of its opinions. Subsequent developments may affect its opinions, and JPMorgan has no obligation to update, revise or reaffirm its opinions.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Hibernia or any other alternative transaction, either in connection with rendering its March 6, 2005 opinion or its updated September 6, 2005 opinion. Consequently, no opinion was expressed as to the relative merits of the merger as compared to other business strategies or transactions that might be available to Hibernia.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion dated March 6, 2005 as to the fairness from a financial point of view of the consideration to be received by the holders of Hibernia common stock in the merger pursuant to the terms of the original merger agreement. In rendering its updated opinion dated September 6, 2005 as to the fairness of the consideration to be received by the holders of Hibernia common stock in the merger contemplated by the amended merger agreement, JPMorgan confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.

The following is a summary of the material financial analyses that JPMorgan used in providing its opinion dated March 6, 2005 and, where indicated, its opinion dated September 6, 2005. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan.

Implied Value Analysis

Based upon the original consideration to be received by the holders of common stock of Hibernia and the $78.08 closing market price of Capital One common stock on March 4, 2005, JPMorgan calculated that the implied value of the merger consideration contemplated to be received by holders of Hibernia common stock was $33.00 per share of Hibernia common stock. This implied value represented approximately a 24% premium to $26.57 (the closing price per share of Hibernia common stock on March 4, 2005), approximately a 26% premium to $26.23 (the five-day average closing price per share of Hibernia common stock prior to March 4, 2005) and approximately an 18% premium to $27.97 (the 90-day average closing price per share of Hibernia common stock prior to March 4, 2003).

In rendering its updated opinion dated as of September 6, 2005, JPMorgan noted that, based on the closing market price of Capital One common stock on [September 6, 2005], the implied value of the merger consideration to be received by holders of Hibernia common stock in the merger pursuant to the terms of the amended merger agreement, was $[30.49] per share of Hibernia common stock.

Hibernia Comparable Companies Analysis

Using publicly available information, JPMorgan compared selected financial and market data of Hibernia with similar data for the following companies:

Regional Banking Peers	Geographic Banking Peers
Commerce Bancorp, Inc.	Southwest Bancorporation of Texas, Inc.
Mercantile Bankshares Corporation	Whitney Holding Corporation
Sky Financial Group, Inc.	Texas Regional Bancshares, Inc.
Commerce Bancshares, Inc.	Hancock Holding Company
City National Bancshares Corporation	Cullen / Frost Bankers, Inc.
Colonial BancGroup, Inc.	BancorpSouth, Inc.
Compass Bancshares, Inc.	Colonial BancGroup, Inc.
BOK Financial Corporation	Compass Bancshares, Inc.
TCF Financial Corporation	Trustmark Corporation
Zions Bancorporation	Regions Financial Corporation
Associated Banc-Corp	AmSouth Bancorporation
Huntington Bancshares Incorporated	First Horizon National Corporation
First Horizon National Corporation

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of December 31, 2004, information it obtained from filings with the Securities and Exchange Commission and I/B/E/S estimates. The multiples and ratios of Hibernia were calculated using the closing price of Hibernia common stock as of March 4, 2005. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high,

•	price as a percentage of the selected company’s 52-week low,

•	multiple of price to 2005 and 2006 I/B/E/S median estimated GAAP and cash earnings per share,

•	multiple of price to stated book value and tangible book value per share,

•	premium to core deposits,

•	consensus estimated growth rate from 2007 to 2009 GAAP earnings per share,

•	estimated growth rate of 2006 GAAP earnings per share, and

•	2005 P/E to long-term growth (LTG).

The results of this analysis are set forth below:

	Regional Banking Peers			Geographic Banking Peers
	Range	Median		Range	Median		Hibernia
% of 52-week high	86.8%-97.5%	94.3%		84.2%-95.5%	93.3%		88.6%
% of 52-week low	111.3%-129.4%	122.8%		104.9%-129.4%	116.3%		123.5%
2005E GAAP EPS	13.0x-15.6x	14.4	x	12.8x-17.2x	14.6	x	13.1	x
2006E GAAP EPS	11.9x-14.1x	13.1	x	11.9x-14.8x	13.4	x	12.0	x
2005E Cash EPS	12.9x-15.3x	14.1	x	12.8x-16.5x	14.3	x	12.9	x
2006E Cash EPS	11.8x-14.0x	12.9	x	11.9x-14.5x	13.1	x	11.9	x
Book value	1.91x-2.93x	2.22	x	1.82x-2.81x	2.30	x	2.12	x
Tangible book value	2.37x-3.36x	3.10	x	2.66x-3.45x	2.92	x	2.62	x
Core deposit premium	18.7%-31.7%	22.7%		20.2%-31.7%	21.9%		18.4%
LTG (%)	8.0%-12.0%	10.0%		7.5%-12.0%	9.0%		8.5%
2006E EPS growth (%)	8.9%-11.7%	10.0%		8.4%-14.5%	9.7%		9.4%
2005 P/E to LTG (%)	119%-168%	144.0%		135%-225%	149%		154%

The analysis implied a range of values for Hibernia common stock of approximately $26.39 to $31.67 per share.

Comparable Transactions

Using publicly available information, JPMorgan examined the following transactions involving banks with transaction values greater than $2 billion since January 2001:

Announcement Date	Acquiror	Target
August 2004	TD Bank Financial Group	Banknorth Group, Inc.
June 2004	Wachovia Corporation	SouthTrust Corporation
May 2004	SunTrust Banks Inc.	National Commerce Financial Corp.
May 2004	The Royal Bank of Scotland Group Plc	Charter One Financial Inc
February 2004	National City Corporation	Provident Financial Group Inc.
February 2004	North Fork Bancorporation, Inc.	GreenPoint Financial Corporation
January 2004	Regions Financial Corporation	Union Planters Corporation
January 2004	J.P. Morgan Chase & Co.	Bank One Corporation
October 2003	Bank of America Corporation	FleetBoston Financial Corporation
January 2003	BB&T Corporation	First Virginia Banks, Inc.
September 2002	M&T Bank Corporation	Allfirst Financial Inc.
May 2002	Citigroup Inc.	Golden State Bancorp Inc.
December 2001	BNP Paribas	United California Bank
June 2001	Washington Mutual, Inc.	Dime Bancorp, Inc.
April 2001	First Union Corporation	Wachovia Corporation
January 2001	Royal Bank of Canada	Centura Banks, Inc.

For each of these transactions, JPMorgan analyzed the premium to the market price five days prior to announcement and price as a multiple to the estimated twelve-months forward projected earnings, book value and tangible book value, transaction P/E ratio as percentage of acquiror P/E and the premium to core deposits. Set forth below are the results of this analysis for the transactions reviewed, based on information available as of March 4, 2005:

	High/Low Range	Median		Implied value of Hibernia based on median
5-day premium to market	11.7%-34.6%	22.7%		$32.60
12-month forward GAAP EPS	12.9x-17.5x	15.5	x	$31.93
12-month forward Cash EPS	12.3x-16.7x	14.9	x	$31.14
Book value	1.94x-2.99x	2.43	x	$30.42
Tangible book value	2.48x-4.12x	3.12	x	$31.61
Core deposit premium	18.2%-38.3%	28.0%		$35.31

The analysis implied an acquisition value of Hibernia common stock ranging from approximately $26.57 to $36.05 per share.

Hibernia Dividend Discount Analysis

JPMorgan performed a dividend discount analysis to determine a range of equity values of Hibernia common stock, assuming Hibernia continued to operate as a stand-alone entity. The range was determined by adding the present value of an estimated future dividend stream for Hibernia over a five-year period from 2005 through 2009, and the present value of an estimated terminal value of Hibernia common stock at the end of 2009. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2005 and 2006 based on I/B/E/S median estimated earnings per share,

•	an earnings per share growth at an annual rate of 8.5% (based on I/B/E/S estimated median) from 2007 through 2010,

•	a targeted tangible equity/tangible assets (TE/TA) ratio of 7.0%,

•	a terminal value of Hibernia common stock at the end of 2009 based on a price to earnings multiple range of 11.5x to 13.5x to year 2010 projected earnings,

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values,

•	a 6% asset growth rate, and

•	a 35% marginal tax rate.

This analysis implied a fully diluted equity value of $25.25 to $30.87 per share of Hibernia common stock, on a stand-alone basis, as illustrated by the following table:

	Exit Multiple
Discount Rate	11.5x	12.5x	13.5x
10.0%	$27.25	$29.06	$30.87
11.0%	$26.22	$27.95	$29.68
12.0%	$25.25	$26.90	$28.56

JPMorgan also tested the sensitivity of the values by varying the targeted long-term growth rate from 6.5% to 12.5% assuming a fixed terminal price to earnings multiple of 12.5x and an 11% discount rate and keeping constant the other assumptions discussed above. This analysis indicated a fully-diluted equity value of $25.68 to $32.34 per share of Hibernia common stock, on a stand-alone basis.

Hibernia Dividend Discount Analysis With Synergies

JPMorgan also performed a dividend discount analysis to determine a range of equity values of Hibernia common stock that included the expected synergies from the merger, based on estimates provided by management and discussed with JPMorgan regarding expected expense savings, balance sheet benefits and additional revenue opportunities in the short-term. In performing its analysis, JPMorgan made the following assumptions in addition to the assumptions described under “Dividend Discount Analysis” above, among others:

•	pre-tax synergies of $75-150 million, phased in 25% in 2005, 50% in 2006 and 100% in 2007,

•	assumed synergy growth rate of 3.0% post 2007,

•	discount rate of 11.0%, and

•	restructuring charge equal to 150% of pre-tax synergies.

This analysis indicated a fully diluted equity value of $28.46 to $36.08 per share of Hibernia common stock, on a pro forma basis, as illustrated by the synergy value per share in the following table:

	Synergies ($mm)
Exit Multiple	$75	$100	$125	$135	$150
10.0x	$2.40	$3.21	$4.01	$4.33	$4.81
11.0x	$2.61	$3.48	$4.34	$4.69	$5.21
12.0x	$2.81	$3.74	$4.68	$5.06	$5.62

Capital One Comparable Companies Analysis

Using publicly available information, JPMorgan compared selected financial and market data of Capital One with similar data for the following companies:

Credit Cards	Auto
American Express Company	AmeriCredit Corp.
CompuCredit Corporation	WFS Financial Inc.
MBNA Corporation
Metris Companies Inc.
Providian Financial Corporation

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of December 31, 2004, information it obtained from filings with the Securities and Exchange Commission and I/B/E/S estimates. The multiples and ratios of Capital One were calculated using the closing price of Capital One common stock as of March 4, 2005. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	multiple of price to 2005 and 2006 I/B/E/S median estimated GAAP earnings per share,

•	multiple of price to stated book value and tangible book value per share,

•	estimated growth rate from 2007 to 2009 GAAP earnings per share,

•	dividend yield,

•	total expected return, and

•	2006 P/E to long-term growth (LTG).

The results of this analysis are set forth below:

	Credit Cards			Auto
	Range	Median		Range	Median		Capital One
2005E GAAP EPS	10.8x-23.0x	12.8	x	11.4x-14.4x	12.9	x	11.2	x
2006E GAAP EPS	9.6x-19.1x	11.6	x	N/A	12.5	x	10.1	x
Book value	0.76x-4.31x	2.19	x	1.71x-2.06x	1.89	x	2.11	x
Tangible book value	0.77x-5.16x	2.62	x	1.71x-2.06x	1.89	x	2.30	x
LTG (%)	12.0%-15.0%	13.0%		N/A	15.0%		14.0%
Dividend yield (%)	0.0%-2.2%	0.0%		0.0%-0.0%	0.0%		0.1%
Total expected return (%)	13.0%-15.0%	14.0%		N/A	15.0%		14.1%
2006 P/E to LTG (%)	84.8%-127.6%	104.9%		N/A	83.3%		80.2%

Capital One Dividend Discount Analysis

JPMorgan performed a dividend discount analysis to determine a range of equity values of Capital One common stock, assuming Capital One continued to operate as a stand-alone entity. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2005 and 2006 based on I/B/E/S median estimated earnings per share,

•	an earnings per share growth at an annual rate of 14.0% (based on I/B/E/S estimated median) from 2007 through 2010,

•	a targeted tangible equity/tangible managed assets (TE/TMA) ratio of 7.5%,

•	a terminal value of Capital One common stock at the end of 2009 based on a price to earnings multiple range of 10.0x to 12.0x to year 2010 projected earnings,

•	discount rates from 11.0% to 13.0% to calculate the present value of the dividend stream and terminal values,

•	13% asset growth rate, and

•	a 35% marginal tax rate.

This analysis indicated a fully diluted value of $84.48 to $105.44 per share of Capital One common stock, on a stand-alone basis, as illustrated by the following table:

	Exit Multiple
Discount Rate	10.0x	11.0x	12.0x
11.0%	$91.08	$98.26	$105.44
12.0%	$87.70	$94.57	$101.45
13.0%	$84.48	$91.06	$97.65

Historical Exchange Ratio Analysis

JPMorgan calculated the exchange ratio of Hibernia common stock and Capital One common stock as of March 4, 2005 and the average exchange ratios for a range of periods from a five-day period to a 90-day period ending on March 4, 2005 (calculated by dividing the Hibernia common stock price for each day in such period by the corresponding Capital One common stock price, and then averaging the exchange ratios determined for each day during the applicable period) and also determined the implied fully diluted ownership of the combined company that Hibernia shareholders would have acquired based on those average exchange ratios.

These results are shown in the following table:

	Average Exchange Ratio	Implied Hibernia Fully Diluted Ownership
March 4, 2005	0.3403x	16.7%
5 trading days	0.3410x	16.7%
30 trading days	0.3393x	16.6%
90 trading days	0.3522x	17.1%

Contribution Analysis

JPMorgan compared the 16.7% pro forma equity ownership of the combined company that Hibernia’s shareholders would hold based on the exchange ratio of 0.3403x (assuming 100% stock consideration) to the expected relative contributions of Hibernia and Capital One to the pro forma combined company in terms of estimated GAAP and cash net income for 2005 (based on I/B/E/S median estimated earnings per share), tangible common equity as of December 31, 2004 and market value as of March 4, 2004. JPMorgan also calculated the implied exchange ratio implied by these contributions. The results of this analysis are set forth below assuming 100% stock consideration:

	Contribution by Capital One	Contribution by Hibernia	Implied Exchange Ratio from Contribution
2005E GAAP net income	85.1%	14.9%	0.2985x
2005E Cash net income	84.9%	15.1%	0.3025x
Tangible common equity	84.2%	15.8%	0.3185x
Market value	83.3%	16.7%	0.3403x

Pro Forma Merger Analysis

JPMorgan analyzed the pro forma impact of the merger on projected earnings per share for Capital One for 2005, 2006 and 2007, based upon I/B/E/S median estimates as of March 4, 2004 and annual pre-tax cost savings as described below. The pro forma results were calculated based on publicly available I/B/E/S estimates of GAAP earnings per share and information provided by managements of Capital One and Hibernia regarding expected cost savings and synergies from the merger.

JPMorgan calculated the effect on earnings per share assuming annual pre-tax synergies of $135 million phased in 25% in 2005, 50% in 2006 and 100% in 2007, assumed synergy growth rate of 3.0% post 2007, a restructuring charge equal to 150% of pre-tax synergies and a core deposit intangible created equal to 2.5% of Hibernia core deposits amortized over a ten year period using a straight line method of amortization. The results of this analysis are set forth below:

Accretion/(Dilution) (%)
2005E GAAP EPS	(0.6)%
2006E GAAP EPS	0.3%
2007E GAAP EPS	1.4%
2005E Cash EPS	0.0%
2006E Cash EPS	1.3%
2007E Cash EPS	2.3%

*         *         *

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan’s fairness determination. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Hibernia or Capital One, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Hibernia and Capital One. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Hibernia and Capital One and the transactions compared to the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan and its affiliates have provided, and in the future may continue to provide, for compensation, investment banking and other services to Hibernia and Capital One and their respective affiliates, including acting as financial advisor for Capital One in connection with its acquisition of HFS Group, acting as a lead underwriter for Capital One in connection with various securitization transactions and acting as administrative agent and a lender in connection with credit and securitization transactions by Capital One. In the ordinary course of business, JPMorgan and its affiliates may actively trade in the debt and equity securities of Hibernia and Capital One for their own accounts or for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

Hibernia selected JPMorgan to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with Hibernia. Pursuant to its engagement letter with JPMorgan, Hibernia has agreed to pay JPMorgan a fee (of which $3,000,000 has been paid with the remainder due if and when the merger is completed) equal to 0.24% of the aggregate consideration payable plus an additional incentive fee calculated based on the amount of the aggregate consideration in excess of $33.00 per share of Hibernia common stock as of the closing of the merger. In addition, Hibernia has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

Capital One’s Reasons for the Merger

Capital One believes that:

•	following the merger, the businesses of Capital One will include a broader variety of financial services, which should result in a more diversified loan, earnings and funding mix, lower funding costs, and a lower risk profile compared to Capital One before the merger;

•	the merger will combine Capital One’s national-scale lending capabilities with Hibernia’s local-scale deposit business and high performing branch expansion in Texas—as a result, the combined company should have enhanced asset, deposit and earnings growth;

•	the combined company will be well positioned in the consolidating national consumer financial services markets as well as in the consumer and commercial markets in Hibernia’s regional footprint; and

•	due to Capital One’s strong brand, large customer base, asset generation capabilities and information-based marketing capability, the combined company will have enhanced opportunities to offer products on a large-scale and for accelerated growth (including with respect to Hibernia’s growth in key, fast-growing markets in Texas).

Interests of Hibernia’s Executive Officers and Directors in the Merger

In considering the recommendation of the Hibernia board of directors with respect to the amended merger agreement, Hibernia’s shareholders should be aware that Hibernia’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of Hibernia’s shareholders generally, as described below. The Hibernia board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the original merger agreement and the amended merger agreement and to recommend that Hibernia’s shareholders vote in favor of approving the amended merger agreement.

Equity Compensation Awards

The amended merger agreement provides that upon completion of the merger, each Hibernia stock option, restricted share unit and phantom share, including those held by executive officers and directors of Hibernia, that are outstanding and not exercised immediately before completing the merger will become options, restricted share units (to the extent they do not vest upon the change of control and instead become shares of Capital One common stock) and phantom shares on shares of Capital One common stock. The number of common shares subject to such stock options, restricted share units and phantom shares, and the exercise price of the Hibernia stock options, will be adjusted according to the exchange ratio for the merger. Each Hibernia restricted share outstanding immediately before completing the merger, including those held by executive officers and directors of Hibernia, will be converted upon the completion of the merger into the right to receive the merger consideration validly elected by the holder of the Hibernia restricted share. Upon completion of the merger, each stock option, share of restricted stock and restricted stock unit will vest in full. Based on Hibernia equity compensation awards held by executive officers and directors of Hibernia as of [            ], 2005 and assuming a closing date of [            ], 2005, upon completion of the merger, Messrs. Boydstun, Howard, Bonitatibus and Samford, and Ms. Gassan and the remaining executive officers and directors, respectively, as a group, would vest, as of completion of the merger, in respect of 366,250, 108,750, 125,000, 110,000, 125,000 and 360,750 shares subject to their stock options and 0, 0, 0, 3,000, 0 and 6,000 with respect to their restricted stock and restricted stock units. In connection with and following the execution of the original merger agreement, Hibernia amended the 2003 Long-Term Incentive Compensation Plan, the 1993 Director Stock Option Plan and the Deferred Compensation Plan for Outside Directors of Hibernia Corporation and its Subsidiaries so that any termination of service of a non-employee director in connection with the merger would be deemed retirement, subject to Section 409A of the Internal Revenue Code of 1986, as amended, or the “Code,” for purposes of the applicable plan document. The effect of the amendments to the 2003 Long-Term Incentive Compensation Plan and the 1993 Director Stock Option Plan is that their stock options issued under these plans will remain exercisable for three years following the date of termination of service on the board as to options issued under the 2003 Long-Term Incentive Compensation Plan and for one year following the date of termination of service on the board as to options issued under the 1993 Director Stock Option Plan, subject to Section 409A of the Code. If not permitted by Section 409A of the Code and one or more directors do not otherwise qualify for retirement under the applicable plan documents, a director’s stock options issued under the 2003 Long-Term Incentive Compensation Plan would be exercisable for six months after his or her termination of service and for 90 days following termination of service as to options issued under the 1993 Director Stock Option Plan.

Change of Control Agreements

Each of Hibernia’s executive officers, including Messrs. Boydstun, Howard, Bonitatibus and Samford and Ms. Gassan, is party to a change of control agreement pursuant to which in the event that (1) the executive officer resigns for any reason during the 30-day period commencing on the first anniversary of a change of control, such as completion of the merger, or (2) within two years following a change of control, such as completion of the merger, the executive’s employment is terminated by Hibernia (or its successor) without “cause” or by the executive for “good reason” (as each term is defined in the agreements), the executive officer will be entitled to a lump sum payment equal to the sum of:

•	the amount of any earned but unpaid bonus;

•	the amount of the executive’s target bonus for the year in which the termination occurs pro rated through the date of termination;

•	two times the sum of the executive’s annual base salary plus target bonus for the year in which the date of termination occurs;

•	all deferred compensation, unless pursuant to a plan that specifies the time of distribution; and

•	any accrued obligations, including unpaid base salary, expenses and unused vacation.

In addition, upon such a termination, the executive will be entitled to continuation of medical benefits (for the executive and each of his or her covered dependents) at the level of coverage elected or retained by the executive during the open enrollment period immediately preceding the date of termination until the earliest of (calculated separately for each executive and each dependent) (1) the executive’s (or any of his dependents’) coverage under Medicare Part B, (2) the date on which any of the executive’s dependents ceases to be a dependent or (3) the date on which the executive or any dependent is covered under a group plan maintained by another employer that provides substantially similar benefits with no applicable preexisting condition limitations. The executive is also entitled to continued dental and group term life insurance coverage until the earlier of two years following termination or the date upon which the executive becomes eligible for comparable benefits from a new employer. Finally, the executive is entitled to outplacement services for twelve months.

In the event that an executive officer is entitled to the two times severance payment described above and set forth in the agreement, the executive officer will receive an additional payment such that the executive officer will be placed in the same after-tax position as if no income or employment tax had been imposed on the two times payment. In addition, in the event that upon termination giving rise to severance benefits under the agreement, the executive would be subject to excise tax under Section 4999 of the Code, the executive will receive an additional payment such that he is placed in the same after-tax position as if no excise tax or income or employment tax had been imposed.

In the event that the executive resigns without good reason during the 30-day window period described above, the executive officer will be subject to one-year non-competition and non-solicitation of customers and suppliers covenants.

Assuming that the merger is completed on November 15, 2005 and each of the executive officers’ employment is terminated by Hibernia (or its successor) without “cause” immediately after completion, the amount of cash severance (based upon current base salaries and target bonus amounts) and pro rated bonus (but excluding income and employment tax and excise tax gross ups) that would be payable to each of Messrs. Boydstun, Howard, Bonitatibus and Samford, and Ms. Gassan and the remaining executive officers, respectively, as a group, is $2,908,856, $1,162,008, $1,666,477, $858,098, $1,016,384 and $3,138,031.

Service Retention Agreements

On August 15, 2005, Hibernia entered into Service Retention Agreements with six executive officers, including Messrs. Bonitatibus and Samford and Ms. Gassan. The service retention agreements with Messrs.

Bonitatibus and Samford and Ms. Gassan provide that, in consideration for the executive officers’ waiver of the “two times” cash severance payment, the income and employment tax gross-up for that payment and the medical and other insurance benefits to be paid and provided under the executive officers’ change of control agreements and the executive officers’ right under those change of control agreements to designate an accounting firm to calculate the gross-up payments, each such executive officer is eligible to receive a retention payment equal to 100 percent of the cash severance benefit and income and employment tax gross-up that would have been payable to the executive officer under the executive officer’s existing change of control agreement (the “retention payment”) and the medical and insurance benefits to be provided to the executive officer under the executive officer’s change of control agreement (except that the executive must apply for Medicare Part B coverage upon attaining the age at which he or she is eligible, at which time coverage under the agreement will become secondary), or, a cash payment in lieu thereof, as elected by the executive officer (the “welfare benefit”). The service retention agreements for the other executive officers provide substantially the same benefits, although the retention payment is not 100 percent of the cash severance benefit in each case.

Payments under the agreements vest over two years, one-third vesting on an accelerated basis on consummation of the merger. If, following a change of control and prior to the applicable vesting date, the executive officer’s employment is terminated by Capital One without “cause” or if the executive officer resigns for “good reason” (each as referenced in the service retention agreements) or if the executive officer dies or becomes permanently disabled, the executive officer is vested in the retention payment and the welfare benefit and, in addition, is entitled to the full “two times” cash severance payment to which the officer would have been entitled under the officer’s change of control agreement in the event that the retention payment under the service retention agreement was less. Hibernia may terminate the service retention agreements without the executive officer’s consent at any time prior to completion of the merger (but only if the merger with Capital One is not completed before the first anniversary of the grant date) and, in such event, the provisions of the change of control agreement that were waived will become reinstated and the waiver would no longer be effective.

The welfare benefit is taxable at vesting and Capital One will pay the income and employment taxes on that benefit. After vesting, if the welfare benefit is received in the form of insurance coverage, the coverage will commence at termination of service or permanent disability and, if prior to termination, will commence for the executive’s dependents upon the executive’s death.

Assuming that the merger is completed and that each of the executive officers becomes vested in 100% of his or her retention payment and welfare benefit, the sum of the retention payment based on the severance benefit from the officer’s change of control agreement (excluding income, employment and excise tax gross-ups) and the value of the welfare benefit (excluding income, employment and excise tax gross-ups) to which Messrs. Bonitatibus and Samford and Ms. Gassan and the remaining three executive officers as a group would be entitled would be $1,331,149, $895,288, $1,198,848 and $2,387,075, respectively.

Board of Directors Appointment of E.R. Campbell

Upon completion of the merger, Capital One will take the actions as may be reasonably required to appoint E.R. Campbell, the current Chairman of the Hibernia board of directors, to the Capital One board of directors to the class of directors whose term expires at Capital One’s 2006 annual meeting of shareholders.

Employment Agreements with Capital One

Employment Agreement with J. Herbert Boydstun

Capital One has entered into an employment agreement, dated as of March 6, 2005, with Mr. J. Herbert Boydstun, the current President and Chief Executive Officer of Hibernia. The agreement becomes effective upon completion of the merger and supersedes Mr. Boydstun’s change of control agreement with Hibernia described above. The agreement provides for a term of employment commencing upon completion of the merger and ending on the third anniversary thereof, unless sooner terminated in accordance with the terms of the agreement. During the term, Mr. Boydstun will serve as the highest ranking executive of a line of business which is generally defined in his employment agreement to include the consumer, commercial and other branch banking business of Capital One or any of its affiliates conducted in the United States and to exclude the automobile lending, credit card, home mortgage lending, home equity, insurance brokerage, direct small business lending and installment loan businesses and the business of Capital One Savings. Mr. Boydstun will report directly and exclusively to the Chief Executive Officer of Capital One or, if so requested by the board, the board of directors of Capital One.

Upon completion of the merger, Mr. Boydstun will receive a lump sum cash payment equal to the amount that he would have received pursuant to his change of control agreement described above had his employment been terminated immediately following completion of the merger. In addition, upon completion of the merger, all of Mr. Boydstun’s equity-based awards based on shares of Hibernia common stock will vest in full.

During the term, Mr. Boydstun will receive an annual base salary of $700,000. In addition, for each fiscal year ending during the term, Mr. Boydstun will receive an annual bonus of not less than $600,000 with a target of $1,000,000, based on the attainment of performance goals established for such fiscal year by the board of directors of Capital One under the annual incentive compensation plan of Capital One applicable to its senior executives. The bonus payable by Capital One with respect to Capital One’s 2005 fiscal year will be pro-rated based on the period of time elapsed from completion of the merger until the end of Capital One’s 2005 fiscal year. During the term, Mr. Boydstun shall be eligible for an annual grant of equity awards with a target aggregate value of $2,300,000 and for employee benefit arrangements no less favorable than those generally applicable or made available to senior executives of Capital One and perquisite and fringe benefit arrangements no less favorable than those made available by Hibernia prior to the effective date of the merger to the extent consistent with the past practices of Hibernia and Mr. Boydstun.

Commencing on the later of the third anniversary of completion of the merger or the date of termination of Mr. Boydstun’s employment (or such later date required by Section 409A of the Code) and continuing for the life of Mr. Boydstun, Mr. Boydstun will be entitled to receive an annual cash retirement income benefit equal to the excess of (1) $600,000 over (2) the actuarial equivalent of certain other retirement benefits that will be payable or paid to Mr. Boydstun as of the date of termination, payable in the form of a single life annuity to Mr. Boydstun commencing on such start date referred to at the beginning of this sentence. In addition, following Mr. Boydstun’s termination of employment for any reason other than for “cause,” Mr. Boydstun and his spouse will be entitled to medical and dental benefits for the remainder of their respective lives, at the sole cost of Capital One, that are no less favorable than the medical and dental benefits provided to Mr. Boydstun and his spouse under the medical and dental plans of Capital One immediately prior to the termination of Mr. Boydstun’s employment and in the aggregate are materially comparable to the medical and dental benefits provided to Mr. Boydstun immediately prior to completion of the merger under the plans of Hibernia. During the term, unless Mr. Boydstun’s employment with Capital One is terminated by Capital One for “cause” or by Mr. Boydstun without “good reason” (as each term is defined in the agreement), Mr. Boydstun will be provided until he reaches age 65 with whole life insurance coverage, at no cost to him, providing a death benefit equal to the death benefit provided to Mr. Boydstun by Hibernia immediately prior to completion of the merger.

In addition to the benefits specified above, if Mr. Boydstun’s employment is terminated by Capital One without “cause” or Mr. Boydstun resigns for “good reason” (as each term is defined in the agreement), Mr. Boydstun will be entitled to receive, subject to Mr. Boydstun’s execution and non-revocation of a release:

•	Any accrued obligations, including unpaid base salary, expenses and unused vacation;

•	A pro rata target bonus for the year in which the termination occurs;

•	An amount equal to the sum of Mr. Boydstun’s annual base salary and target bonus for the remainder of the term; and

•	Vesting and full-term exercisability for all equity based awards.

Under the employment agreement, Mr. Boydstun is restricted from revealing confidential information of Capital One and, during Mr. Boydstun’s employment and for a two-year period after such termination, Mr. Boydstun may not solicit for employment any employees of Capital One, may not solicit any customers or depositors of Capital One’s Branch Banking Business (as defined in the agreement) and may not compete with Capital One’s Branch Banking Business in certain specified geographies. In the event that any payments to Mr. Boydstun are subject to an excise tax under Section 4999 of the Code, Mr. Boydstun will be entitled to an additional payment so that he remains in the same after-tax position he would have been in had the excise tax not been imposed.

Employment Agreements with Certain Other Executive Officers of Hibernia

Capital One has entered into employment agreements with six executive officers of Hibernia, including Messrs. Bonitatibus and Samford and Ms. Gassan. The agreements become effective upon completion of the merger and provide for a term of employment commencing upon completion of the merger and ending on the second anniversary thereof, unless sooner terminated in accordance with the terms of the agreements.

During the term, Messrs. Bonitatibus and Samford and Ms. Gassan will receive annual base salaries of $                , $                 and $                , respectively. Each such Hibernia executive officer will also be entitled to earn an annual bonus and receive long-term compensation awards during the term of the agreements based on the attainment of individual and company performance objectives established by the board of directors of Capital One under the annual and long-term incentive compensation plans of Capital One applicable to senior executives of Hibernia. The agreements provide that the Hibernia executive officers will be eligible to earn an annual bonus for the 2005 fiscal year of up to 120% of the executive officer’s salary and will be eligible to receive an annual long-term incentive valued at up to 135% of such base salary, in each case, based on attainment of the applicable performance objectives. During the term of the agreements, the Hibernia executive officers will be eligible to participate in the Capital One employee benefit and perquisite plans made available to senior executives of Hibernia.

The agreements contain restrictive covenants under which the executive officers agree not to disclose any confidential information of Capital One and, during employment and, for one year after termination of employment, not to solicit any of the employees, customers or depositors of the Branch Banking Business of Capital One (as defined in the Capital One employment agreement with Mr. Boydstun) or, unless waived by Capital One, not to compete with the Branch Banking Business of Capital One in certain geographic locations. Unless Capital One waives application of the noncompetition restriction following an executive officer’s termination of employment, the executive officer will be entitled to certain payments following termination, as described below.

If an executive officer’s employment is terminated by Capital One without “cause”, by the executive officer for “good reason” or due to the executive officer’s death or “disability” (as defined in the employment agreements), the executive officer will be entitled to receive continued payments of his or her base salary for one year in addition to any amounts payable to the executive officer under his or her change of control agreement and service retention agreement. If Capital One does not waive application of the post-employment noncompetition restrictions, the executive officer will also be entitled to receive payment of a target incentive bonus equal to 55% of his or her base salary, payable in semi-monthly installments over the one year period following termination of employment.

In the event of the termination of an executive officer’s employment for any reason other than by Capital One without cause, by the executive officer for good reason or due to the executive officer’s death or disability, if Capital One does not waive application of the post-employment noncompetition restrictions, the executive officer will be entitled to receive an amount equal to 155% of his base salary, payable in semi-monthly installments over the one year period following his or her termination of employment.

Deferred Compensation Plan for Key Management Employees

Hibernia maintains the Deferred Compensation Plan for Key Management Employees pursuant to which [through December 31, 2004] eligible employees could elect to defer their compensation and pursuant to which an account is maintained for the excess matching contribution made under Hibernia’s 401(k) plan [through the December 31, 2004] contribution. Upon a change of control, such as completion of the merger, as well as in the event of a material ratings decline of Hibernia, Hibernia must promptly notify participants that such an event has occurred and, during the 30-day period following receipt of such notice, each participant may elect to terminate his or her participation in the plan and receive 90% of his or her then-vested account balance.

Supplemental Stock Compensation Plan

Hibernia maintains the Supplemental Stock Compensation Plan, which is an “excess” plan to Hibernia’s employee stock ownership plan. Upon a change of control, such as completion of the merger, Hibernia must promptly notify participants that a change of control has occurred and, during the 30-day period following receipt of such notice, each participant may elect to terminate his or her participation in the plan and receive 90% of his or her then-vested account balance.

Deferred Award Plan

Hibernia maintains the Deferred Award Plan pursuant to which Hibernia may grant deferred awards to participants. Awards generally vest after the participant has completed five years of service, but such vesting accelerates upon a change of control, such as completion of the merger. Upon a change of control, such as completion of the merger, Hibernia must promptly notify participants that a change of control has occurred and, during the 30-day period following receipt of such notice, each participant may elect to terminate his or her participation in the plan and receive 90% of his or her then-vested account balance.

Executive Bonus Insurance Plan

Hibernia maintains the Executive Bonus Insurance Plan pursuant to which Hibernia pays the annual premiums on a life insurance policy with a death benefit equal to approximately 300% of the employees base compensation plus target bonus, subject to a reduction of the death benefit at age 65. This plan limits Hibernia’s (or its successor’s) ability to terminate the plan following a change of control, such as completion of the merger.

Capital One Board of Directors after the Merger

Upon completion of the merger, Capital One will take the actions as may be reasonably required to appoint E.R. Campbell, the current Chairman of the Hibernia board of directors, to the Capital One board of directors to the class of directors whose term expires at Capital One’s 2006 annual meeting of shareholders.

Stock Exchange Listing

Listing of Capital One Common Shares

It is a condition to the merger that Capital One common shares issuable in connection with the merger be authorized for listing on the New York Stock Exchange subject to official notice of issuance.

Delisting of Hibernia Common Shares

If the merger is completed, Hibernia common shares will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Dissenters’ Rights

If the revised merger is approved by the holders of a majority, but less than 80%, of Hibernia’s common stock and the merger is completed, each Hibernia shareholder who (1) votes against the merger, AND (2) files a written objection to the merger prior to or at the special meeting AND (3) fully complies with all other procedural requirements of Section 131 of the LBCL will be entitled to the rights and remedies of dissenting shareholders provided in Section 131 of the LBCL, a copy of which is included as Annex C to this document.

The following is a summary of the steps to be taken by a Hibernia shareholder who is interested in perfection of its dissenters’ rights and should be read in conjunction with the full text of Section 131 of the LBCL. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of Hibernia common stock to perfect their dissenters’ rights. If the merger is approved by the holders of 80% or more of the total voting power of Hibernia, then, in accordance with the LBCL, dissenters’ rights will not be available.

Any written objection, demand, or notice required by the LBCL in connection with the exercise of dissenters’ rights should be sent to Hibernia or, following the merger, to Capital One, in either case to 5718 Westheimer Road, Suite 825, Houston, Texas 77057, Attention: Corporate Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

Any holder of Hibernia common stock who wishes to receive in cash the “fair value” of its shares (determined as of the day before the amended merger agreement is approved by the shareholders), in lieu of receiving the merger consideration, may elect to do so by taking all of the following steps:

•	Such shareholder must file with Hibernia, prior to or at the special meeting, a written objection to the proposed merger.

•	Such shareholder MUST ALSO vote its shares of Hibernia common stock against the merger. If the merger is approved by the holders of a majority, but less than 80%, of Hibernia’s common stock, and the merger authorized thereby is effected, the corporation (referring in the remainder of this section to Hibernia, or if after the effective date of the merger, Capital One, as the then successor to Hibernia) promptly thereafter will give written notice of such facts, by registered mail, to each shareholder who both filed such written objection to, and voted its shares against, the merger, at such shareholder’s last address on Hibernia’s records.

•	Each such shareholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with the corporation a demand in writing for the fair cash value of its shares of Hibernia common stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the corporation may send a reply.

•	At the same time, such shareholder must deposit in escrow in a chartered bank or trust company located in Orleans Parish, Louisiana the certificates representing its shares of Hibernia common stock, duly endorsed and transferred to the corporation upon the sole condition that such certificates will be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the LBCL. Accordingly, any shareholder who makes a valid cash election or a stock election prior to the new election deadline (see “The Amended Merger Agreement—Consideration To Be Received in the Merger”) and does not validly withdraw that election prior to the election deadline, will have surrendered its certificates and will not be eligible to exercise dissenters’ rights.

•	With the demand, the shareholder must deliver to the corporation the written acknowledgment of such bank or trust company that it so holds such holder’s certificates of Hibernia common stock.

Any shareholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting shareholder.

If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it will notify the shareholder in writing, at the designated post office address, of its disagreement and must state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it will be liable for, and must pay to the dissatisfied shareholder, the value demanded by such shareholder.

In case of disagreement as to the fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied shareholder, within 60 days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, in the district court of Orleans Parish, Louisiana asking the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares of Hibernia common stock as of the day before the shareholder vote on the amended merger agreement was taken. The court, based on the evidence presented, will determine summarily whether any payment is due and, if so, will determine the cash value and render judgment accordingly. Any shareholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such a suit filed by another shareholder. Such shareholder may recover judgment in that suit against the corporation for the fair cash value of its shares of Hibernia common stock. Failure of the shareholder to bring suit, or to intervene in another shareholder’s suit, within 60 days after receipt of notice of disagreement by the corporation conclusively will bind the shareholder (i) to acquiesce in, and not contest, the corporation’s statement that no payment is due or (ii) if the corporation does not contend that no payment is due, to accept the value of its shares of Hibernia common stock as fixed by the corporation in its notice of disagreement.

A shareholder, upon filing a demand for the value of its shares, will cease to have any of the rights of a shareholder, except the rights accorded by Section 131 of the LBCL. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided by the LBCL. After such notice of disagreement is given, withdrawal of the demand will require the consent of the corporation. If a demand is withdrawn, or the merger is abandoned or rescinded, or a court determines that the shareholder is not entitled to receive payment for its shares of Hibernia common stock, or the shareholder otherwise loses its dissenters’ rights, such holder will not have the right to receive a cash payment for its shares of Hibernia common stock. In this case, its share certificates will be returned (and, on such holder’s request, new certificates will be issued in exchange for the old ones endorsed to the corporation), and such holder will be reinstated to all rights as a shareholder as of the filing of its demand for value, including the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the corporation’s board of directors as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Under the amended merger agreement, if any dissenting Hibernia shareholder fails to perfect or has effectively withdrawn or lost its dissenters’ rights before the new election deadline, each of such holder’s shares of Hibernia common stock will be deemed to be non-election shares unless such shareholder makes a valid election before the new election deadline. If any dissenting Hibernia shareholder fails to perfect or has effectively withdrawn or lost its dissenters’ rights after the new election deadline, each of such holder’s shares of Hibernia common stock will be converted, as of the effective time of the merger, into the right to receive the stock consideration or the cash consideration or a combination of both the stock consideration and the cash consideration, as determined by Capital One in its sole discretion. For further details on the “election deadline,” “non-election shares,” the “effective time,” “stock consideration” and “cash consideration,” see “The Amended Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration,” “—Effective Time and Timing of Closing” and “—Consideration To Be Received in the Merger.”

Any dissenting Hibernia shareholder who perfects its rights to be paid the value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger.” Any cash ultimately paid to a dissenting Hibernia shareholder who perfects its rights to be paid the fair value of its shares will be considered cash consideration paid for purposes of the limit on cash to be paid to Hibernia shareholders in the merger described under “The Amended Merger Agreement—Consideration To Be Received in the Merger.”

ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, Hibernia’s assets and liabilities will be recorded by Capital One at their respective fair values as of the closing date of the merger. Financial statements of Capital One issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Hibernia.

REGULATORY APPROVALS

Capital One and Hibernia have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the amended merger agreement. Capital One has obtained the approvals of the Federal Reserve Board and various other regulatory authorities to consummate the transactions contemplated by the amended merger agreement.

Federal Reserve Board

The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHCA.” The Federal Reserve Board issued an order effective August 16, 2005 approving the merger under Section 3 of the BHCA. The order requires that the merger be consummated no later than three months after the effective date of the order, unless such period is extended for good cause by the Federal Reserve Board or the Federal Reserve Bank of Richmond, acting pursuant to delegated authority. If the parties are unable to consummate the merger by the required deadline, Capital One will request an extension from the Federal Reserve Bank of Richmond.

Other Notices and Approvals

Capital One and Hibernia also sought and obtained required approvals from certain other regulatory authorities in connection with the changes, as a result of the merger, in the ownership of certain businesses that are controlled by Hibernia. Approvals in connection with the merger were obtained from the National Association of Securities Dealer, Inc., which we refer to as the “NASD,” and Louisiana and Vermont state insurance regulatory authorities, and notice of the change of control of Hibernia was provided to Louisiana state banking regulators. Immediately following completion of the merger, Capital One will make filings with, or provide notice to, the NASD and state regulatory authorities (with regard to registered broker-dealers controlled by Hibernia) and various state insurance regulatory authorities (with regard to the change in control of Hibernia’s insurance subsidiaries).

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

LITIGATION RELATING TO THE MERGER

On April 22, 2005, a putative class action complaint was filed on behalf of the shareholders of Hibernia in the Civil District Court for the Parish of Orleans, State of Louisiana, against Hibernia and each of the members of Hibernia’s board of directors in connection with the proposed merger. The complaint alleges, among other things, that the directors of Hibernia named in the complaint breached their fiduciary duties by failing to maximize shareholder value, and by creating deterrents to third-party offers (including by agreeing to pay a termination fee to Capital One in certain circumstances under the original merger agreement). Among other things, the complaint seeks class action status, a court order enjoining Hibernia and its directors from proceeding with or consummating the merger, or any other business combination with a third party, a court order rescinding the merger agreement and any of its terms to the extent already implemented and the payment of attorneys’ and experts’ fees. On June 15, 2005, following settlement discussions between Hibernia and the representatives of a putative plaintiff class of all Hibernia shareholders, Hibernia and the putative class representatives entered into a memorandum of understanding with regard to the settlement of the lawsuit. The memorandum of understanding states that the parties will enter into a settlement agreement providing for, among other things, an agreement by Capital One to waive the right to receive $20 million of the $220 million termination fee payable by Hibernia under certain circumstances described under “The Amended Merger Agreement—Termination of the Amended Merger Agreement—Termination Fee” and the inclusion of certain additional disclosures in this document that had not been contained in a preliminary version of this document, along with an agreement to stipulate to a dismissal with prejudice and a complete settlement and release of all claims of the plaintiffs and the putative plaintiff class against Hibernia, Capital One, and their respective related parties and representatives which have been or could have been asserted by plaintiffs and the putative class relating to the merger and the related transactions (including any claims that could have been asserted under state or federal law in any other court, including federal court). The memorandum of understanding also contemplates the payment of legal fees to plaintiff’s counsel. The parties to the memorandum of understanding have executed formal settlement papers and on July 7, 2005, the Civil District Court for the Parish of Orleans, State of Louisiana, granted preliminary approval of the settlement, and among other things, set November 30, 2005 as the date for a final hearing on approval of the settlement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Hibernia common stock. This discussion addresses only those holders that hold their Hibernia common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Hibernia common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Hibernia common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Holders of Hibernia common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Hibernia common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Tax Consequences of the Merger Generally

Capital One and Hibernia have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Capital One’s obligation to complete the merger that Capital One receive an opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Hibernia’s obligation to complete the merger that Hibernia receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Hibernia and Capital One. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Capital One nor Hibernia intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. It is assumed for purposes of the remainder of the discussion in this section that each counsel will deliver such an opinion. Based on the conclusion therein, the following material U.S. federal tax consequences will result from the merger:

•	for a U.S. holder who exchanges all of its shares of Hibernia common stock solely for shares of Capital One common stock in the merger, no gain or loss will be recognized, except with respect to cash received in lieu of a fractional share of Capital One common stock (see discussion below under “—Cash Received in Lieu of a Fractional Share of Capital One Common Stock”);

•	for a U.S. holder who exchanges all of its shares of Hibernia common stock solely for cash in the merger, whether as a result of the U.S. holder’s election to receive cash in the merger or as a dissenting shareholder, capital gain or loss equal to the difference between the amount of cash received (other than, in the case of a dissenting shareholder, amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and its tax basis in the Hibernia common stock generally will be recognized. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Hibernia common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. A dissenting shareholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment for his or her shares in that year. In some cases, such as if the U.S. holder actually or constructively owns Capital One common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder;

•	for a U.S. holder who exchanges its shares of Hibernia common stock for a combination of Capital One common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of:

•	the excess, if any of:

–	the sum of the cash and the fair market value of the Capital One common stock the U.S. holder received in the merger, over

–	the tax basis in the shares of Hibernia common stock surrendered by the U.S. holder in the merger, or

•	the amount of cash received.

For a U.S. holder who acquired different blocks of Hibernia common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares.

If a U.S. holder has differing bases or holding periods in respect of shares of Hibernia common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Capital One common stock received in the merger.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Hibernia common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns Capital One common stock immediately before the merger, such gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by Capital One or Hibernia in the merger.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the Capital One common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the Hibernia common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). The holding period for the shares of Capital One common stock received in the merger generally will include the holding period for the shares of Hibernia common stock exchanged therefor.

Cash Received in Lieu of a Fractional Share of Capital One Common Stock

A U.S. holder who receives cash in lieu of a fractional share of Capital One common stock will be treated as having received the fractional share of Capital One common stock pursuant to the merger and then as having exchanged the fractional share of Capital One common stock for cash in a redemption by Capital One. As a result, assuming that the redemption of a fractional share of Capital One common stock is treated as a sale or exchange and not as a dividend, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Capital One common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives Capital One common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE AMENDED MERGER AGREEMENT

The following is a summary of the material provisions of the original merger agreement entered into on March 6, 2005, as amended by amendment No. 1 to the merger agreement, entered into on September 6, 2005, which we refer to collectively in this document as the “amended merger agreement.” This summary is qualified in its entirety by reference to the amended merger agreement, a composite of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the amended merger agreement in its entirety, as it is the legal document governing this merger.

Capital One and Hibernia entered into the original merger agreement in March 2005. As a result of Hurricane Katrina and the events and process described under “The Merger—Background of the Merger,” the parties renegotiated the terms of the transaction and subsequently entered into an amendment to the original merger agreement. The primary change to the original merger agreement was to revise the price to be paid for each Hibernia share. Under the terms of the amendment to the merger agreement, which has been approved by both companies’ boards of directors, Hibernia shareholders will have the right, subject to proration, to elect to receive, for each Hibernia share, cash or Capital One common stock, in either case having a value per Hibernia share equal to the sum of (a) $13.95 plus (b) 0.2055 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before completion of the merger. The actual value on consummation of the merger will depend on Capital One’s share price at that time. Also under the terms of the amendment to the merger agreement, the definition of “material adverse effect” and certain other provisions were amended to exclude events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina and other hurricanes or storms on Hibernia. Capital One and Hibernia further agreed to release all elections previously made by Hibernia shareholders in connection with the original merger agreement and thus all Hibernia shareholders who would like to elect the type of merger consideration that they will receive in the merger must submit a new form of election to the exchange agent by the new election deadline, as described more fully below under “—Conversion of Shares; Exchange of Certificates; New Elections as to Terms of Consideration—Form of Election.”

The Merger

Each of the Capital One board of directors and the Hibernia board of directors has approved the amended merger agreement, which provides for the merger of Hibernia with and into Capital One. Capital One will be the surviving corporation in the merger. Each share of Capital One common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Capital One, and each share of Hibernia common stock issued and outstanding at the effective time of the merger will be converted into either cash or Capital One common stock, as described below. See “—Consideration To Be Received in the Merger.”

The Capital One certificate of incorporation will be the certificate of incorporation, and the Capital One bylaws will be the bylaws, of the combined company after the completion of the merger. The amended merger agreement provides that Capital One may change the structure of the merger if consented to by Hibernia (but Hibernia’s consent cannot be unreasonably withheld). No such change will alter the amount or kind of merger consideration to be provided under the amended merger agreement, adversely affect the tax consequences to Hibernia shareholders in the merger, or materially impede or delay completion of the merger.

Effective Time and Timing of Closing

The merger will be completed and become effective when we file certificates of merger with the Secretary of State of the State of Delaware and when it is recorded by the Secretary of State of the State of Louisiana as of its time of filing. However, we may agree to a later time for completion of the merger and specify that time in the certificates of merger in accordance with Delaware and Louisiana law. The closing of the merger will take place within two business days after the conditions to the merger have been satisfied or waived, or on such other date as we may agree. If these conditions are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Capital One, then Capital One may postpone the closing until the first full week after the end of that quarter.

We currently expect that the merger will be completed within two business days following the special shareholders’ meeting, subject to Hibernia shareholders’ approval of the revised merger and the continued effectiveness of all necessary regulatory approvals. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Capital One and Hibernia will obtain the required approvals or complete the merger.

Board of Directors of the Surviving Corporation

Upon completion of the merger, Capital One will take such actions as may be reasonably required to appoint Hibernia’s chairman, E.R. Campbell, to its board of directors, in the class of directors with its term expiring at the 2006 annual meeting of Capital One’s shareholders and, if necessary, will increase the size of the board of directors to permit this appointment.

Consideration To Be Received in the Merger

In anticipation of the merger you will have the right, with respect to each of your shares of Hibernia common stock, to submit a new form of election to elect to receive merger consideration consisting of either cash or shares of Capital One common stock, subject to proration as described below. The aggregate value of the merger consideration will fluctuate with the market price of Capital One common stock and will be determined based on the average of the closing prices of Capital One common stock for the five trading days ending on the day before the date of completion of the merger.

Whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be substantially the same based on the average Capital One closing price used to calculate the merger consideration. A chart showing the cash and stock merger consideration at various assumed average closing prices of Capital One common stock is provided on page [    ] of this document.

In order to be valid, elections must be received by the exchange agent, Computershare Shareholder Services, Inc., by the new election deadline, which is 5:00 p.m., local time in New York City, on [                ], 2005. A new form of election is being mailed to you in a separate package at approximately the same time as this document, as described more fully below under “—Conversion of Shares; Exchange of Certificates; New Elections as to Form of Consideration—Form of Election.” Any election made on the original form of election will not be considered a valid election, as all original elections have been cancelled and all certificated shares that were sent to the exchange agent with the original forms of election were returned to the Hibernia shareholders in book-entry form when those original elections were cancelled.

If you do not return by the new election deadline or improperly complete or do not sign your new form of election, you will receive cash, shares of Capital One common stock or a mixture of cash and shares of Capital One common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the proration procedures described below.

You may specify different elections with respect to different shares held by you (for example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The amended merger agreement provides that each Hibernia shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Hibernia common stock, an amount in cash equal to the Per Share Amount (determined as described below). We sometimes refer to this cash amount as the “cash consideration.” Based on the average of the closing prices of Capital One common stock for the five trading

days ending [            ], 2005 if the merger had been completed on [            ], 2005, the cash consideration would have been approximately $[        ]. The aggregate amount of cash that Capital One has agreed to pay to all Hibernia shareholders in the merger is fixed at $2,231,039,040 and as a result, even if you make a cash election, you may nevertheless receive a mix of cash and stock.

The “Per Share Amount” is the amount, rounded to two decimal places, obtained by adding (A) $13.95 and (B) the product, rounded to four decimal places, of 0.2055 times the Capital One Closing Price.

The “Capital One Closing Price” is the average, rounded to four decimal places, of the closing sale prices of Capital One common stock on the NYSE for the five trading days immediately preceding the date of the effective time of the merger.

Stock Election

The amended merger agreement provides that each Hibernia shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Hibernia common stock, a fraction of a share of Capital One common stock equal to the Exchange Ratio (determined as described below). We sometimes refer to such fraction of a share of Capital One common stock as the “stock consideration.” Based on the average of the closing prices of Capital One common stock for the five trading days ended [            ], 2005, if the merger had been completed on [            ], 2005, the stock consideration would have been [            ] of a share of Capital One common stock. The total number of shares of Capital One common stock that will be issued in the merger is fixed, subject to corresponding increases if shares of Hibernia common stock are issued upon the exercise of outstanding Hibernia stock options, upon vesting of other stock-settled awards or as otherwise permitted by the amended merger agreement, prior to completion of the merger. As a result, even if you make a stock election, you may nevertheless receive a mix of cash and stock.

The “Exchange Ratio” is defined in the amended merger agreement as the quotient, rounded to four decimal places, obtained by dividing the Per Share Amount (determined as described above) by the Capital One Closing Price (as described above).

No fractional shares of Capital One common stock will be issued to any holder of Hibernia common stock upon completion of the merger. For each fractional share that would otherwise be issued, Capital One will pay cash in an amount equal to the fraction multiplied by the Capital One Closing Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares. The cash to be paid in respect of fractional shares is not included in the aggregate cash limit described above under “—Cash Election”.

Non-Election Shares

If you do not make an election to receive cash or Capital One common stock in the merger using the new form of election, your elections on the new form of election are not received by the exchange agent by the new election deadline, or your new forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election.” Shareholders not making a new election may be paid in cash, Capital One common stock or a mix of cash and shares of Capital One common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Hibernia shareholders using the proration described below.

Proration

The total number of shares of Capital One common stock that will be issued in the merger is approximately [            ] million, based on the number of Hibernia shares outstanding on [            ], 2005, and the cash that will be paid in the merger is fixed at $2,231,039,040. If the number of Hibernia common shares outstanding increases prior to the date of completion of the merger due to the issuance of Hibernia common shares upon the the exercise of outstanding Hibernia stock options, the vesting of other stock-settled awards or as otherwise permitted by the amended merger agreement, the aggregate number of Capital One shares to be issued as consideration in the merger will be increased accordingly. Subject to this potential increase, the total number of shares of Capital One common stock that will be issued in the merger is fixed. The cash and stock elections are subject to proration to preserve the limitations described above on the stock and cash to be issued and paid in the merger. As a result, if you make a valid cash election or stock election, you may nevertheless receive a mix of cash and stock.

Proration if Cash Pool is Oversubscribed

Stock may be paid to shareholders who make valid cash elections if the available $2,231,039,040 cash pool is oversubscribed. The total number of shares of Hibernia common stock for which valid cash elections are made is referred to as the “Cash Election Number.” The number of shares of Hibernia common stock that will be converted into the right to receive cash in the merger, which we refer to as the “Cash Conversion Number,” is equal to the quotient obtained by dividing (1) $2,231,039,040 by (2) the Per Share Amount. For example, if the Per Share Amount was $[x], the Cash Conversion Number would be approximately [y] ($2,231,039,040/$[x]), meaning that approximately [y] Hibernia shares must be converted into the right to receive $[x] in cash, regardless of whether Hibernia shareholders have made valid cash elections for a greater or lesser number of Hibernia shares.

If the Cash Election Number is greater than the Cash Conversion Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	a Hibernia shareholder making a valid stock election, no election or an invalid election will receive the stock consideration for each share of Hibernia common stock as to which it made a valid stock election, no election or an invalid election; and

•	a Hibernia shareholder making a valid cash election will receive:

•	the cash consideration for a number of Hibernia shares equal to the product obtained by multiplying (1) the number of Hibernia shares for which such shareholder has made a valid cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

•	the stock consideration for the remaining Hibernia shares for which the shareholder made a valid cash election.

Example A. Oversubscription of Cash Pool

Assuming that:

•	the Cash Conversion Number was 50 million, and

•	the Cash Election Number was 100 million (in other words, only 50 million Hibernia shares can receive the cash consideration, but Hibernia shareholders have made valid cash elections with respect to 100 million Hibernia shares), then a Hibernia shareholder making a valid cash election with respect to 1,000 Hibernia shares would receive the cash consideration with respect to 500 Hibernia shares (1,000x50/100) and the stock consideration with respect to the remaining 500 Hibernia shares. Therefore, if the Capital One Closing Price was equal to $75.00, that Hibernia shareholder would receive 195 shares of Capital One common stock and $14,736.25 in cash.

Proration if the Cash Pool is Undersubscribed

Cash may be issued to shareholders who make valid stock elections if the available $2,231,039,040 cash pool is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the “Shortfall Number.” If the cash election is undersubscribed, then all Hibernia shareholders making a valid cash election will receive the cash consideration for all shares of Hibernia common stock as to which they made a valid cash election. Hibernia shareholders making a valid stock election, Hibernia shareholders who make no election and Hibernia shareholders who failed to make a valid election will receive cash and/or Capital One common stock based in part on whether the Shortfall Number is less or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Cash Pool and Shortfall Number is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a Hibernia shareholder making a valid stock election will receive the stock consideration for each share of Hibernia common stock as to which it made a valid stock election; and

•	a Hibernia shareholder who made no election or who did not make a valid election with respect to any of its shares will receive:

•	the cash consideration with respect to the number of Hibernia shares equal to the product obtained by multiplying (1) the number of non-election shares held by such Hibernia shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the stock consideration with respect to the remaining non-election shares held by such shareholder.

Example B1. Undersubscription of Cash Pool and Shortfall Number is Less than Number of Non-Election Shares.

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million Hibernia shares must be converted into cash consideration but Hibernia shareholders have made a valid cash election with respect to only 20 million Hibernia shares, so the Shortfall Number is 30 million), and

•	the total number of non-election shares is 40 million,

then a Hibernia shareholder that has not made a valid election with respect to 1,000 Hibernia shares would receive the per share cash consideration with respect to 750 Hibernia shares (1,000x30/40) and the per share stock consideration with respect to the remaining 250 Hibernia shares. Therefore, if the Capital One Closing Price was equal to $75.00, that Hibernia shareholder would receive 97 shares of Capital One common stock and $22,085.63 in cash.

Scenario 2: Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•	a Hibernia shareholder who made no election or who has not made a valid election will receive the cash consideration for each share of Hibernia common stock for which it did not make a valid election; and

•	a Hibernia shareholder making a valid stock election will receive:

•	the cash consideration with respect to the number of Hibernia shares equal to the product obtained by multiplying (1) the number of Hibernia shares with respect to which the shareholder made a valid stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of valid stock election shares; and

•	stock consideration with respect to the remaining Hibernia shares held by such shareholder as to which it made a valid stock election.

Example B2. Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares.

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million Hibernia shares must be converted into the cash consideration but Hibernia shareholders have made a valid cash election with respect to only 20 million Hibernia shares, so the Shortfall Number is 30 million),

•	the number of non-election shares is 20 million (so the Shortfall Number exceeds the number of non-election shares by 10 million), and

•	the number of valid stock election shares is 160 million,

then a Hibernia shareholder that has made a valid stock election with respect to 1,000 Hibernia shares would receive the cash consideration with respect to 62.5 Hibernia shares (1,000x10/160) and the stock consideration with respect to the remaining 937.5 Hibernia shares. Therefore, if the Capital One Closing Price was equal to $75.00, that Hibernia shareholder would receive 367 shares of Capital One common stock, and $1,837.34 in cash.

Stock Options and Other Stock-Based Awards

Each outstanding option to acquire Hibernia common stock granted under Hibernia’s stock option and incentive plans will be converted automatically at the effective time of the merger into an option to purchase Capital One common stock and will continue to be governed by the terms of the Hibernia stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of Capital One common stock subject to the new Capital One stock option will be equal to the product of the number of shares of Hibernia common stock subject to the Hibernia stock option and the Exchange Ratio (determined as described above under the heading “—Consideration To Be Received in the Merger”), rounded down to the nearest whole share; and

•	the exercise price per share of Capital One common stock subject to the new Capital One stock option will be equal to the exercise price per share of Hibernia common stock under the Hibernia stock option divided by the Exchange Ratio, rounded up to the nearest cent.

Outstanding restricted share units and phantom shares in respect of Hibernia common stock immediately prior to the merger will be converted automatically at the effective time of the merger into restricted share units and phantom shares in respect of shares of Capital One common stock (except that restricted share units that vest upon the change of control will instead be converted into shares of Capital One common stock). The number of shares of Capital One common stock subject to each converted restricted share unit and phantom share will be equal to the product of the number of shares of Hibernia common stock subject to the Hibernia restricted share unit or phantom share and the Exchange Ratio, rounded down to the nearest whole share.

Each outstanding restricted share of Hibernia common stock will be converted automatically at the effective time of the merger into the right to receive, on the same terms and conditions as applied to such restricted shares immediately prior to the effective time of the merger, the merger consideration, consisting of either cash or Capital One common stock, as validly elected by the holder of such restricted Hibernia common share, subject to the same proration and election procedures as applicable to a holder of unrestricted Hibernia common stock and as fully described above in “—Consideration To Be Received in the Merger” for such purpose and subject to Capital One’s right to deduct and withhold any amounts required under the Code or applicable state or local tax law when the restrictions on such rights lapse.

Conversion of Shares; Exchange of Certificates; New Elections as to Form of Consideration

The conversion of Hibernia common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of Hibernia common stock for merger consideration to be received in the merger pursuant to the terms of the amended merger agreement.

Computershare Shareholder Services, Inc. has been selected to be the exchange agent and will receive your new form of election, exchange certificates for the merger consideration and perform other duties as explained in the amended merger agreement.

Form of Election

All elections previously made by you in connection with the original merger agreement have been cancelled. Promptly after September 8, 2005, the exchange agent returned all shares previously tendered in elections to Hibernia shareholders of record. If you held your Hibernia shares in certificated form, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. Any restrictions or legends reflected on your share certificate will be indicated on your book-entry account. You may request a physical share certificate, or direct any questions or requests for changes to your account, by contacting Mellon Investor Services at 1-800-814-0305.

You will be mailed a new form of election in a separate package at approximately the same time as this document so as to permit you to exercise your right to make a new election prior to the new election deadline. Each new form of election will allow you to make cash or stock elections. The new election deadline will be 5:00 p.m., local time in New York City, on [            ], 2005.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the new form of election. Shareholders who hold their shares in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making a valid election with respect to such shares. Shares of Hibernia common stock as to which the holder has not made a valid election prior to the new election deadline will be treated as though they had not made an election.

To make a valid election, you must submit a properly completed new form of election, together with stock certificates (or book-entry transfer of uncertificated shares), so that it is actually received by the exchange agent at or prior to the new election deadline in accordance with the instructions on the new form of election.

A new form of election will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of Hibernia common stock covered by the new form of election or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the new form of election. If you cannot deliver your stock certificates to the exchange agent by the new election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the new form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the new election deadline accompanied by a properly completed and signed revised new form of election. If an election is revoked, or the amended merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates via first-class mail or, in the case of shares of Hibernia common stock tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company, or “DTC,” by crediting to an account maintained by such shareholder within DTC promptly following the termination of the merger or revocation of the election. Hibernia shareholders will not be entitled to revoke or change their elections following the new election deadline. As a result, if you have made new elections, you will be unable to revoke your new elections or sell your shares of Hibernia common stock during the interval between the new election deadline and the date of completion of the merger.

Shares of Hibernia common stock as to which the holder has not made a valid election prior to the new election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Hibernia shareholders holding their shares in certificated form at the effective time of the merger and who have not previously submitted a new form of election and properly surrendered shares of Hibernia common stock to the exchange agent. This mailing will contain instructions on how to surrender share certificates of Hibernia common stock (if these share certificates have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the amended merger agreement.

If a certificate for Hibernia common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the amended merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares payable to any Hibernia shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until Hibernia common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Capital One common stock into which shares of Hibernia common stock may have been converted will accrue but will not be paid. Capital One will pay to former Hibernia shareholders any unpaid dividends or other distributions, without interest, only after the effective time and after they have duly surrendered their Hibernia stock certificates.

Prior to the effective time of the merger, Hibernia and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	regular quarterly cash dividends at a rate not to exceed $0.20 per share of Hibernia common stock with record dates and payment dates consistent with the prior year;

•	a cash dividend per share of Hibernia common stock for the period commencing on the day after the most recent dividend record date prior to the anticipated closing date to and including the anticipated closing date (we refer to such period as the pro rata period) at a rate per share of Hibernia common stock as follows:

•	if the pro rata period is at least 46 calendar days but less than 75 calendar days, $0.0667; and

•	if the pro rata period is 75 calendar days or more, $0.1333;

•	dividends paid by any of the subsidiaries of Hibernia to Hibernia or to any of its wholly-owned subsidiaries; and

•	the acceptance of shares of Hibernia common stock in payment of the exercise of a stock option or the vesting of restricted shares of Hibernia common stock granted under a Hibernia stock plan, in each case in accordance with past practice.

Representations and Warranties

The amended merger agreement contains generally customary representations and warranties of Capital One and Hibernia relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to an immaterial extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (3) changes in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party or (4) public disclosure of the merger. Regardless of any language in the amended merger agreement that may be to the contrary, no events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm will be considered in determining whether a material adverse effect has occurred or is reasonably likely to occur for any purposes of the amended merger agreement or whether there is or may be any failure of any of the closing conditions.

The representations and warranties of each of Capital One and Hibernia have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	are qualified to exclude events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm;

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the original merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the amended merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the amended merger agreement by the other party after termination of the amended merger agreement except if willfully false as of the date of the amended merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the amended merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the amended merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the original merger agreement or such other date as is specified in the amended merger agreement.

Each of Capital One and Hibernia has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the amended merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	intellectual property;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Hibernia has made other representations and warranties about itself to Capital One as to:

•	employee matters and benefit plans;

•	matters relating to certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolio;

•	real property;

•	environmental liabilities;

•	investment advisor subsidiaries, funds and clients;

•	broker-dealer subsidiaries;

•	the inapplicability of state takeover laws; and

•	the receipt of a fairness opinion from its financial advisor.

Conduct of Business Pending the Merger

Each of us has undertaken customary covenants that place restrictions on us and our respective subsidiaries until the effective time of the merger. In general, each of us has agreed to (1) conduct our business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact our business organization and advantageous business relationships, including retaining the services of key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay our respective ability to obtain any necessary regulatory approvals, perform our covenants or complete the transaction. Hibernia further has agreed that, with certain exceptions, including an exception for actions that in the reasonable judgment of Hibernia management were necessary or desirable in connection with Hibernia’s recovery efforts from Hurricane Katrina as discussed with Capital One prior to the date of the amendment to the merger agreement and other actions in relation to Hurricane Katrina or any other hurricane or storm reasonably taken thereafter by Hibernia after consultation with Capital One (provided that any such action that results in expenses of over $1 million individually must first be approved by the Capital One integration executive or his designee, with this approval not be to be unreasonably withheld), Hibernia will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

•	issue shares except pursuant to the exercise of Hibernia stock options in existence as of the date of the merger agreement or as issued thereafter as permitted by the merger agreement, or grant any stock options, restricted shares or other equity-based awards;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Conversion of Shares; Exchange of Certificates; New Elections as to Form of Consideration—Dividends and Distributions;”

•	with certain exceptions, (1) increase wages, salaries or incentive compensation, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights, or (3) establish, adopt, or become a party to any new employee benefit or compensation plan or agreement or amend any Hibernia benefit plan;

•	amend, suspend or terminate the Hibernia employee stock ownership plan or otherwise alter the rate of contribution or allocations under that plan or contribute any amount to that plan in excess of that required to fund current payments of principal and interest due in the ordinary course of business under the terms of the related loan;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfer or purchase of property or assets other than in the ordinary course of business;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	amend its articles of incorporation or bylaws;

•	restructure or materially change its investment securities portfolio or its gap position;

•	commence or settle any material claim, except in the ordinary course of business;

•	take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	change its tax or financial accounting methods, other than as required by law;

•	file any application to establish, or to relocate or terminate the operations of, any banking office of Hibernia or its subsidiaries;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election, or settle or compromise any material tax liability; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

Capital One has agreed that, except with Hibernia’s prior written consent, Capital One will not, among other things, undertake the following actions:

•	amend its certificate of incorporation or bylaws in a manner that would adversely effect Hibernia, the shareholders of Hibernia or the transactions contemplated in the amended merger agreement;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated in the amended merger agreement, other than as required by law or except for transactions in the ordinary course of business;

•	make any material investment that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated in the amended merger agreement; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

The amended merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the amended merger agreement.

Reasonable Best Efforts of Hibernia to Obtain the Required Shareholder Vote

Hibernia has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder approval of the amended merger agreement. Hibernia will use its reasonable best efforts to obtain such approval. The amended merger agreement requires Hibernia to submit the amended merger agreement to a shareholder vote even if its board of directors no longer recommends approval of the amended merger agreement.

Except as described in the next sentence, neither Hibernia’s board of directors nor any committee of Hibernia’s board of directors is permitted, in a manner adverse to Capital One:

•	to withdraw, modify or qualify the recommendation by the board of the merger, or take any action or make any statement in connection with the Hibernia shareholder meeting inconsistent with its approval of the amended merger agreement; or

•	to recommend any acquisition proposal other than the merger.

However, if Hibernia complies with its non-solicitation obligations described under “—No Solicitation of Alternative Transactions” it may take the actions described in the preceding bullet points if the Hibernia board, after consultation with counsel, reasonably determines in good faith that a failure to do so would be inconsistent with its fiduciary duties.

We have also agreed to in good faith use our reasonable best efforts to negotiate a restructuring of the merger if Hibernia’s shareholders do not approve the amended merger agreement at the special meeting and to resubmit the transaction to Hibernia’s shareholders for approval. However, in any restructuring neither party has any obligation to change the amount or kind of the merger consideration in a manner adverse to that party or its shareholders.

No Solicitation of Alternative Transactions

Hibernia has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any “Alternative Proposal” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any “Alternative Transaction” (as defined below).

However, prior to the Hibernia special meeting, Hibernia may consider and participate in discussions with respect to an Alternative Proposal if:

•	it has first entered into a confidentiality agreement with the party proposing the Alternative Proposal on terms substantially similar to, and no less favorable to Hibernia than, the confidentiality agreement with Capital One; and

•	the Hibernia board of directors reasonably determines in good faith:

•	such Alternative Proposal constitutes or is reasonably likely to result in a “Superior Proposal” (as defined below), and

•	after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties.

If Hibernia does not limit the duration of these discussions and negotiations to 20 days, Capital One has the right to terminate the amended merger agreement and, if it does so, would be entitled to a termination fee if an Alternative Transaction is consummated, or Hibernia enters into a definitive agreement providing for an Alternative Transaction, within 12 months after Capital One terminates the amended merger agreement. See “—Termination of the Amended Merger Agreement—Termination Fees.”

Hibernia has agreed:

•	to notify Capital One promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Hibernia or any of its subsidiaries, and to provide Capital One with relevant information regarding the Alternative Proposal or request;

•	to keep Capital One fully informed, on a current basis, of any material changes in the status and terms of any such Alternative Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, and to use reasonable best efforts to cause all persons other than Capital One who have been furnished with confidential information in connection with an Alternative Proposal within 12 months prior to the date of the original merger agreement to return or destroy such information.

As used in the amended merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Hibernia or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the amended merger agreement, “Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person or group other than Capital One or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Hibernia or any of its subsidiaries or outstanding voting power or of any new series or class of preferred stock that would be entitled to a class or series vote with respect to a merger of Hibernia or any of its subsidiaries, whether from Hibernia or any of its subsidiaries or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Hibernia or any of its subsidiaries (other than the merger with Capital One);

•

any transaction pursuant to which any person or group other than Capital One or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Hibernia and securities of the entity surviving any merger or business combination, including any of Hibernia’s subsidiaries) of Hibernia, or any of its subsidiaries representing more than

25% of the fair market value of all the assets, net revenues or net income of Hibernia and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving Hibernia or any of its subsidiaries, other than the transactions contemplated by the amended merger agreement.

As used in the amended merger agreement, “Superior Proposal” means a bona fide written Alternative Proposal which the board of directors of Hibernia concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the shareholders of Hibernia than the transactions contemplated by the amended merger agreement and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. For purposes of this definition of Superior Proposal, all references to “25%” in the definition of the term Alternative Transaction are deemed to be a reference to “a majority” and Alternative Proposal will only be deemed to refer to a transaction involving Hibernia.

Employee Matters

Capital One has agreed that for a period of one year following the effective time of the merger, with respect to the employees of Hibernia and its subsidiaries at the effective time, it will:

•	provide such employees in the aggregate with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar in the aggregate to the aggregate employee benefits, rates of base salary or hourly wage and annual bonus opportunities provided to such employees pursuant to Hibernia’s benefit plans (other than the employee stock ownership plan and its related non-qualified supplemental stock plan) as in effect immediately prior to the merger; and

•	provide employees of Hibernia who are designated by Hibernia and whose employment is terminated in a qualifying termination of employment (other than those employees who are party to a change in control employment agreement) with severance benefits no less favorable than the greater of (1) the severance benefits that would be payable to such employees upon a qualifying termination of employment under the Hibernia special severance plan and (2) the severance benefits provided to similarly situated employees of Capital One upon a qualifying termination of employment under the applicable Capital One severance plan. Capital One has separately agreed that this arrangement will apply beyond one year in certain circumstances where employees are requested to remain with the combined company beyond one year.

In addition, Capital One has agreed, to the extent any Hibernia employee becomes eligible to participate in Capital One benefit plans following the merger:

•	generally to recognize each employee’s service with Hibernia prior to the completion of the merger for purposes of eligibility to participate, vesting credits and, except under defined benefit pension plans, benefit accruals, in each case under the Capital One plans to the same extent such service was recognized under comparable Hibernia plans prior to the completion of the merger; and

•	to waive any exclusion for pre-existing conditions under any Capital One health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding Hibernia plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of Capital One.

Capital One also has agreed not to amend, or permit the amendment of, the Hibernia employee stock ownership plan in any manner that would extend participation under that plan to employees other than employees of Hibernia and its subsidiaries and to cause all unallocated shares of Capital One common stock held in trust under that plan to be allocated solely for the benefit of participants who are, as of immediately prior to the effective time, employees of Hibernia and its subsidiaries.

However, Capital One has no obligation to continue the employment of any Hibernia employee for any period following the merger.

Indemnification and Insurance

The amended merger agreement requires Capital One to maintain in effect for six years after completion of the merger the current rights of Hibernia directors, officers and employees to indemnification under Hibernia’s charter documents or disclosed agreements of Hibernia. The amended merger agreement also provides that, upon completion of the merger, Capital One will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Hibernia and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The amended merger agreement provides that Capital One will maintain for a period of six years after completion of the merger Hibernia’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	the approval of the amended merger agreement by the Hibernia shareholders;

•	the approval of the listing of Capital One common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the effectiveness of the registration statement with respect to the Capital One common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the amended merger agreement.

Each of Capital One’s and Hibernia’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

•	the other company’s representations and warranties in the amended merger agreement being true and correct, subject to the materiality standard contained in the amended merger agreement, and the performance by the other party in all material respects of its obligations under the amended merger agreement. Under the amended merger agreement, the definition of “material adverse effect” and Hibernia’s representation and warranty regarding the absence of any material adverse effect has been modified to exclude events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm.

Capital One’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Hibernia or Capital One, measured relative to Hibernia.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Amended Merger Agreement

General

The amended merger agreement may be terminated at any time prior to the completion of the merger by our mutual written consent, if authorized by each of our boards of directors, or by either Capital One or Hibernia if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable; or

•	the merger is not completed by March 6, 2006 (other than because of a breach of the amended merger agreement caused by the party seeking termination).

The amended merger agreement may also be terminated by Capital One if:

•	Hibernia’s shareholders fail to approve the amended merger agreement at the Hibernia special meeting or any adjournment thereof, but Capital One only has the right to terminate the amended merger agreement for this reason on or prior to the 20th day after the date of such meeting of Hibernia shareholders, and Capital One must not then be in material breach of its obligations to use reasonable best efforts to negotiate a restructuring of the merger if the Hibernia shareholders do not approve the merger at the special meeting;

•	there has been a breach of any of Hibernia’s representations, warranties, covenants or agreements, the breach has not been cured within 45 days of written notice of the breach or cannot by its nature be cured within 45 days, and the breach, if occurring on the closing date, would constitute the failure of a condition to closing;

•	Hibernia has materially breached its “non-solicitation” obligations, or Hibernia’s board has failed to recommend in the proxy statement the approval of the amended merger agreement, changed its recommendation to the Hibernia shareholders, recommended an Alternative Proposal or failed to call a meeting of Hibernia’s shareholders; or

•	Hibernia or any of its representatives has engaged in discussions with any person in connection with an Alternative Proposal and not ceased all discussions within 20 days of the first date of such discussions.

The amended merger agreement may also be terminated by Hibernia if:

•	there has been a breach of any of Capital One’s representations, warranties, covenants or agreements, the breach has not been cured within 45 days of written notice of the breach or cannot by its nature be cured within 45 days, and the breach, if occurring on the closing date, would constitute the failure of a condition to closing; or

•	Capital One has materially breached its obligation to in good faith use its reasonable best efforts to negotiate a restructuring of the merger if the Hibernia shareholders do not approve the amended merger agreement at the special meeting.

Effect of Termination

In the event the amended merger agreement is terminated as described above, the amended merger agreement will become void and neither Capital One nor Hibernia will have any liability under the amended merger agreement, except that:

•	both Capital One and Hibernia will remain liable for any willful breach of the amended merger agreement;

•	designated provisions of the amended merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions and, if applicable, the termination fee described below, will survive the termination.

Termination Fee

Hibernia has agreed to pay a termination fee of $220 million to Capital One in the following circumstances:

•	If (1) either party terminates the amended merger agreement because the merger was not completed by March 6, 2006 without the Hibernia special meeting having been convened or when the Hibernia shareholders failed to approve the amended merger agreement at the special meeting and (2) an Alternative Proposal was publicly announced or otherwise communicated to the senior management or board of directors of Hibernia, and was not irrevocably withdrawn prior to March 6, 2006 or the date of the Hibernia special meeting, whichever is earlier. One-third of the termination fee will be payable on termination of the amended merger agreement and if, within 12 months after this termination of the amended merger agreement, Hibernia enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, the remaining two-thirds of the termination fee will become payable to Capital One.

•	If (1) the amended merger agreement is terminated by Capital One because the required shareholder vote of Hibernia was not obtained at the special meeting or because of a material breach by Hibernia of its agreement to in good faith use its reasonable best efforts to negotiate a restructuring of the merger if its shareholders do not approve the amended merger agreement at the special meeting and to resubmit the transaction to its shareholders for approval and (2) an Alternative Proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Hibernia, and has not been irrevocably withdrawn prior to the taking of a vote at the meeting of Hibernia shareholders (or prior to the date of termination, in the case of a breach of Hibernia’s agreement relating to restructuring), then Hibernia will owe Capital One one-third of the termination fee. If, within 12 months after the date of such termination, Hibernia enters into any definitive agreements with respect to, or consummates, any Alternative Transaction, the remaining two-thirds of the termination fee will become payable to Capital One.

•	If (1) the amended merger agreement is terminated by Capital One because of a material breach by Hibernia of the amended merger agreement (other than a breach of its restructuring agreement) and (2) an Alternative Proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Hibernia and has not been irrevocably withdrawn prior to such breach, then Hibernia must pay the full termination fee following the termination.

•	If the amended merger agreement is terminated by Capital One because Hibernia materially breached its “no solicitation” obligations, or Hibernia’s board of directors has failed to recommend in the proxy statement the approval of the amended merger agreement, changed its recommendation to the Hibernia shareholders, recommended an Alternative Proposal or failed to call a meeting of Hibernia’s shareholders, then Hibernia must pay the full termination fee following the termination.

•	If the amended merger agreement is terminated by Capital One because Hibernia engaged in discussions with another person in connection with the Alternative Proposal, such discussions had not ceased within 20 days of the first date of such discussions and within 12 months of the date of termination, Hibernia enters into any definitive agreements with respect to, or consummates, any Alternative Transaction, then Hibernia must pay the full termination fee to Capital One following the date of execution of a definitive agreement in respect of, or consummation of, such Alternative Transaction.

For purposes of determining whether the termination fee is payable, the term “Alternative Transaction” has the meaning described under “—No Solicitation of Alternative Transactions;” except that the 25% thresholds are treated as references to “50%,” and mergers or business combinations in which Hibernia shareholders would continue to hold at least 50% of the total voting power of the entity surviving the transactions are not considered “Alternative Transactions.”

As described under “Litigation Relating to the Merger,” in a memorandum of understanding relating to the proposed settlement of a putative class action lawsuit filed on behalf of the shareholders of Hibernia against Hibernia and the members of its board of directors, Capital One and Hibernia have entered into a settlement agreement in which Capital One has agreed to waive the right to receive $20 million of the $220 million termination fee payable under certain circumstances described above. The parties to the memorandum of understanding have executed formal settlement papers and on July 7, 2005, the Civil District Court for the Parish of Orleans, State of Louisiana, granted preliminary approval of the settlement, and among other things, set November 30, 2005 as of the date for a final hearing on approval of the settlement.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

We may further amend the amended merger agreement by action taken or authorized by our boards of directors. However, after any approval of the amended merger agreement by the Hibernia shareholders, there may not be, without further approval of the shareholders, any amendment of the amended merger agreement that changes the amount or the form of the consideration to be delivered to Hibernia shareholders, changes any term of the certificate of incorporation of the combined company or changes any of the terms and conditions of the amended merger agreement if such change would adversely affect the holders of any class or series of capital stock of Hibernia or Capital One, in each case other than as contemplated in the amended merger agreement.

Extension; Waiver

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the amended merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the amended merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the amended merger agreement.

Fees and Expenses

In general, all costs and expenses incurred in connection with the amended merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by Capital One and Hibernia.

Dissenting Shares

If dissenters’ rights for any Hibernia shares are perfected by any shareholder, then those shares will be treated as described under “The Merger—Dissenters’ Rights.”

Restrictions on Resales by Affiliates

Shares of Capital One common stock to be issued to Hibernia shareholders in the merger have been registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Hibernia. Any subsequent transfer of shares, however, by any person who is an affiliate of Hibernia at the time the merger is submitted for a vote of the Hibernia shareholders will, under existing law, require either:

•	the further registration under the Securities Act of the Capital One common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Hibernia is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Hibernia. These restrictions are expected to apply to the directors and executive officers of Hibernia and the holders of 10% or more of the outstanding Hibernia common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Capital One will give stop transfer instructions to the exchange agent with respect to the shares of Capital One common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

Hibernia has agreed in the amended merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Hibernia for purposes of Rule 145 under the Securities Act to deliver to Capital One a written agreement intended to ensure compliance with the Securities Act.

THE COMPANIES

Capital One Financial Corporation

With more than 48.9 million accounts at June 30, 2005, Capital One is one of the world’s largest financial services franchises. It is a diversified financial services corporation focused primarily on consumer lending. Its principal business segments are domestic credit card lending, automobile and other motor vehicle financing and global financial services.

Capital One Financial Corporation is a financial holding company headquartered in McLean, Virginia and was incorporated in Delaware in 1994. Capital One’s Virginia state chartered bank subsidiary, Capital One Bank, currently offers credit card products and takes retail deposits and can, consistent with its charter, engage in a wide variety of lending and other financial activities. Capital One, F.S.B., a federally chartered savings bank subsidiary, offers consumer and commercial lending and consumer deposit products, and Capital One Auto Finance, Inc. offers automobile and other motor vehicle financing products. Capital One Services, Inc. provides various operating, administrative and other services to Capital One and its subsidiaries.

As of June 30, 2005, Capital One had 48.9 million accounts and $83.0 billion in managed consumer loans outstanding. It is among the five largest issuers of Visa® and MasterCard® credit cards in the United States based on managed credit card loans outstanding as of December 31, 2004.

Capital One offers its products throughout the United States. It also offers its products outside of the United States principally through Capital One Bank (Europe) plc, an indirect subsidiary of Capital One Bank organized and located in the United Kingdom, and a branch of Capital One Bank in Canada. The U.K. bank has authority to accept deposits and provide credit card and installment loans.

Additional information about Capital One and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

The principal executive office of Capital One is located at 1680 Capital One Drive, McLean, Virginia 22102, and its telephone number is (703) 720-1000.

Hibernia Corporation

Hibernia Corporation is a financial holding company headquartered in New Orleans, Louisiana. Hibernia provides banking and other financial services through its banking and non-banking subsidiaries. Hibernia’s banking subsidiary is Hibernia National Bank. Hibernia National Bank is a national banking association with its main office in New Orleans, Louisiana.

As of June 30, 2005, Hibernia had consolidated assets of $22.1 billion and shareholders’ equity of $2.1 billion.

As of June 30, 2005, Hibernia operated in 320 locations in 34 Louisiana parishes and 35 Texas counties, with two mortgage loan production and retail brokerage services offices in southern Mississippi. Hibernia also maintains a transactional website that offers certain banking services online.

Hibernia offers a broad array of financial products and services, including retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; merchant processing; property and casualty, life, and health insurance; trust and investment management; and retail brokerage, and provides access to alternative investments, including stocks, bonds, mutual funds and annuities.

Hibernia also provides financial risk management products and advisory services to customers. These products are designed to assist customers in managing their exposure in the areas of interest rate and currency risks. Hibernia offers repurchase agreements, bankers acceptances, Eurodollar deposits, safekeeping of securities, U.S. government and government agency obligations, tax-free municipal obligations, reverse repurchase agreements, letters of credit, and collection and foreign exchange transactions.

At June 30, 2005, Hibernia and its subsidiaries had 6,215 full-time equivalent employees.

Additional information about Hibernia and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

The principal executive office of Hibernia is located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is 1-504-533-3333. The main switchboard number currently being used is 1-800-562-9007.

MARKET PRICE AND DIVIDEND DATA

Capital One

Capital One common shares trade on the New York Stock Exchange under the New York Stock Exchange symbol “COF.”

The following table sets forth the high and low sales prices of Capital One common shares for the calendar quarters indicated, as reported on the New York Stock Exchange, and the quarterly cash dividends paid per share in the periods indicated:

	High		Low		Dividend Paid
2003
First Quarter	39.70		24.91		0.03
Second Quarter	54.99		30.05		0.03
Third Quarter	62.02		44.51		0.03
Fourth Quarter	64.25		55.15		0.03

2004
First Quarter	76.66		60.04		0.03
Second Quarter	77.65		61.15		0.03
Third Quarter	75.49		64.93		0.03
Fourth Quarter	84.45		67.62		0.03

2005
First Quarter	84.75		73.15		0.03
Second Quarter	80.52		69.09		0.03
Third Quarter (through [ ])	[	]	[	]	[	]

On March 4, 2005, the last full trading day before the public announcement of the original merger agreement, the high and low sale prices of Capital One common shares as reported on the New York Stock Exchange were $78.46 and $76.98, respectively. On September 6, 2005, the last full trading day before we announced the amended merger agreement, the high and low sale prices of Capital One common shares as reported on the New York Stock Exchange were $82.29 and $80.11, respectively. On [            ], 2005, the last full trading day before the date of this document, the high and low sale prices of Capital One common shares as reported on the New York Stock Exchange were $[        ] and $[        ], respectively.

As of [            ], 2005, the last date prior to printing this document for which it was practicable for Capital One to obtain this information, there were approximately [        ] registered holders of Capital One common shares.

Hibernia

Hibernia’s common shares trade on the New York Stock Exchange under the New York Stock Exchange symbol “HIB.”

The following table sets forth the high and low sales prices of Hibernia common shares for the calendar quarters indicated, as reported on the New York Stock Exchange, and the quarterly cash dividends paid per share in the periods indicated:

	High		Low		Dividend Paid
2003
First Quarter	20.43		16.25		0.15
Second Quarter	19.74		16.78		0.15
Third Quarter	21.17		18.02		0.15
Fourth Quarter	23.84		20.30		0.18

2004
First Quarter	24.11		22.24		0.18
Second Quarter	24.53		21.52		0.18
Third Quarter	26.90		23.60		0.20
Fourth Quarter	30.00		26.42		0.20

2005
First Quarter	33.10		25.36		0.20
Second Quarter	33.73		30.70		0.20
Third Quarter (through [ ])	[	]	[	]	[	]

On March 4, 2005, the last full trading day before the public announcement of the original merger agreement, the high and low sale prices of Hibernia common shares as reported on the New York Stock Exchange were $26.80 and $26.23, respectively. On September 6, 2005, the last full trading day before we announced the amended merger agreement, the high and low sale prices of Hibernia common shares as reported on the New York Stock Exchange were $31.77 and $30.17, respectively. On [            ], 2005, the last full trading day before the date of this document, the high and low sale prices of Hibernia common shares as reported on the New York Stock Exchange were $[        ] and $[        ], respectively.

As of [            ], 2005, the last date prior to printing this document for which it was practicable for Hibernia to obtain this information, there were approximately [        ] registered holders of Hibernia common shares.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One and Hibernia may have appeared had the businesses actually been combined as of or at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the merger of Capital One and Hibernia on the combined balance sheets and statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia will be recorded by Capital One at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2005 assumes the merger was completed on that date. The preliminary unaudited pro forma income statements for the six months ended June 30, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

It is anticipated that the merger will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma financial information. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Hibernia. The information will be updated when all necessary information becomes available and management has completed its analysis. See “Risk Factors” for a discussion of events subsequent to June 30, 2005 relating to Hurricane Katrina.

The preliminary unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Capital One and Hibernia which are incorporated in this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2005 combines the historical balance sheets of Capital One and Hibernia assuming the companies had been combined on June 30, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Balance Sheets

June 30 (In Thousands)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Assets:
Cash and due from banks	$581,267	$685,989	$—		$1,267,256
Federal funds sold and resale agreements	1,283,015	25,000	(431,039)	A	876,976
Interest-bearing deposits at other banks	721,806	21,810	—		743,616

Cash and cash equivalents	2,586,088	732,799	(431,039)		2,887,848
Securities available for sale	9,522,515	4,115,413	730	B	13,638,658
Mortgage loans held for sale	—	100,272	—		100,272
Loans	38,610,787	15,992,323	(123,085)	C	54,480,025
Less: Allowance for loan losses	(1,405,000)	(227,138)	—		(1,632,138)

Net loans	37,205,787	15,765,185	(123,085)		52,847,887
Accounts receivable from securitizations	4,890,933	—	—		4,890,933

June 30 (In Thousands)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Premises and equipment, net	782,372	320,519	75,133	D	1,178,024
Interest receivable	274,547	84,619	—		359,166
Goodwill	739,889	337,441	(337,441)	E	4,006,582
			3,266,693	E
Core deposit intangibles and other intangibles	—	28,285	(28,285)	F	355,000
			355,000	F
Other	993,836	600,075	45,888	I	1,639,799

Total assets	$56,995,967	$22,084,608	$2,823,594		$81,904,169

Liabilities:
Interest bearing deposits	$26,521,031	$13,926,936	$28,431	G	$40,476,398
Non-interest bearing deposits	—	3,171,235	—		3,171,235
Senior and subordinated notes	6,692,311	99,971	1,416	G	6,793,698
Other borrowings	9,692,941	2,573,311	1,800,000	A	14,092,408
			26,156	G
Interest payable	252,677	27,459	—		280,136
Other	3,425,226	179,026	84,000	H	3,812,502
			124,250	F

Total liabilities	46,584,186	19,977,938	2,064,253		68,626,377

Commitments and Contingencies
Stockholders' Equity:
Common stock	2,650	336,558	(336,558)	J	2,994
			344	J
Paid-in capital, net	3,783,074	628,334	(643,026)	J	6,648,741
			2,768,617	J
			111,742	K
Retained earnings	6,620,729	1,450,746	(1,450,746)	J	6,620,729
Cumulative other comprehensive income	75,024	3,782	(3,782)	J	75,024
Less: Treasury stock, at cost	(69,696)	(312,750)	312,750	J	(69,696)

Total stockholders' equity	10,411,781	2,106,670	759,341		13,277,792

Total liabilities and stockholders' equity	$56,995,967	$22,084,608	$2,823,594		$81,904,169

The following preliminary unaudited pro forma condensed combined income statement for the six months ended June 30, 2005 combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Six Months Ended June 30 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$2,374,134	$478,272	$7,747	C	$2,860,153
Securities available for sale	181,409	95,002	—		276,411
Interest on mortgage loans held for sale	—	2,186	—		2,186
Other	132,625	4,241	(8,621)	A	128,245

Total interest income	2,688,168	579,701	(874)		3,266,995

Six Months Ended June 30 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Expense:
Deposits	543,463	141,171	6,049	G	690,683
Senior and subordinated notes	219,073	2,489	354	G	221,916
Other borrowings	192,608	37,378	4,638	G	266,574
			31,950	A

Total interest expense	955,144	181,038	42,991		1,179,173

Net interest income	1,733,024	398,663	(43,865)		2,087,822
Provision for loan losses	551,231	29,700	—		580,931

Net interest income after provision for loan losses	1,181,793	368,963	(43,865)		1,506,891

Non-Interest Income:
Servicing and securitizations	1,976,231	9,554	—		1,985,785
Service charges and other customer-related fees	761,596	133,298	—		894,894
Interchange	255,508	2,416	—		257,924
Other	104,640	80,017	—		184,657

Total non-interest income	3,097,975	225,285	—		3,323,260

Non-Interest Expense:
Salaries and associate benefits	875,602	185,513	—		1,061,115
Marketing	588,793	17,326	—		606,119
Communications and data processing	281,735	29,710	—		311,445
Supplies and equipment	170,107	25,763	—		195,870
Occupancy	58,110	25,972	1,181	D	85,263
Other	689,102	55,013	(3,413)	L	775,175
			34,473	F

Total non-interest expense	2,663,449	339,297	32,241		3,034,987

Income before income taxes and minority interest	1,616,319	254,951	(76,106)		1,795,164
Income taxes	578,639	89,955	(26,637)	M	641,957
Minority interest, net of income tax expense	—	(215)	—		(215)

Net income	$1,037,680	$165,211	$(49,469)		$1,153,422

Basic earnings	$4.18	$1.06			$4.08

Diluted earnings per share	$4.02	$1.03			$3.92

Dividends paid per share	$0.05	$0.40			$0.05

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2004, combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2004, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Year Ended December 31 (In Thousands, Except Per Share Data)	Capital One 2004	Hibernia 2004	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$4,234,420	$827,060	15,482	C	$5,076,962
Securities available for sale	312,374	162,026	—		474,400
Securities held to maturity	—	2,486	—		2,486
Interest on mortgage loans held for sale	—	6,644	—		6,644
Other	247,626	4,217	(17,242)	A	234,601

Total interest income	4,794,420	1,002,433	(1,760)		5,795,093

Year Ended December 31 (In Thousands, Except Per Share Data)	Capital One 2004	Hibernia 2004	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Expense:
Deposits	1,009,545	189,175	12,098	G	1,210,818
Senior and subordinated notes	486,812	3,387	708	G	490,907
Other borrowings	295,085	59,198	9,275	G	427,458
			63,900	A

Total interest expense	1,791,442	251,760	85,981		2,129,183

Net interest income	3,002,978	750,673	(87,741)		3,665,910
Provision for loan losses	1,220,852	48,250	—		1,269,102

Net interest income after provision for loan losses	1,782,126	702,423	(87,741)		2,396,808

Non-Interest Income:
Servicing and securitizations	3,643,808	34,845	—		3,678,653
Service charges and other customer-related fees	1,482,658	237,029	—		1,719,687
Interchange	475,810	4,729	—		480,539
Other	297,881	110,823	—		408,704

Total non-interest income	5,900,157	387,426	—		6,287,583

Non-Interest Expense:
Salaries and associate benefits	1,642,721	336,392	—		1,979,113
Marketing	1,337,780	29,902	—		1,367,682
Communications and data processing	475,355	57,030	—		532,385
Supplies and equipment	349,920	46,981	—		396,901
Occupancy	206,614	46,337	2,362	D	255,313
Other	1,309,829	123,489	(6,442)	L	1,494,062
			67,186	F

Total non-interest expense	5,322,219	640,131	63,106		6,025,456

Income before income taxes and minority interest	2,360,064	449,718	(150,847)		2,658,935
Income taxes	816,582	156,688	(52,796)	M	920,474
Minority interest, net of income tax expense	—	76	—		76

Net income	$1,543,482	$292,954	(98,051)		$1,738,385

Basic earnings per share	$6.55	$1.90			$6.44

Diluted earnings per share	$6.21	$1.86			$6.11

Dividends paid per share	$0.11	$0.76			$0.11

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004. The historical financial statements of Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States (“GAAP”) as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004. The adoption of new or changes to existing GAAP (including but not limited to the American Institute of Certified Public Accounts Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer), subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of Hibernia common stock into $30.49 in cash or 0.3788 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that Hibernia shareholders electing to receive cash or stock, respectively, would receive in the merger for each share of Hibernia common stock, assuming no proration and assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $80.50, which was the closing price of Capital One common stock on September 6, 2005, the last trading day before we announced the amended merger agreement. The actual amount of cash or fraction of a share of Capital One common stock that Hibernia shareholders electing to receive cash or stock, respectively, in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending immediately before completion of the merger. The total estimated consideration of $5.2 billion, which is based on the closing price of Capital One common stock on September 6, 2005, the last trading day before we announced the amended merger agreement, includes the value of outstanding stock options, and will be paid with the issuance of approximately 34.4 million shares of Capital One’s common stock and approximately $2.2 billion in cash consideration. Upon completion of the merger, outstanding options and other equity-based awards of Hibernia will be exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio. See “Risk Factors—[        ]” for a discussion of events subsequent to June 30, 2005 relating to Hurricane Katrina.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of Hibernia will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Hibernia at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Hibernia’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Hibernia as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of June 30, 2005 assuming the merger was completed on June 30, 2005. The preliminary pro forma income statements for the six months ended June 30, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 34.4 million shares of Capital One common stock and approximately $2.2 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over Hibernia’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Costs to acquire Hibernia:
Capital One common stock issued	$2,768,961	(J)
Cash consideration paid	2,231,039	(A)
Estimated fair value of employee stock options	111,742	(K)
Investment banking, legal, and consulting fees	35,000	(H)

Total consideration paid for Hibernia	$5,146,742

Hibernia’s net assets at fair value:
Hibernia’s stockholders’ equity at June 30, 2004	$2,121,362	(J)
Elimination of Hibernia’s intangibles (including goodwill)	(365,726	)(E,F)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	730	(B)
Loans	(123,085	)(C)
Property, plant, & equipment	75,133	(D)
Deferred tax asset (not including CDI related deferred tax liability)	45,888	(I)

Estimated adjustments to reflect liabilities assumed at fair value:
Interest bearing deposits	(28,431	)(G)
Senior and subordinated notes	(1,416	)(G)
Other borrowings	(26,156	)(G)
Personnel related liabilities	(49,000	)(H)

Less: Adjusted identifiable net assets acquired	$(1,649,299)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	$(355,000	)(F)
Adjustment to recognize deferred tax liability from core deposit intangibles	124,250	(F)

Less: Core deposit intangible and related deferred tax liability	$(230,750)

Total estimated goodwill	$3,266,693

(A)

Adjustment to recognize cash consideration paid and debt undertaken to complete the acquisition. Capital One has sufficient liquidity on its balance sheet to acquire the common shares to be exchanged for cash without additional borrowings. However, to best align the funding of the acquisition with the management of its cash position, Capital One currently intends to finance the cash portion of the acquisition through a combination of proceeds from federal funds sold and resale agreements and short term borrowings. Specifically, Capital One intends to acquire the common shares by liquidating $431.0 million of federal funds sold and resale agreements and drawing $1.8 billion from other short term borrowings. The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in pre-tax decreases to interest income of $8.6 million and $17.2 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases of $32.0 million and $63.9 million to interest expense for the six months ended June 30, 2005 and year ended December 31, 2004, respectively. Capital One has calculated the cost of the additional borrowings needed to complete the transaction using an interest rate of approximately 3.55% per annum. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the additional borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustments to recognize securities held to maturity at fair value in accordance with Statement of Financial Accounting Standard No. 142, Business Combinations, (“SFAS 142”). These securities are expected to be available for sale securities upon completion of the acquisition. The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.

(C)	Adjustment to fair value Hibernia’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to interest income of $7.7 million and $15.5 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(D)	Adjustment to fair value Hibernia’s property, plant, and equipment. The adjustment will be recognized over the remaining useful life of 20 years for the property, plant, and equipment. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $1.2 million and $2.4 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(E)	Adjustment to eliminate historical Hibernia goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.

(F)	Adjustment to eliminate Hibernia intangible assets (other than goodwill), recognize core deposit intangibles and the related preliminary pro forma combined income statement impact, and the deferred tax liability resulting from the acquisition. The deferred tax liability was recognized using an effective tax rate of 35.0%. The final adjustment may be significantly different.

(G)	Adjustment to record the fair value of Hibernia’s interest-bearing deposits, subordinated notes and other borrowings at fair value in accordance with SFAS 142. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $6.0 million and $12.1 for interest-bearing deposits, $0.4 million and $0.7 million for the subordinated notes, and $4.6 million and $9.3 million for the other borrowings for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(H)	Adjustment to other liabilities to recognize merger related costs resulting from the acquisition. The adjustment consists of $35.0 million to reflect investment banker, legal, and consulting fees, $38.7 million for compensation and severance costs, and $10.3 million of other merger related costs. The final adjustment may be significantly different.

(I)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”) using an effective tax rate of 35.0%.

(J)	Adjustment to eliminate Hibernia’s historical stockholders’ equity excluding Hibernia’s deferred compensation balance of ($14.7) million related to their Employee Stock Ownership Plan. The acquisition will result in the issuance of approximately 34.4 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A, in order to acquire the outstanding Hibernia common stock. The issuance of Capital One common stock is recognized in the preliminary pro forma balance sheet at a value of $80.50 per share, which was the closing price of Capital One common stock on the NYSE on the last trading day before we announced the amended merger agreement, which results in an increase to Capital One’s total stockholders’ equity of $2.8 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation.

(K)	Adjustment to reflect the conversion of Hibernia stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of Hibernia’s stock option agreements, outstanding stock options fully vest upon a change in control and therefore the adjustment presented assumes that all Hibernia stock options will be converted to fully vested options to purchase Capital One common stock. The adjustment assumes the issuance of 4.2 million vested options to purchase Capital One common stock at a fair value of $26.87 per share. The number of stock options expected to be issued was based on the number of outstanding Hibernia stock options at June 30, 2005 multiplied by the assumed exchanged ratio of 0.3788. The preliminary estimated fair value per share of $26.87 was calculated using the Black-Scholes option pricing model and applying the relevant assumptions for volatility, risk-free interest rate, dividend yield and expected life. The final estimate of fair value will be calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted Hibernia options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $55.17 was calculated using the weighted average exercise price of the Hibernia stock options divided by the assumed exchange ratio of 0.3788.

(L)	Adjustment to reverse $3.4 million and $6.4 million of amortization for intangible assets recorded on Hibernia’s historical income statement for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

(M)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

Note 3 – Merger Related Costs

Merger related costs, which are not considered liabilities with respect to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” are estimated at $91.0 million. A summary of these costs, based on Capital One’s preliminary estimates, is listed below. The following items have not been included in the preliminary pro forma condensed combined income statements.

(in thousands)
Merger related compensation and severance	$39,000
Facilities and systems	37,600
Other merger related costs	14,400

Total estimated pre-tax merger related costs	91,000
Tax benefit	(31,850)

Net estimated merger related costs	$59,150

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Certain merger related costs incurred by Hibernia are being expensed as incurred. All other costs incurred by Capital One will be capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $355.0 million as of June 30, 2005. The adjustments include the elimination of $22.4 million relating to the Hibernia’s core deposit intangibles as of June 30, 2005. The $355.0 million was based on a preliminary valuation using a combination of Hibernia specific deposit information and industry specific benchmarks. A more detailed analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the six months ended June 30, 2005 is assumed to be over a 10 year period using a sum-of-the-year digits method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After- Tax Impact
Year 1	$67,186	$43,671
Year 2	60,145	39,094
Year 3	53,103	34,517
Year 4	46,062	29,940
Year 5	39,021	25,364
Year 6 and thereafter	89,483	58,164

Total	$355,000	$230,750

COMPARATIVE RIGHTS OF CAPITAL ONE AND HIBERNIA SHAREHOLDERS

Capital One is incorporated under Delaware law, and Hibernia is incorporated under Louisiana law. Upon completion of the merger, the certificate of incorporation and bylaws of Capital One in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent you receive Capital One common stock in the merger, your rights will be determined by reference to the Capital One certificate of incorporation and bylaws and the Delaware General Corporation Law. The material differences between your rights as holders of Hibernia common stock and the rights of holders of Capital One common stock, resulting from the differences in their governing corporate instruments and the differences between Delaware law and Louisiana law, are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware General Corporation Law, the LBCL, and the governing instruments of Capital One and Hibernia, to which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

CAPITAL ONE	HIBERNIA

Authorized Capital

Authorized Shares. Capital One is authorized under its certificate of incorporation to issue 1,050,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. Hibernia is authorized under its articles of incorporation to issue 400,000,000 shares, consisting of 300,000,000 shares of Class A common stock, no par value, and 100,000,000 shares of preferred stock, no par value.

Preferred Stock. Capital One’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, limitations and relative rights of each series of preferred stock. The rights of preferred shareholders may supersede the rights of common shareholders. Currently, no Capital One preferred stock is issued or outstanding.	Preferred Stock. Hibernia’s articles of incorporation provide that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, limitations and relative rights of each series of preferred stock. The rights of preferred shareholders may supersede the rights of common shareholders. Currently, no Hibernia preferred stock is issued or outstanding.

Special Meetings of Shareholders

Capital One’s bylaws provide that the chairman of the board of directors or a majority of the board of directors may call special meetings of shareholders and that the only business that can be conducted at a special meeting of shareholders is the business set forth in the meeting notice.	Hibernia’s bylaws provide that the chairman of the board of directors, the president, the chief executive officer, the treasurer or the board of directors may call special meetings of shareholders. In addition, shareholders in the aggregate holding at least one-fifth or more of the total voting power may call a special meeting upon written request to the secretary stating the purpose of the meeting. Hibernia’s bylaws provide that the only business that can be conducted at a special meeting of shareholders is the business set forth in the meeting notice.

CAPITAL ONE	HIBERNIA

Number of Directors; Classified Board; Removal; Vacancies

Number of Directors. Capital One’s bylaws provide that the board of directors must consist of between three and seventeen directors, with the exact number to be fixed from time by the board of directors. Currently, there are 8 directors on the board of directors.	Number of Directors. Hibernia’s bylaws provide that the number of directors will be determined, from time to time, by the board of directors. Currently, there are 12 directors on the board of directors.

Classified Board. Capital One’s certificate of incorporation and bylaws provide that the board of directors is divided into three classes of directors, with the classes to be as nearly as equal as possible. Each class is elected for a three-year term.	Classified Board. Hibernia’s bylaws provide that the board of directors is divided into three classes of directors, with the classes to be as nearly as equal as possible. Each class is elected for a three-year term.

Removal. Capital One’s certificate of incorporation and bylaws provide that directors elected by shareholders may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power.	Removal. Hibernia’s bylaws provide that directors may be removed for cause by the board of directors or by vote of a majority of the total voting power at a special meeting of shareholders. Directors may be removed without cause only by vote of two-thirds of the total voting power at a special meeting of shareholders.

Vacancies. Under Capital One’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum.	Vacancies. Hibernia’s bylaws are silent on the subject of filling vacancies. Under Louisiana law, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum.

Amendments to Certificate/Articles of Incorporation

Under Delaware law, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Capital One’s certificate of incorporation additionally requires a vote of 80% of the outstanding shares entitled to vote where the amendment concerns the:

•     right of the board of directors to issue securities purchase rights;

•     right of the board of directors or shareholders to amend the bylaws;

Hibernia’s articles of incorporation provide that the articles of incorporation may be amended by a majority of the shares present and represented at a shareholders meeting. If such an amendment would adversely affect the holders of a majority of shares of any class or series, then approval of the holders of each class or series of shares entitled so affected by the amendment is also required.

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• prohibition on shareholder action by written consent; • number, election, classification and removal of directors, and • vote required for certain business combinations.

Amendments to the Bylaws

Capital One’s certificate of incorporation and bylaws permit the directors to amend the bylaws by majority vote without any action by the shareholders and permits the shareholders to adopt, amend or repeal the bylaws by a vote of 80% of the shares entitled to vote on such issue.	Hibernia’s bylaws state that, subject to the right of the shareholders to repeal or amend such amended bylaw by vote of a majority of the total voting power, the bylaws may be amended, modified or repealed by a vote of two-thirds of the continuing directors. Continuing directors are those directors who (i) were serving as directors when Article VIII (Amendments) of the by-laws was first adopted or (ii) were first nominated for election as directors by a majority of (a) the directors described in clause (i) and (b) the directors who were previously nominated in accordance with this clause (ii).

Notice of Shareholder Nominations and Proposals

Capital One’s bylaws provide that in order for a proposal to be properly brought before any shareholders meeting by a shareholder:

•     the shareholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting;

•     the proposal must be a proper proposal for shareholder action;

•     the shareholder must give timely written notice of the item as provided under the by-laws;

•     Annual meeting. Generally, for notice to be timely, it must be delivered to the corporate secretary at the principal office of Capital One not less than 70 days nor more than 90 days prior to the first anniversary of the prior year’s annual meeting, provided that if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary date of the prior year’s annual meeting, then notice will be timely if it is delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the 70th day prior to such annual meeting or the 10th

Hibernia’s bylaws provide that in order for a proposal to be properly brought before any shareholders meeting by a shareholder:

•     the shareholder must be the record or beneficial owner of at least 1% or $1,000 in market value of shares having voting power at the meeting, have held such shares for at least one year, and continue to own such shares through the date on which the meeting is held;

•     the shareholder must give timely written notice of the item as provided under the by-laws;

•     Annual meeting. For notice to be timely, it must be received by Hibernia not less than 120 days in advance of the date that corresponds with the date of Hibernia’s proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders;

•     Special meeting. For notice to be timely, it must be received by Hibernia not less than 45 days in advance of the date on which the meeting is scheduled to be held or within 10 days after notice of the meeting is first given to shareholders, whichever is later;

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day following the day on which public announcement of the date of such meeting is first made;

•     Special meeting. For notice to be timely, it must be delivered to the corporate secretary at the principal executive offices of Capital One not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting and of the nominees proposed to be elected to the board of directors at such meeting; and

•     the proposal must provide certain information concerning the shareholder and any beneficial owner, each person whom the shareholder proposes to nominate for election (including his or her consent to such nomination and to serve as a director, if applicable), and a brief description of the proposal, the reasons for the proposal, and any interest the shareholder has in the proposal (if relating to items other than the election of one or more directors).

•     the proposal must provide certain information concerning the shareholder’s name, evidence of share ownership and, in the case of proposal to nominate a director for election, certain information concerning each person whom the shareholder proposes to nominate for election and his or her consent to such nomination; and

•     the shareholder or its representative must present the proposal at the meeting for which it is submitted.

Shareholder Action by Written Consent Without a Meeting

Capital One’s certificate of incorporation prohibits shareholder action by written consent.	Hibernia’s articles of incorporation are silent on the ability of shareholders to act by written consent. Under Louisiana law, unless the articles provide otherwise, shareholders may take any action without a meeting only if all shareholders entitled to vote on the matter consent to the action in writing.

Required Vote for Mergers and Dispositions of Assets

Required Vote for Mergers and Dispositions of Assets. Capital One’s certificate of incorporation prohibits Capital One or any of its majority-owned subsidiaries from engaging in a “business combination” with an interested shareholder who, together with its associates and affiliates, beneficially owns, or if the person is an affiliate of the corporation and did beneficially own within the last two years, 5% or more of the outstanding voting stock of the corporation, or who has succeeded to any voting stock which at any time within the prior two years was beneficially owned by an interested shareholder (except for successions occurring in the course of a public offering), unless at least 75% of the voting	Required Vote for Mergers and Dispositions of Assets. Under Louisiana law, a corporation may merge, consolidate, and sell, lease or exchange all, or substantially all, of its property and assets only if authorized by the holders of at least two-thirds of the shareholders’ voting power present unless otherwise permitted in the corporation’s articles of incorporation in accordance with Louisiana Law. Hibernia’s articles of incorporation provide that a merger may be approved by a majority of the voting shares issued and outstanding, but are silent with respect to such sales, leases and exchanges.

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power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the outstanding voting stock not owned directly or indirectly by an interested shareholder or any of its affiliates, approved the business combination.

This super-majority voting requirement does not apply to any business combination, and such business combination requires only a vote of the majority of shareholders entitled to vote, if either of the following conditions are met:

•     the business combination is approved by the vote of a majority of directors who are unaffiliated with the interested shareholder and either (i) were serving as directors prior to the time the interested shareholder became an interested shareholder or (ii) were first nominated for election as directors by a majority of (a) the directors described in clause (i) and (b) the directors who were previously nominated in accordance with this clause (ii); or

•     certain substantive conditions are met, including those respecting the “fair market” value of the consideration received by the shareholders, the payment of regular dividends, the absence of financial assistance and tax advantages by the corporation to the interested shareholder, and a proxy being mailed to all shareholders 30 days prior to the consummation of such business combination.

Capital One’s certificate of incorporation defines a “business combination” generally as:

•     a merger or consolidation of the corporation or any majority-owned subsidiary with the interested shareholder or with any other corporation, which is, or would be after the business combination, an affiliate of the interested shareholder;

•     a sale or other disposition to or with the interested shareholder of assets with an aggregate fair market value equal to $10,000,000 or more;

•     any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested shareholder in

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exchange for consideration having an aggregate fair market value of $10,000,000 or more;

•     the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an interested shareholder or any of its affiliates; or

•     any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested shareholder or any of its affiliates.

Absence of Required Vote for Some Mergers. Unless a corporation’s certificate of incorporation requires otherwise, Delaware law does not require a vote of the shareholders if:

•     the agreement of merger does not amend the articles of the corporation;

•     each share of stock of the corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of stock of the surviving corporation after the effective date of the merger; and

•     either no common shares of the surviving corporation and no securities convertible into such shares are to be issued under the agreement, or the authorized unissued common shares or the treasury common shares of the surviving corporation to be issued under the agreement plus those initially issuable upon conversion of any other shares to be issued do not exceed 20% of the common shares of the corporation outstanding immediately prior to the effective date of the merger.

•     Capital One’s certificate of incorporation does not require otherwise.

Absence of Required Vote for Some Mergers. Unless a corporation’s articles of incorporation require otherwise, Louisiana law does not require a vote of the shareholders of the surviving corporation if:

•     the agreement of merger does not amend the articles of such corporation;

•     each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of stock of the surviving corporation after the effective date of the merger; and

•     either no common shares of the surviving corporation and no securities convertible into such shares are to be issued under the agreement, or the authorized unissued common shares or the treasury common shares of the surviving corporation to be issued under the agreement plus those initially issuable upon conversion of any other shares to be issued do not exceed 15% of the common shares of the corporation outstanding immediately prior to the effective date of the merger.

•     Hibernia’s articles of incorporation do not require otherwise.

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State Takeover Legislation

Business Combinations. Delaware law prohibits a corporation from engaging in a “business combination” with an interested shareholder, defined as a shareholder who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation and did own within the last three years, 15% or more of the outstanding voting stock of the corporation, within three years after the person or entity becomes an interested shareholder, unless:

•     prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•     upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•     on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve the business combination.

Delaware law defines a “business combination” generally as:

•     a merger or consolidation with the interested shareholder or with any other corporation or other entity if the merger or consolidation is caused by the interested shareholder;

•     a sale or other disposition to or with the interested shareholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

•     with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested shareholder;

Business Combinations. Louisiana law requires that certain transactions, such as mergers, consolidations or share exchanges, with an “interested shareholder” (defined as a person who either (1) owns 10% or more of the corporation’s outstanding voting stock, or (2) is an affiliate of the corporation and owned, within the last two years, 10% or more of the corporation’s outstanding voting stock) be recommended by the board of directors and approved by the affirmative vote of both:

•     80% of the votes entitled to be cast by outstanding shares of the corporation’s voting stock; and

•     two-thirds of the votes entitled to be cast by holders of voting stock other than the interested shareholder and its affiliates.

These voting requirements do not apply if:

•     certain substantive conditions are met, including those respecting the “fair market” value and form of the consideration received by the shareholders, the payment of regular dividends, and absence of financial assistance and tax advantages by the corporation to the interested shareholder, or

•     the transaction is approved by the board of directors at any time prior to the interested holder becoming an interested holder.

Louisiana law defines a “business combination” generally as:

•     any merger, consolidation or share exchange of the corporation or any subsidiary with any interested holder or any other corporation which is, or following the transaction would be, an affiliate of an interested shareholder that was an interested shareholder prior to the transaction;

•     any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period to any interested shareholder or its affiliate, of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all of the outstanding stock of the corporation or the net worth of the corporation at the end of its most recently ended first quarter;

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•     any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested shareholder; or

•     any receipt by the interested shareholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

•     the issuance or transfer by the corporation or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary, which has an aggregate market value of five percent or more of the total market value of the outstanding stock of the corporation, to any interested shareholder or its affiliates;

•     the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or its affiliates; or

•     certain reclassifications.

Control Share Acquisition. Delaware does not have a similar control share acquisition statute.

Control Share Acquisition. Louisiana law provides that control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the majority vote of shareholders of the issuing public corporation entitled to vote on the issue. Such shareholder’s resolution is presented to the next special or annual meeting of shareholders, unless the acquiring person requests a special meeting of shareholders for the purpose of considering such a resolution. The directors of the issuing public corporation are not required to call a special meeting for such purpose unless such acquisition will be lawful and the acquiring person has obtained, and has furnished to the corporation, copies of commitments for financing of any cash portion of the consideration to be paid or otherwise demonstrates that the acquiring person has the financial capacity to make the acquisition.

“Control shares” means shares that would have voting power with respect to shares of an issuing public corporation owned by a person or over which that person may exercise direct or indirect voting power, would entitle that person, immediately after acquisition of the shares, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, or a majority or more of all voting power.

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“Control Share Acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Certain transactions are excluded from the definition of control share acquisition, including the acquisition of shares pursuant to a merger, consolidation, or share exchange effected in compliance with the portions of the LBCL that govern mergers and require board and shareholder approval, if the issuing public corporation, or a wholly owned subsidiary thereof, is a party to the agreement of merger and agreement or the plan of exchange.

Shareholder Rights Plans

Under Capital One’s shareholder rights plan, each share of Capital One’s common stock includes an attached “right.” The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire Capital One without the approval of its board of directors. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors. The affirmative vote of 80% shares entitled to vote in the election of directors is required to amend, repeal, or adopt any provision in the certificate of incorporation that is inconsistent with the shareholder rights plan. The Capital One rights plan is scheduled to expire on November 16, 2005, unless the Capital One board of directors determines to extend it.	Hibernia does not currently have a shareholder rights plan.

Indemnification of Directors and Officers

Scope. Delaware law permits a corporation to indemnify directors, officers, employees and agents of the corporation, and persons serving as a director, officer, employee or agent of another entity at the request of the corporation, against judgments, fines, settlements, and expenses actually and reasonably incurred by the person in connection with an action, suit or proceeding, whether actual or threatened if:

•     the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation; and

•     with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

Scope. Louisiana law permits a corporation to indemnify directors, officers, employees and agents of the corporation, and persons serving as a director, officer, employee or agent of another entity at the request of the corporation, against judgments, fines, settlements, and expenses actually and reasonably incurred by the person in connection with an action, suit or proceeding, whether actual or threatened if:

•     the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation; and

•     with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

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However, in the case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim in which a court has adjudged the person to be liable for willful or intentional misconduct in the performance of his duty to the corporation.

Expenses incurred in defending such an action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof if the recipient of the advance undertakes to repay such amount unless it is determined the person is entitled to be indemnified.

Capital One’s certificate of incorporation and bylaws provide that Capital One will indemnify directors, officers, employees and persons who are serving as directors, officers, employees and agents of other entities at the request of Capital One, to the fullest extent permitted by Delaware law and in accordance with the Capital One bylaws.

Capital One’s bylaws provide that Capital One may advance expenses to any agent of the corporation, upon approval by the board and to the fullest extent permitted by Delaware law.

However, in the case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim in which a court has adjudged the person to be liable for willful or intentional misconduct in the performance of his duty to the corporation.

Expenses incurred in defending such an action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof if:

•     authorized by the board of directors; and

•     if the recipient of the advance undertakes to repay such amount unless it is determined the person is entitled to be indemnified.

Hibernia’s articles of incorporation provide that Hibernia will indemnify directors and officers of Hibernia and persons serving as directors and officers of other businesses at the request of Hibernia.

Hibernia’s articles of incorporation also provide that Hibernia will advance expenses to the fullest extent permitted by Louisiana law and in accordance with the Hibernia articles of incorporation and bylaws.

Determinations. Delaware law provides that any of the following can determine that indemnification is appropriate under Delaware law:

•     a majority vote of directors who are not party to the proceeding, or a committee of those directors designated by a majority vote of those directors, even though, in both cases, less than a quorum;

•     if there are no directors who are not a party to the proceeding, or if those directors so direct, independent legal counsel; or

•     a shareholder vote.

Capital One’s bylaws provide that if there has not been a change of control of Capital One at the time the request for indemnification is submitted, then the indemnitee’s entitlement to indemnification is governed by Delaware law. If there has been a change of control of Capital One at the time the request for indemnification is submitted, then the indemnitee’s

Determinations. Louisiana law provides that any of the following can determine that indemnification is appropriate under Louisiana law:

•     a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•     if such a quorum is not obtainable, and the board of directors so directs, independent legal counsel, or

•     a shareholder vote.

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entitlement to indemnification shall be determined in a written opinion by independent counsel selected by the indemnitee.

Mandatory Indemnification. Delaware law requires indemnification against expenses with respect to any claim, issue or matter on which the director or officer is successful on the merits or otherwise in the defense of the proceeding.	Mandatory Indemnification. Louisiana law requires indemnification against expenses with respect to any claim, issue or matter on which the director or officer is successful on the merits or otherwise in the defense of the proceeding.

Limitation of Personal Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. However, Delaware law does not permit any limitation of liability of a director for:

•     any breach of the director’s duty of loyalty to the corporation or its shareholders;

•     acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•     paying a dividend or making certain other distributions of corporate assets that was illegal under applicable law; or

•     any transaction from which the director derived an improper personal benefit.

Capital One’s certificate of incorporation limits the monetary liability of directors to the fullest extent permitted by Delaware law.

Under Louisiana law, a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages, unless the director or officer:

•     acted in a grossly negligent manner; or

•     engaged in conduct which demonstrated a greater disregard of the duty of care than gross negligence, including but not limited to intentional tortious conduct or intentional breach of his or her duty of loyalty.

Louisiana law also provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, Louisiana law does not permit any limitation of liability of a director of officer for:

•     any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•     acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•     paying a dividend or making certain other distributions of corporate assets, or redeeming shares, in violation of the LBCL; or

•     any transaction from which the director or officer derived an improper personal benefit.

Hibernia’s articles of incorporation eliminate the monetary liability of directors and officers for breaches of fiduciary duties to the fullest extent permitted by Louisiana law.

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Appraisal or Dissenters’ Rights

Delaware law generally provides shareholders of a corporation that is a party to a merger the right to demand and receive payment of the fair value of their shares as determined by the Delaware Chancery Court. Appraisal rights are not available, however, to holders of shares:

•     listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.;

•     held of record by more than 2,000 shareholders; or

•     for which approval of shareholders was not required for the merger,

unless the holders are required to accept in the merger anything other than any combination of:

•     shares or depositary receipts of the surviving corporation in the merger;

•     shares or depositary receipts of another corporation that, at the effective date of the merger, will be

(1)    listed on a national securities exchange,

(2)    designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

(3)    held of record by more than 2,000 holders; or

•     cash instead of fractional shares or depositary receipts received.

Louisiana law generally provides shareholders the right to dissent from and receive the fair value of his shares in connection with any plan of merger or exchange or disposition of all or substantially all of the corporation’s assets if a vote of the corporation’s shareholders approved the action, unless such action was approved by at least 80% of the total voting power.

However, a shareholder does not have the right to dissent from any merger or exchange or disposition of all or substantially all of the corporation’s assets in the case of:

•     a sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of sale; or

•     shareholders holding shares of any class of stock which is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation into shares of the surviving or new corporation.

Inspection of Books and Records

Under Delaware law, a shareholder may review the corporation’s stock ledger, a list of its shareholders, and its other books and records and the books and records of certain subsidiaries if the shareholder has complied with certain conditions related to inspection of books and records in making its demand, and the inspection the shareholder seeks is for a proper purpose.	Under Louisiana law, a shareholder who is not a business competitor may have the right to review any and all of the records and accounts of the corporation, if the shareholder holds at least 5% of all of the outstanding shares of a corporation, has held his shares for at least six months immediately preceding its demand, and the inspection is for a proper purpose.

LEGAL MATTERS

The validity of the Capital One common shares to be issued in the merger has been passed upon for Capital One by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of Capital One Financial Corporation included in Capital One Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Capital One Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hibernia Corporation and subsidiaries incorporated by reference in Hibernia Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Hibernia Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Hibernia does not currently expect to hold a 2006 annual meeting of shareholders because Hibernia will not be a separate public company if the merger has been completed by that time. If the merger is not completed and such a meeting is held, shareholders who intend to present any proposals at the 2006 annual meeting must submit the proposal in accordance with Hibernia’s bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Exchange Act. Any shareholder proposals must be submitted to Hibernia’s corporate secretary at Hibernia’s principal executive office not later than November 15, 2005, in order to be considered for inclusion in Hibernia’s 2006 proxy materials, if any. Under Hibernia’s bylaws, a shareholder proposal or nomination will be considered untimely with respect to the 2006 annual meeting (if held) if received by Hibernia after November 15, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Capital One and Hibernia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Capital One and Hibernia filings are also available at the Internet website maintained by the SEC at www.sec.gov.

Capital One has filed a registration statement on Form S-4 to register with the SEC the Capital One common shares that Hibernia shareholders will receive in connection with the merger. This document is a part of the registration statement of Capital One on Form S-4 and is a prospectus of Capital One and a proxy statement of Hibernia for the Hibernia special meeting.

The SEC permits Capital One and Hibernia to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC after the date of this document that is incorporated by reference in this document.

This document incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Capital One and Hibernia and their financial conditions.

Capital One SEC Filings (File No. 1-13300)	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	Filed on January 19, 2005; January 27, 2005; February 18, 2005; March 7, 2005; March 9, 2005; April 20, 2005; May 4, 2005; June 9, 2005; July 20, 2005; August 9, 2005; September 1, 2005; September 7, 2005(2); September 8, 2005 and September 15, 2005

Description of Capital One common shares set forth in its Registration Statement on Form 8-A and in Exhibit 4.2.2 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, including any amendment or report filed for the purpose of updating such descriptions

Filed on November 16, 1995 and March 23, 2000

Hibernia SEC Filings (File No. 0-25864)	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	January 19, 2005; January 28, 2005; March 2, 2005; March 3, 2005; March 7, 2005; March 9, 2005; April 14, 2005; April 26, 2005; May 31, 2005; June 6, 2005; July 18, 2005; July 22, 2005; July 26, 2005(2); August 19, 2005; August 31, 2005; September 7, 2005; September 8, 2005 and September 13, 2005

Capital One and Hibernia also incorporate by reference into this document additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Hibernia special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

You should be aware that each of Capital One and Hibernia expects to issue a press release announcing its third quarter financial results in October 2005, prior to the date of the Hibernia special meeting. On the day such results are announced, each of Capital One and Hibernia intends to file with the SEC, as an exhibit to a Current Report on Form 8-K, its respective press release, which would thereby be deemed incorporated by reference into this document. You are encouraged to read those press releases, which will be available at the website maintained by the SEC as well as at Capital One’s and Hibernia’s respective websites, as described under “Additional Information.”

You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Capital One or Hibernia as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or via the Internet from the appropriate company at the following addresses:

Capital One Financial Corporation 1680 Capital One Drive McLean, VA 22102 Attention: Investor Relations Department Telephone No.: 1-703-720-2455 Internet website: www.capitalone.com	Hibernia Corporation 11130 Industriplex Blvd. Baton Rouge, LA 70809 Attention: Investor Relations Dept. Telephone No.: 1-225-295-2874 email: tvoltz@hibernia.com Internet Website: www.hibernia.com

If you would like to request documents from Capital One or Hibernia, please do so by [                ] , 2005, to receive them before the Hibernia special meeting.

This document contains a description of the representations and warranties made in the amended merger agreement. Representations and warranties are also set forth in contracts and other documents (including the amended merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties have been made solely for the benefit of the other party to such contracts and documents, may be subject to important qualifications and limitations agreed to by the contracting parties, and may not be complete, and such representations and warranties should not be relied on by any other person. In addition, the representations and warranties contained in the amended merger agreement:

•	are qualified to exclude events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm;

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the original merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the amended merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the amended merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the amended merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the amended merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the amended merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the original merger agreement or such other date as is specified in the amended merger agreement.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

HIBERNIA CORPORATION

and

CAPITAL ONE FINANCIAL CORPORATION

DATED AS OF MARCH 6, 2005

as amended by

AMENDMENT NO. 1

DATED AS OF SEPTEMBER 6, 2005

This document is a composite version of the original Agreement and Plan of Merger, dated as of March 6, 2005, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of September 6, 2005. The Agreement and Plan of Merger has not been restated to collectively reflect the amendments above and this composite version has been provided for information purposes only. It should be noted that all references to the date of the merger agreement, as amended by the amendment, will in all instances continue to refer to March 6, 2005, and references to “the date hereof” and “the date of this Agreement” will continue to refer to March 6, 2005.

ARTICLE I

THE MERGER

A-i

A-ii

Exhibit A – Form of Affiliate Letter

A-iii

INDEX OF DEFINED TERMS

Section
Alternative Proposal	6.11(a)
Adjusted Option	1.6(a)
Agreement	Preamble
Alternative Transaction	6.11(a)
BHC Act	3.1(b)
Broker-Dealer Subsidiary	3.21(a)
Capital One	Preamble
Capital One Bylaws	4.1(a)
Capital One Certificate	4.1(a)
Capital One Common Stock	1.4(a)
Capital One Closing Price	1.4(c)
Capital One DECS	4.2(a)
Capital One Disclosure Schedule	Art. IV
Capital One Preferred Stock	4.2(a)
Capital One Regulatory Agreement	4.5(b)
Capital One Requisite Regulatory Approvals	7.2(d)
Capital One Restricted Share Right	1.6(b)
Capital One Rights Agreement	1.4(a)
Capital One RSU	1.6(c)
Capital One SEC Reports	4.5(c)
Capital One Stockholder Rights	1.4(a)
Capital One Stock Plans	4.2(a)
Capital One Subsidiary	3.1(c)
Capitalization Date	3.2(a)
Cash Component	1.4(c)
Cash Consideration	1.4(c)(i)
Cash Conversion Number	1.5(a)
Cash Election	1.4(c)(i)
Cash Election Number	1.5(b)(i)
Cash Election Shares	1.4(c)(i)
Certificate	1.4(d)
Certificates of Merger	1.2
Change in Hibernia Recommendation	6.3(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.6(a)
Criticized Assets	3.16(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
Dissenting Shares	1.4(f)
DPC Common Shares	1.4(b)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(d)
ERISA	3.11(a)

A-iv

Section
ESOP	3.2(a)
Exchange Act	3.5(c)
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
Fee	8.3(b)
Form ADV	3.20(f)
Form BD	3.21(b)
Form of Election	2.1(b)
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Hibernia	Preamble
Hibernia Acquisition Agreement	8.3(b)(i)
Hibernia Advisory Client	3.20(a)
Hibernia Advisory Contract	3.20(a)
Hibernia Advisory Entity	3.20(a)
Hibernia Articles	3.1(b)
Hibernia Benefit Plans	3.11(a)
Hibernia By-laws	3.1(b)
Hibernia Common Stock	1.4(b)
Hibernia Contract	3.13(a)
Hibernia Disclosure Schedule	Art. III
Hibernia Fund Client	3.20(a)
Hibernia Options	1.6(a)
Hibernia Preferred Stock	3.2(a)
Hibernia Regulatory Agreement	3.5(b)
Hibernia Requisite Regulatory Approvals	7.3(d)
Hibernia Restricted Shares	1.6(b)
Hibernia RSUs	1.6(c)
Hibernia SEC Reports	3.5(c)
Hibernia Stock Plans	1.6(a)
Hibernia Subsidiary	3.1(c)
Holder	2.1
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.18
Investment Advisers Act	3.20(a)
Investment Company Act	3.20(a)
IRS	3.10(a)
LBCL	1.1(a)
Leased Properties	3.17
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)

A-v

Section
Merger	Recitals
Merger Consideration	1.4(c)
Non-Election Shares	1.4(c)(iii)
NYSE	1.4(c)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Per Share Amount	1.4(c)
Policies, Practices and Procedures	3.15(b)
Pro Rata Period	5.2(b)(ii)
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Shortfall Number	1.5(b)(ii)
Sponsored	3.20(a)
SRO	3.4
Stock Consideration	1.4(c)(ii)
Stock Election	1.4(c)(ii)
Stock Election Shares	1.4(c)(ii)
Subsidiary	3.1(c)
Superior Proposal	6.11(d)
Supplemental Stock Plan	1.6(c)(ii)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax(es)	3.10(b)
Tax Return	3.10(c)
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER, AS AMENDED BY AMENDMENT NO. 1

AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2005, as amended by Amendment No. 1, dated as of September 6, 2005 (this “Agreement”), by and between HIBERNIA CORPORATION, a Louisiana corporation (“Hibernia”), and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Hibernia and Capital One have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Hibernia will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Capital One (the “Merger”), so that Capital One is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Louisiana Business Corporation Law (the “LBCL”), at the Effective Time, Hibernia shall merge with and into Capital One. Capital One shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Hibernia shall cease.

(b) Capital One may at any time change the method of effecting the combination (including by providing for the merger of Hibernia and a wholly owned subsidiary of Capital One) if and to the extent requested by Capital One and consented to by Hibernia (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Hibernia’s stockholders or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the certificates of merger (the “Certificates of Merger”) that shall be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Louisiana on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and in Section 12:115 of the LBCL.

1.4 Conversion of Hibernia Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, Hibernia or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Capital One (together with the preferred share purchase rights (“Capital One Stockholder Rights”) attached thereto issued pursuant to that certain Rights Agreement, dated as of November 16, 1995, as amended (the “Capital One Rights Agreement”), between Capital One and EquiServe Trust Company, N.A., as Rights Agent, the “Capital One Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of class A common stock, without par value, of Hibernia issued and outstanding immediately prior to the Effective Time (the “Hibernia Common Stock”) that are owned by Hibernia or Capital One (other than shares of Hibernia Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Hibernia Common Stock held, directly or indirectly, by Hibernia or Capital One in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Capital One or other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e) and 1.5, each share of the Hibernia Common Stock, except for shares of Hibernia Common Stock owned by Hibernia or Capital One (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of Hibernia Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article II (a “Cash Election”), the right to receive in cash from Capital One an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii) for each share of Hibernia Common Stock with respect to which an election to receive Capital One Common Stock has been effectively made and not revoked or lost pursuant to Article II (a “Stock Election”), the right to receive from Capital One the fraction of a share of Capital One Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii) for each share of Hibernia Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Capital One such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten-thousandth, of (A) the Per Share Amount divided by (B) the Capital One Closing Price.

“Per Share Amount” shall mean the sum, rounded to the nearest whole cent, of (A) $13.95 plus (B) the product, rounded to the nearest one ten thousandth, of 0.2055 (the “Share Ratio”) times the Capital One Closing Price.

“Capital One Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Capital One Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Cash Component” shall mean $2,231,039,040.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) All of the shares of Hibernia Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Hibernia Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Hibernia Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Hibernia Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Capital One Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

(f) Notwithstanding any other provision contained in this Agreement, no shares of Hibernia Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under the LBCL shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 12:131 of the LBCL (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the LBCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the LBCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of Hibernia Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement unless such stockholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of Hibernia Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Capital One in its sole discretion.

1.5 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Hibernia Common Stock (including Hibernia Restricted Shares) to be converted into Cash Consideration pursuant to Section 1.4 (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All other shares of Hibernia Common Stock shall be converted into Stock Consideration (other than shares of Hibernia Common Stock to be canceled as provided in Section 1.4(b)).

(b) Within five business days after the Effective Time, Capital One shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Hibernia Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Hibernia Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the

Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock-Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6 Stock Options and Other Stock-Based Awards.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Hibernia Common Stock granted to employees or directors of Hibernia or any of its Subsidiaries under any of the 1987 Stock Option Plan, the Long Term Incentive Plan, the 1993 Directors’ Stock Option Plan, the 2001 Nonqualified Stock Option Plan and the 2003 Long-Term Incentive Compensation Plan of Hibernia (collectively, the “Hibernia Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Hibernia Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Hibernia Option immediately prior to the Effective Time (taking into account any accelerated vesting of such Hibernia Options in accordance with the terms thereof), the number of whole shares of Capital One Common Stock that is equal to the number of shares of Hibernia Common Stock subject to such Hibernia Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Capital One Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Hibernia Common Stock subject to such Hibernia Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b) As of the Effective Time, each restricted share of Hibernia Common Stock granted to any employee or director of Hibernia or any of its Subsidiaries under a Hibernia Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Hibernia Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the “Capital One Restricted Share Right”), on the same terms and conditions as applied to each such Hibernia Restricted Share immediately prior to the Effective Time (including the same transfer restrictions), the Merger Consideration determined in accordance with Sections 1.4 and 1.5 of this Agreement based on the holder’s election in accordance with Section 2.1 of this Agreement, and treating such Hibernia Restricted Shares in the same manner as all other shares of Hibernia Common Stock for such purposes; provided, however, that, upon the lapsing of restrictions with respect to each such Capital One Restricted Share Right in accordance with the terms applicable to the corresponding Hibernia Restricted Share immediately prior to the Effective Time, Capital One shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

        (c)    (i) As of the Effective Time, each restricted share unit with respect to shares of Hibernia Common Stock granted to any employee or director of Hibernia or any of its Subsidiaries under a Hibernia Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Hibernia RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit, on the same terms and conditions as applied to each such Hibernia RSU immediately prior to the Effective Time (taking into account any accelerated vesting of such Hibernia RSU in accordance with the terms thereof), with respect to the number of shares of Capital One Common Stock that is equal to the number of shares of Hibernia Common Stock subject to the Hibernia RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (a “Capital One RSU”).

(ii) As of the Effective Time, each phantom share of Hibernia Common Stock credited immediately prior to the Effective Time to the book entry account of a participant in the Supplemental Stock Compensation Plan for Key Management Employees (such plan, the “Supplemental Stock Plan”) shall, by virtue of the Merger and without any action on the part of such participant, be converted into a book entry account number under the Supplemental Stock Plan of a number of shares of Capital One Common Stock equal to the number of shares of Hibernia Common Stock credited to such book entry account immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share).

(d) As of the Effective Time, Capital One shall assume the obligations and succeed to the rights of Hibernia under the Hibernia Stock Plans with respect to the Adjusted Options, the Capital One RSUs and Capital One Restricted Share Rights. Hibernia and Capital One agree that prior to the Effective Time each of the Hibernia Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of the Hibernia Options, Hibernia Restricted Shares and Hibernia RSUs pursuant to paragraphs (a), (b) and (c) above and the substitution of Capital One for Hibernia thereunder to the extent appropriate to effectuate the assumption of such Hibernia Stock Plans by Capital One and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof, except as permitted under Section 5.2(b)(iii). From and after the Effective Time, all references to Hibernia (other than any references relating to a “Change in Control” of Hibernia) in each Hibernia Stock Plan and in each agreement evidencing any award of Hibernia Options or Hibernia Restricted Shares shall be deemed to refer to Capital One, unless Capital One determines otherwise.

(e) Capital One shall take all action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Capital One Common Stock for delivery upon exercise of the Adjusted Options or settlement of the Capital One RSUs. Promptly after the Effective Time, Capital One shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Capital One Common Stock necessary to fulfill Capital One’s obligations under this paragraph (e).

1.7 Certificate of Incorporation of Capital One. At the Effective Time, the Capital One Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws of Capital One. At the Effective Time, the Capital One Bylaws (as defined in Section 4.1) shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election Procedures. Each holder of record of shares of Hibernia Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of Hibernia Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Hibernia Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Capital One shall prepare a form reasonably acceptable to Hibernia (the “Form of Election”) which shall be mailed to record holders of Hibernia Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Capital One shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of Hibernia who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Capital One and reasonably acceptable to Hibernia (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Hibernia stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Hibernia Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Capital One, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the business day prior to the date of the meeting of Hibernia stockholders pursuant to Section 6.3(a).

(e) Any Hibernia stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Capital One shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Hibernia Common Stock (neither Capital One nor Hibernia nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Hibernia Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Hibernia stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Capital One or Hibernia that this Agreement has been terminated in accordance with Article VIII.

(g) Subject to the terms of the Exchange Agent Agreement, Capital One, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Hibernia stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of certificates representing the whole number of shares of Capital One Common Stock into which shares of Hibernia Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Hibernia Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Capital One Common Stock.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Capital One shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Capital One Common Stock sufficient to deliver, and Capital One shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Capital One shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Hibernia Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Hibernia Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 1.5) and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in respect of the shares of Hibernia Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Capital One Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Capital One Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Capital One Common Stock represented by such Certificate and not paid and/or (ii), at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Capital One Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Capital One Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Hibernia Common Stock that is not registered in the stock transfer records of Hibernia, the proper amount of cash and/or shares of Capital One Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Hibernia Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Capital One that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Capital One) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock otherwise payable pursuant to this Agreement to any holder of Hibernia Common Stock such amounts as the Exchange Agent or Capital One, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Capital One, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Hibernia Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Capital One, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Hibernia of the shares of Hibernia Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Hibernia Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Capital One Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Capital One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Capital One. In lieu of the issuance of any such fractional share, Capital One shall pay to each former stockholder of Hibernia who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Capital One Closing Price by (ii) the fraction of a share (after taking into account all shares of Hibernia Common Stock hold by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Capital One Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Hibernia as of the first anniversary of the Effective Time shall be paid to Capital One. Any former stockholders of Hibernia who have not theretofore complied with this Article II shall thereafter look only to Capital One with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Capital One Common Stock deliverable in respect of each share of Hibernia Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Capital One, Hibernia, the Exchange Agent or any other person shall be liable to any former holder of shares of Hibernia Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Capital One or the Exchange Agent, the posting by such person of a bond in such amount as Capital One may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HIBERNIA

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Hibernia Disclosure Schedule”) delivered by Hibernia to Capital One prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Hibernia’s covenants contained in Article V, provided, however, that disclosure in any section of such Hibernia Disclosure Schedule shall only apply to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), Hibernia hereby represents and warrants to Capital One as follows:

3.1 Corporate Organization.

(a) Hibernia is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. Hibernia has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Hibernia is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation of Hibernia, as amended (the “Hibernia Articles”), and the By-laws of Hibernia (the “Hibernia By-laws”), as in effect as of the date of this Agreement, have previously been made available to Capital One.

(c) Each of Hibernia’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Hibernia Subsidiary, copies of which have previously been made available to Capital One, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Hibernia Subsidiary” and “Capital One Subsidiary” shall mean any direct or indirect Subsidiary of Hibernia or Capital One, respectively.

(d) The deposit accounts of Hibernia National Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) The minute books of Hibernia and each of its Subsidiaries previously made available to Capital One contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2001 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2 Capitalization. (a) The authorized capital stock of Hibernia consists of 300,000,000 shares of Hibernia Common Stock, of which, as of February 28, 2005 (the “Capitalization Date”), 155,155,016 shares were issued and outstanding, which includes all of the Hibernia Restricted Shares outstanding as of the Capitalization Date and all shares (allocated and unallocated) held by the Hibernia Employee Stock Ownership Plan (the “ESOP”), and 100,000,000 shares of preferred stock, without par value (“Hibernia Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. As of the Capitalization Date, no more than 16,520,724 shares of Hibernia Common Stock were held in Hibernia’s treasury. As of the date hereof, no shares of Hibernia Common Stock or Hibernia Preferred Stock were reserved for issuance except for 14,953,485 shares of Hibernia Common Stock reserved for issuance under the Hibernia Stock Plans, of which stock options to purchase 14,923,142 shares of Hibernia Common Stock were outstanding as of the Capitalization Date, and units in respect of 30,343 restricted shares of Hibernia Common Stock were outstanding as of the Capitalization Date. As of the Capitalization Date, Hibernia had an obligation under the Supplemental Stock Plan to pay an amount in cash based on the value of 21,923.85 shares of Hibernia Common Stock. All of the issued and outstanding shares of Hibernia Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Hibernia are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Hibernia Stock Plans and the Supplemental Stock Plan as set forth herein, Hibernia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Hibernia Common Stock, Voting Debt or any other equity securities of Hibernia or any securities representing the right to purchase or otherwise receive any shares of Hibernia Common Stock, Voting Debt or other equity securities of Hibernia. As of the date of this Agreement, there are no contractual obligations of Hibernia or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Hibernia or any equity security of Hibernia or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Hibernia or its Subsidiaries or (ii) pursuant to which Hibernia or any of its Subsidiaries is or could be required to register shares of Hibernia capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Hibernia has provided Capital One with a true, complete and correct list of the aggregate number of shares of Hibernia Common Stock issuable upon the exercise of each stock option granted under the Hibernia Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Hibernia stock option. Since the Capitalization Date through the date hereof, Hibernia has not (A) issued or repurchased any shares of Hibernia Common Stock, Hibernia Preferred Stock, Voting Debt or other equity securities of Hibernia other than the issuance of shares of Hibernia Common Stock in connection with the exercise of stock options to purchase Hibernia Common Stock granted under the Hibernia Stock Plans that were outstanding on the Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Hibernia Stock Plans.

(b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Hibernia are owned by Hibernia, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Hibernia Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) Hibernia has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Hibernia. The Board of Directors of Hibernia has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Hibernia and its stockholders and has directed that this Agreement be submitted to Hibernia’s stockholders for approval and adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hibernia Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Hibernia are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hibernia and (assuming due authorization, execution and delivery by Capital One) constitutes the valid and binding obligation of Hibernia, enforceable against Hibernia in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Hibernia nor the consummation by Hibernia of the transactions contemplated hereby, nor compliance by Hibernia with any of the terms or provisions of this Agreement, will (i) violate any provision of the Hibernia Articles or the Hibernia By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Hibernia, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hibernia or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hibernia or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices and the continuing approval of such applications and notices following the Amendment, (ii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices and the continuing approval of such applications and notices following the Amendment (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of Hibernia’s stockholders to be held in connection with this Agreement, as amended by the Amendment, and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a post-effective amendment to the registration statement on Form S-4 (as amended by the post-effective amendment, the “Form S-4”) in which the Proxy Statement is included as a prospectus, and declaration of effectiveness of the post-effective amendment to the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and with the Secretary of State of the State of Louisiana pursuant to the LBCL, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by Hibernia of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Hibernia of this Agreement.

3.5 Reports; Regulatory Matters.

(a) Hibernia and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) any state insurance commission or other state regulatory authority, (v) the SEC, (vi) any foreign regulatory authority and (vii) any SRO (collectively, “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2001, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Hibernia and its Subsidiaries, no Regulatory Agency has initiated since January 1, 2001 or has pending any proceeding, enforcement action or, to the knowledge of Hibernia, investigation into the business, disclosures or operations of Hibernia or any of its Subsidiaries. Since January 1, 2001, no Regulatory Agency has resolved any proceeding, enforcement action or, to the knowledge of Hibernia, investigation into the business, disclosures or operations of Hibernia or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Hibernia or any of its Subsidiaries. Since January 1, 2001, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Hibernia or any of its Subsidiaries.

(b) Neither Hibernia nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2001, a recipient of any supervisory letter from, or since January 1, 2001, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “Hibernia Regulatory Agreement”), nor has Hibernia or any of its Subsidiaries been advised since January 1, 2001 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Hibernia Regulatory Agreement.

(c) Hibernia has previously made available to Capital One an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Hibernia since January 1, 2001 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of the Amendment (the “Hibernia SEC Reports”) (provided that any Hibernia SEC Reports filed on or after March 6, 2005 shall be deemed to have been made available to Capital One to the extent filed or furnished publicly with the SEC prior to the date of the Amendment) and (ii) communication mailed by Hibernia to its stockholders since January 1, 2001 and prior to the date of this Agreement. No such Hibernia SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Hibernia SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Hibernia has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6 Financial Statements.

(a) The financial statements of Hibernia and its Subsidiaries included (or incorporated by reference) in the Hibernia SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (i) have been prepared from, and are in accordance with, the books and records of Hibernia and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Hibernia and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hibernia and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Hibernia as a result of or in connection with any disagreements with Hibernia on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Hibernia nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hibernia included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005 (or arising out of or incurred directly or indirectly in connection with or as a result of Hurricane Katrina or any other hurricane or storm or pursuant to actions taken in connection with Hibernia’s recovery efforts therefrom) or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Hibernia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hibernia or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). Hibernia (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Hibernia, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Hibernia by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Hibernia’s outside auditors and the audit committee of Hibernia’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Hibernia’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hibernia’s internal controls over financial reporting. These disclosures were made in writing by management to Hibernia’s auditors and audit committee and a copy has previously been made available to Capital One. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2003, (x) through the date hereof, neither Hibernia nor any of its Subsidiaries nor, to the knowledge of the officers of Hibernia, any director, officer, employee, auditor, accountant or representative of Hibernia or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Hibernia or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hibernia or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Hibernia or any of its Subsidiaries, whether or not employed by Hibernia or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hibernia or any of its officers, directors, employees or agents to the Board of Directors of Hibernia or any committee thereof or to any director or officer of Hibernia.

3.7 Broker’s Fees. Neither Hibernia nor any Hibernia Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities Inc. and Bear Stearns & Co., Inc. pursuant to the letter agreements between Hibernia and J.P. Morgan Securities Inc. and Hibernia and Bear Stearns & Co., Inc., a true, complete and correct copy of each of which has been previously delivered to Capital One.

3.8 Absence of Certain Changes or Events. (a) Since June 30, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Hibernia. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Capital One, Hibernia or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party, or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement that may be to the contrary, no events or actions arising out of or directly or indirectly relating to or resulting from Hurricane Katrina or any other hurricane or storm shall be considered in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur for any purposes of this Agreement or whether there is or may be any failure to be satisfied of any condition set forth in Article VII hereof.

(b) Since June 30, 2005 through and including the date of this Agreement, and other than actions taken in connection with Hibernia’s recovery efforts from Hurricane Katrina or any other hurricane or storm, Hibernia and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since December 31, 2004, neither Hibernia nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as publicly disclosed by Hibernia in the Hibernia SEC Reports prior to the date hereof or (C) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously made available to Capital One), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the Hibernia Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Hibernia Common Stock, any restricted shares of Hibernia Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Hibernia Stock Plans, (iii) changed any accounting methods, principles or practices of Hibernia or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9 Legal Proceedings. (a) Neither Hibernia nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Hibernia’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Hibernia or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Hibernia, any of its Subsidiaries or the assets of Hibernia or any of its Subsidiaries.

3.10 Taxes and Tax Returns. (a) Each of Hibernia and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal, state and local income Tax returns of Hibernia and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Hibernia or any of its Subsidiaries for which Hibernia does not have reserves that are adequate under GAAP. Neither Hibernia nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Hibernia and its Subsidiaries). Within the past five years, neither Hibernia nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Hibernia nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Hibernia or any of its Subsidiaries. The aggregate balance of the reserve for bad debts described in Section 593(g)(2)(A)(ii) of the Code and any similar provision under state or local laws and regulations of Hibernia and its Subsidiaries is zero. Neither Hibernia nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Hibernia or any of its Subsidiaries.

3.11 Employee Matters.

(a) Section 3.11 of the Hibernia Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of Hibernia or any of its Subsidiaries entered into, maintained or contributed to by Hibernia or any of its Subsidiaries or to which Hibernia or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “Hibernia Benefit Plans”).

(b) With respect to each Hibernia Benefit Plan, Hibernia has made available to Capital One true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Hibernia Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof, (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Hibernia Benefit Plan and (viii) all amendments, modifications or supplements to any such document.

(c) Hibernia and each of its Subsidiaries have operated and administered each Hibernia Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Hibernia Benefit Plan are in compliance with all applicable laws. Each Hibernia Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of Hibernia, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Hibernia Benefit Plan. There are no pending or, to the knowledge of Hibernia, threatened or anticipated claims by, on behalf of or against any of the Hibernia Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Hibernia Benefit Plan have been made on or before their due dates under applicable law and the terms of such Hibernia Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Hibernia Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Hibernia included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since December 31, 2004.

(d) No Hibernia Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Section 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither Hibernia nor any of its Subsidiaries has incurred, either directly or indirectly (including, without limitation, as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Hibernia or any of its Subsidiaries.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Hibernia or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No payment made or to be made in respect of any employee or former employee of Hibernia or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g) Neither Hibernia nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Hibernia or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Hibernia, threatened and neither Hibernia nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither Hibernia nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Hibernia and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

3.12 Compliance with Applicable Law. (a) Hibernia and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Hibernia or any of its Subsidiaries.

(b) Hibernia and each Hibernia Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Hibernia, any Hibernia Subsidiary, or any director, officer or employee of Hibernia or of any Hibernia Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, Hibernia has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(c) of the Hibernia Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Hibernia who have outstanding loans from Hibernia, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Certain Contracts. (a) Neither Hibernia nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Capital One, Hibernia, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of Hibernia or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Hibernia SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by Hibernia or, to the knowledge of Hibernia, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Hibernia Disclosure Schedule, is referred to as a “Hibernia Contract,” and neither Hibernia nor any of its Subsidiaries knows of, or has received notice of, any violation of any Hibernia Contract by any of the other parties thereto.

(b)    (i) Each Hibernia Contract is valid and binding on Hibernia or its applicable Subsidiary and is in full force and effect, (ii) Hibernia and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Hibernia Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Hibernia or any of its Subsidiaries under any such Hibernia Contract.

3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Hibernia Stock Option.

(b) All Derivative Transactions, whether entered into for the account of Hibernia or any of its Subsidiaries or for the account of a customer of Hibernia or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Hibernia and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Hibernia or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Hibernia and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Hibernia’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on Hibernia, each of Hibernia and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Hibernia or its Subsidiaries. Such securities and commodities are valued on the books of Hibernia in accordance with GAAP in all material respects.

(b) Hibernia and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which Hibernia believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Hibernia has made available to Capital One in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio. (a) Section 3.16(a) of the Hibernia Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of January 31, 2005, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Hibernia or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of January 31, 2005, of all “non-accrual” Loans. As of January 31, 2005, Hibernia and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the Hibernia Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by Hibernia as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.16(a) of the Hibernia Disclosure Schedule sets forth (A) a summary of Criticized Assets as of January 31, 2005, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Hibernia or any of its Subsidiaries that, as of January 31, 2005, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Hibernia or its Subsidiaries, and all such Loans purchased by Hibernia or its Subsidiaries, were made or purchased in accordance with customary lending standards of Hibernia or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Hibernia or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

3.17 Property. Hibernia or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Hibernia SEC Reports as being owned by Hibernia or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Hibernia SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Hibernia’s knowledge, the lessor. Except for changes in condition resulting directly or indirectly from Hurricane Katrina or any other hurricane or storm, the Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of Hibernia, threatened condemnation proceedings against the Real Property. Hibernia and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18 Intellectual Property. Hibernia and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Hibernia and its Subsidiaries does not, to the knowledge of Hibernia, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Hibernia or any Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Hibernia or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Hibernia or its Subsidiaries. Neither Hibernia nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Hibernia and its Subsidiaries and no Intellectual Property owned and/or licensed by Hibernia or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Hibernia or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Hibernia or any of its Subsidiaries. To the knowledge of Hibernia, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Hibernia or any of its Subsidiaries. Neither Hibernia nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20 Investment Adviser Subsidiaries; Funds; Clients.

(a) For purposes of this Agreement, a “Hibernia Advisory Entity” means, if applicable, Hibernia and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); “Hibernia Advisory Contract” means each contract for such services provided by a Hibernia Advisory Entity; “Hibernia Advisory Client” means each party to a Hibernia Advisory Contract other than the applicable Hibernia Advisory Entity or any other advisory client of Hibernia for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “Hibernia Fund Client” means each Hibernia Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any Hibernia Fund Client, any such Hibernia Fund Client a majority of the officers of which are employees of Hibernia or any of its Subsidiaries or of which Hibernia or any of its Subsidiaries holds itself out as the sponsor.

(b) Each Sponsored Hibernia Fund Client and Hibernia Advisory Entity (i) has since January 1, 2001 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of Hibernia, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c) Each Hibernia Advisory Entity has been and is in compliance with each Hibernia Advisory Contract to which it is a party.

(d) The accounts of each Hibernia Advisory Client subject to ERISA have been managed by the applicable Hibernia Advisory Entity in compliance with the applicable requirements of ERISA.

(e) Neither Hibernia nor any of the Hibernia Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of Hibernia, any Hibernia Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of Hibernia, any Hibernia Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f) Hibernia has made available to Capital One true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2003 by each Hibernia Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2001, each Hibernia Advisory Entity has made available to each Hibernia Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g) Hibernia has made available to Capital One true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to Hibernia by the SEC since January 1, 2001 and Hibernia’s responses thereto, if any.

3.21 Broker-Dealer Subsidiaries.

(a) Each Hibernia Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. Section 3.21(a) of the Hibernia Disclosure Schedule lists all of the SROs of which each Broker-Dealer Subsidiary is a member. There is no action, suit, proceeding or investigation pending or, to the knowledge of Hibernia, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Hibernia has made available to Capital One true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2003, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d) Subject to the foregoing, neither Hibernia nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.22 State Takeover Laws. The Board of Directors of Hibernia has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and transactions Sections 12:132 et seq. and 12:135 et seq. of the LBCL and, to the knowledge of Hibernia, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23 Reorganization; Approvals. As of the date of this Agreement, Hibernia (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24 Opinions. Prior to the execution of the Amendment, Hibernia has received an opinion from its financial advisor to the effect that as of the date of the Amendment and based upon and subject to the matters set forth in that opinion, the Merger Consideration is fair to the stockholders of Hibernia from a financial point of view. Such opinion has not been amended or rescinded as of the date of the Amendment.

3.25 Hibernia Information. The information relating to Hibernia and its Subsidiaries that is provided by Hibernia or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Hibernia and other portions within the reasonable control of Hibernia will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Capital One Disclosure Schedule”) delivered by Capital One to Hibernia prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Capital One’s covenants contained in Article V, provided, however, that disclosure in any section of such Capital One Disclosure Schedule shall only apply to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), Capital One hereby represents and warrants to Hibernia as follows:

4.1 Corporate Organization. (a) Capital One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Capital One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Capital One is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Restated Certificate of Incorporation, as amended (the “Capital One Certificate”), and Restated Bylaws of Capital One (the “Capital One Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Hibernia.

(b) Each Capital One Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Capitalization. (a) The authorized capital stock of Capital One consists of 1,000,000,000 shares of Capital One Common Stock, of which, as of the Capitalization Date, 249,193,401 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “Capital One Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. As of the Capitalization Date, no more than 1,520,982 shares of Capital One Common Stock were held in Capital One’s treasury. As of the Capitalization Date, no shares of Capital One Common Stock or Capital One Preferred Stock were reserved for issuance, except for (i) 8,825,000 shares of Capital One Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Capital One in effect as of the date of this Agreement (the “Capital One Stock Plans”), (ii) 1,000,000 shares of Cumulative Participating Junior Preferred Stock, $0.01 par value, reserved for issuance pursuant to the Capital One Rights Agreement, (iii) 3,000,000 shares of Capital One Common Stock reserved for issuance pursuant to Capital One Financial Corporation 2002 Associate Stock Purchase Plan, (iv) 7,500,000 shares of Capital One Common Stock reserved for issuance pursuant to the 1997 Dividend Reinvestment and Stock Purchase Plan and 2002 Dividend Reinvestment and Stock Purchase Plan and (v) up to 11,696,880 shares of Capital One Common Stock reserved for issuance pursuant to the forward purchase contracts included in Capital One’s Upper DECS® (the “Capital One DECS”). All of the issued and outstanding shares of Capital One Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Capital One is issued or outstanding. As of the Capitalization Date, except pursuant to this Agreement, the Capital One Stock Plans, the Capital One DECS and stock repurchase plans entered into by Capital One from time to time, Capital One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Capital One Common Stock, Voting Debt or any other equity securities of Capital One or any securities representing the right to purchase or otherwise receive any shares of Capital One Common Stock, Voting Debt or other equity securities of Capital One. The shares of Capital One Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Capital One are owned by Capital One, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Capital One Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation. (a) Capital One has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Capital One (by the unanimous vote of all directors present) and no other corporate proceedings on the part of Capital One are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Capital One and (assuming due authorization, execution and delivery by Hibernia) constitutes the valid and binding obligations of Capital One, enforceable against Capital One in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Capital One, nor the consummation by Capital One of the transactions contemplated hereby, nor compliance by Capital One with any of the terms or provisions of this Agreement, will (i) violate any provision of the Capital One Certificate or the Capital One Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Capital One, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Capital One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Capital One or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and with the Secretary of State of the State of Louisiana pursuant to the LBCL, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Capital One of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Capital One of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Capital One and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since

January 1, 2001 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2001, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Capital One and its Subsidiaries, no Regulatory Agency has initiated since January 1, 2001 or has pending any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. Since January 1, 2001, no Regulatory Agency has resolved any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Capital One or any of its Subsidiaries. Since January 1, 2001 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Capital One or any of its Subsidiaries.

(b) Neither Capital One nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2001, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2001, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Capital One Regulatory Agreement”), nor has Capital One or any of its Subsidiaries been advised since January 1, 2001, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Capital One Regulatory Agreement.

(c) Capital One has previously made available to Hibernia an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Capital One since January 1, 2001 pursuant to the Securities Act or the Exchange Act and prior to the date of the Amendment (the “Capital One SEC Reports”) (provided that any Capital One SEC Reports filed on or after March 6, 2005 shall be deemed to have been made available to Hibernia to the extent filed or furnished publicly with the SEC prior to the date of the Amendment) and (ii) communication mailed by Capital One to its stockholders since January 1, 2001 and prior to the date of this Agreement. No such Capital One SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Capital One SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Capital One has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Capital One and its Subsidiaries included (or incorporated by reference) in the Capital One SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (i) have been prepared from, and are in accordance with, the books and records of Capital One and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Capital One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount);

(iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Capital One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Capital One as a result of or in connection with any disagreements with Capital One on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Capital One nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Capital One included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2004 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Capital One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Capital One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Capital One (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Capital One, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Capital One by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Capital One’s outside auditors and the audit committee of Capital One’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Capital One’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Capital One’s internal controls over financial reporting. These disclosures were made in writing by management to Capital One’s auditors and audit committee and a copy has previously been made available to Hibernia. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2003, (x) through the date hereof, neither Capital One nor any of its Subsidiaries nor, to the knowledge of the officers of Capital One, any director, officer, employee, auditor, accountant or representative of Capital One or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Capital One or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Capital One or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Capital One or any of its Subsidiaries, whether or not employed by Capital One or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Capital One or any of its officers, directors, employees or agents to the Board of Directors of Capital One or any committee thereof or to any director or officer of Capital One.

4.7 Broker’s Fees. Neither Capital One nor any Capital One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Credit Suisse First Boston LLC.

4.8 Absence of Certain Changes or Events. (a) Since June 30, 2004, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Capital One.

(b) Since June 30, 2005 through and including the date of this Agreement, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Leg al Proceedings. (a) None of Capital One or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Capital One’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Capital One or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Capital One, any of its Subsidiaries or the assets of Capital One or any of its Subsidiaries.

4.10 Taxes an d Tax Returns. Each of Capital One and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Capital One or any of its Subsidiaries for which Capital One does not have reserves that are adequate under GAAP.

4.11 Complianc e with Applicable Law. (a) Capital One and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Capital One or any of its Subsidiaries.

(b) Since the enactment of the Sarbanes-Oxley Act, Capital One has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.12(c) of the Capital One Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Capital One who have outstanding loans from Capital One, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12 Intellectual Prope rty. Capital One and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Capital One and its Subsidiaries does not, to the knowledge of Capital One, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Capital One or any Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Capital One or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Capital One or its Subsidiaries. Neither Capital One nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Capital One and its Subsidiaries and no Intellectual Property owned and/or licensed by Capital One or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.13 Reorganization; Approva ls. As of the date of this Agreement, Capital One (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14 Capital One Informati on. The information relating to Capital One and its Subsidiaries that is provided by Capital One or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Capital One and other portions within the reasonable control of Capital One will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

AR TICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Ti me. Except (i) as expressly contemplated by or permitted by this Agreement, (ii) with the prior written consent of the other party, or (iii) for actions that in the reasonable judgment of Hibernia management were necessary or desirable in connection with Hibernia’s recovery efforts from Hurricane Katrina as discussed with Capital One prior to the date of the Amendment and other such actions in relation to Hurricane Katrina or any other hurricane or storm reasonably taken thereafter by Hibernia after consultation with Capital One (provided that any such action that results in expenses of over $1 million individually shall be approved by the Capital One integration executive or his designee (such approval not to be unreasonably withheld)), during the period from the date of this Agreement to the Effective Time, each of Hibernia and Capital One shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Hibernia or Capital One to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Hibernia For bearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Hibernia Disclosure Schedule, as expressly contemplated by this Agreement, and except for actions in connection with Hibernia’s recovery efforts from Hurricane Katrina as discussed with Capital One prior to the date of this Amendment and other such actions in relation to Hurricane Katrina or any other hurricane or storm reasonably taken thereafter by Hibernia with the consent of Capital One (such consent not to be unreasonably withheld),

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)	(i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.20 per share of Hibernia Common Stock with record dates and payment dates consistent with the prior year, (B) in addition to any dividend permitted by clause (A) a cash dividend on the Hibernia Common Stock in respect of the period commencing on the first day after the most recent (as of the anticipated Closing Date) dividend record date to and including the anticipated date of the Closing Date (the “Pro Rata Period”) at a rate per share of Hibernia Common Stock as follows: (I) provided the Pro Rata Period is at least 46 calendar days but less than 75 calendar days, $0.0667; and (II) provided the Pro Rata Period is 75 calendar days or more, $0.1333, which dividend, if any, payable under this clause B shall be payable on the basis of an anticipated Closing Date to be reasonably agreed by the parties at least 10 days in advance thereof; (C) dividends paid by any of the Subsidiaries of Hibernia to Hibernia or to any of its wholly-owned Subsidiaries, and (D) the acceptance of shares of Hibernia Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of Hibernia Common Stock granted under a Hibernia Stock Plan, in each case in accordance with past practice and the terms of the applicable Hibernia Stock Plan and related award agreements);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Hibernia Common Stock under any of the Hibernia Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of stock options to newly-hired employees of Hibernia made in the ordinary course of business consistent with past practice under the Hibernia Stock Plans subject to the terms set forth on Section 5.2(b) of the Hibernia Disclosure Schedule; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options granted under a Hibernia Stock Plan that are outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

(c) except as required by applicable law or the terms of any Hibernia Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Hibernia, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any employee of Hibernia or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of Hibernia or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any Hibernia Benefit Plan;

(d) amend, suspend or terminate the ESOP or otherwise alter the rate of contributions or allocations thereunder or contribute any amount thereto in excess of that required to fund current payments of principal and interest due in the ordinary course of business under the terms of the related loan in respect of the ESOP as in effect on the date hereof;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(f) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(g) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Capital One or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(j) other than in prior consultation with Capital One, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(l) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(m) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(n) file any application to establish, or to relocate or terminate the operations of, any banking office of Hibernia or any of its Subsidiaries;

(o) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Capital One Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Hibernia, during the period from the date of this Agreement to the Effective Time, Capital One shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Capital One Certificate or the Capital One Bylaws in a manner that would adversely effect Hibernia, the stockholders of Hibernia or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (d) enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or, except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Capital One and Hibernia shall promptly prepare and file with the SEC a post-effective amendment to the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Capital One and Hibernia shall use their reasonable best efforts to have the post-effective amendment to the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Hibernia shall thereafter mail or deliver the Proxy Statement to its stockholders. Without limiting the generality of the foregoing, each of Capital One and Hibernia shall also use its respective commercially reasonable efforts to have the foregoing post-effective amendment filed with the SEC no later than the 10th business day following the date of this Amendment.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Hibernia and Capital One shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Hibernia or Capital One, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Capital One to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Hibernia) on either Capital One or Hibernia (a “Materially Burdensome Regulatory Condition”).

(c) Each of Capital One and Hibernia shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Capital One, Hibernia or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Capital One and Hibernia shall promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Capital One Requisite Regulatory Approval or Hibernia Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Hibernia and Capital One shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by Hibernia, information concerning Capital One that is reasonably related to the prospective value of Capital One Common Stock or to Capital One’s ability to consummate the transactions contemplated hereby). Neither Hibernia nor Capital One, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of February 16, 2005 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Stockholder Approval.

(a) Hibernia shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement, as amended by the Amendment, and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Hibernia shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the approval and adoption of this Agreement, as amended by the Amendment, required to consummate the transactions contemplated by this Agreement. Hibernia shall submit this Agreement, as amended by the Amendment, to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation.

(b) The Board of Directors of Hibernia has adopted a resolution recommending the approval and adoption of this Agreement to Hibernia’s stockholders. Neither Hibernia nor the Board of Directors of Hibernia (nor any committee thereof) shall, in a manner adverse to Capital One, (i) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement and/or the Merger to Hibernia’s stockholders, (ii) take any action or make any statement in connection with the meeting of Hibernia stockholders to be held pursuant to Section 6.3 inconsistent with such approval (any action referred to in clause (i) or (ii) being a “Change in Hibernia Recommendation”) or (iii) recommend any Alternative Proposal (as defined in Section 6.11). Notwithstanding the foregoing, the Board of Directors of Hibernia shall be permitted to take the actions described in clauses (i) through (iii) above if (A) Hibernia has complied with Section 6.11, and (B) to the extent the Board of Directors of Hibernia reasonably determines in good faith (after due consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties; provided, however, that Hibernia shall have provided Capital One with three business days’ prior written notice to the effect that the Board of Directors of Hibernia intends to take such action and the reasons therefor.

6.4 Affiliates. Hibernia shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Hibernia to deliver to Capital One, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Hibernia stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5 NYSE Listing. Capital One shall cause the shares of Capital One Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters. (a) For the one-year period following the Effective Time, Capital One shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by Hibernia or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Hibernia Benefit Plans (other than the ESOP and its related non-qualified supplemental stock plan) as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Capital One or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Capital One or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Capital One or any of its Subsidiaries, other than Hibernia or its Subsidiaries, Capital One shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Hibernia or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Capital One or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Hibernia Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Hibernia 401(k) plan immediately prior to the Effective Time, provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of Capital One or any of its Subsidiaries (other than Hibernia and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Capital One or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Hibernia Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Capital One or any of its Subsidiaries. From and after the Effective Time, Capital One shall not amend, and shall not permit to be amended, the ESOP in any manner that would extend participation thereunder to employees other than employees of Hibernia and its Subsidiaries and shall cause all unallocated shares of Capital One Common Stock held in trust thereunder to be allocated solely for the benefit of participants who are, as of immediately prior to the Effective Time, employees of Hibernia and its Subsidiaries. Prior to the Effective Time, Hibernia may take all action necessary to effectuate the foregoing. For the one-year period following the Effective Time, notwithstanding any other provision of this Section 6.6 to the contrary, Capital One agrees to provide employees of Hibernia who are listed on a written schedule provided to Capital One by Hibernia within 90 days following the Closing Date and whose employment is terminated in a qualifying termination of employment (other than those employees who are party to a change in control employment agreement) with severance benefits no less favorable than the greater of (i) the severance benefits that would be payable to such employees upon a qualifying termination of employment under the 2003 Special Severance Pay Plan and (ii) the severance benefits provided to similarly situated employees of Capital One upon a qualifying termination of employment under the applicable severance plan or program of Capital One.

(c) From and after the Effective Time, Capital One shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Capital One, each employment agreement and change in control agreement listed on Section 3.11 of the Hibernia Disclosure Schedule and the obligations of Hibernia and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11 of the Hibernia Disclosure Schedule.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Hibernia or any of its Subsidiaries or who is or was serving at the request of Hibernia or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Hibernia or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Hibernia Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Capital One pursuant to Section 6.8 hereof.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer of employee of Hibernia or any Subsidiary of Hibernia, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Capital One pursuant to Section 6.8 hereof.

(c) Capital One shall cause the individuals serving as officers and directors of Hibernia or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Hibernia (provided that Capital One may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Capital One be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Hibernia (which current amount is set forth in Section 6.7 of the Hibernia Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Capital One is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Capital One shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Capital One, on the one hand, and a Subsidiary of Hibernia, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Capital One’s sole expense, take all such necessary action as may be reasonably requested by Capital One.

6.9 Advice of Changes. Each of Capital One and Hibernia shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Capital One and Hibernia shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Hibernia Common Stock or conversion of any derivative securities in respect of such shares of Hibernia Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

6.11 No Solicitation.

(a) None of Hibernia, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Hibernia or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Hibernia or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Hibernia shall be permitted, prior to the meeting of Hibernia stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Hibernia than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide Alternative Proposal received by Hibernia, if and only to the extent that the Board of Directors of Hibernia reasonably determines in good faith (A) such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Hibernia or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of Hibernia or any of its Subsidiaries whether from Hibernia or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Hibernia or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Hibernia and securities of the entity surviving any merger or business combination including any of Hibernia’s Subsidiaries or) of Hibernia, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Hibernia and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Hibernia or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

provided that, for the purposes of Section 8.3(b), the applicable percentage in clauses (i) and (iii) of the definition of “Alternative Transaction” shall be 50% and any transaction contemplated by clauses (ii) and (iv) shall be limited to transactions in which the stockholders of Hibernia immediately prior to the consummation thereof would not hold at least 50% of the total voting power of the surviving company in such transaction.

(b) Hibernia shall notify Capital One promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Hibernia or any of its Subsidiaries or for access to the properties, books or records of Hibernia or any Subsidiary by any Person or entity that informs the Board of Directors of Hibernia or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Capital One shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Hibernia or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Hibernia shall keep Capital One fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Hibernia shall also promptly, and in any event within 24 hours, notify Capital One, orally and in writing, if it enters into discussions concerning any Alternative Proposal in accordance with Section 6.11(a).

(c) Hibernia and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Capital One) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Capital One who have been furnished confidential information regarding Hibernia in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Hibernia agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Hibernia or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide written Alternative Proposal which the Board of Directors of Hibernia concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Hibernia than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Alternative Transaction shall have the meaning assigned to such term in Section 6.11(a), except that the reference to “25%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “a majority” and the definition of “Alternative Proposal” shall only be deemed to refer to a transaction involving Hibernia.

(e) Nothing contained in this Section 6.11 shall prohibit Hibernia or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.12 Directorships. Capital One shall take such actions as may be reasonably required to appoint the Chairman of the Board of Directors of Hibernia to the Board of Directors of the Surviving Corporation, appointed to the class of directors with its term expiring at the 2006 Annual Meeting of Capital One stockholders, and, to the extent so required, shall increase the size of the Capital One Board of Directors to permit the foregoing.

6.13 Restructuring Efforts. If Hibernia shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its stockholders) and to resubmit the transaction to Hibernia’s stockholders for approval.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement, as amended by the Amendment, shall have been approved and adopted by the requisite affirmative vote of the holders of Hibernia Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of Capital One Common Stock to be issued to the holders of Hibernia Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Capital One. The obligation of Capital One to effect the Merger is also subject to the satisfaction, or waiver by Capital One, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Hibernia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Capital One shall have received a certificate signed on behalf of Hibernia by the Chief Executive Officer or the Chief Financial Officer of Hibernia to the foregoing effect.

(b) Performance of Obligations of Hibernia. Hibernia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Capital One shall have received a certificate signed on behalf of Hibernia by the Chief Executive Officer or the Chief Financial Officer of Hibernia to such effect.

(c) Federal Tax Opinion. Capital One shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Capital One, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Hibernia and Capital One.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Capital One Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligations of Hibernia. The obligation of Hibernia to effect the Merger is also subject to the satisfaction or waiver by Hibernia at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Capital One set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Hibernia shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to the foregoing effect.

(b) Performance of Obligations of Capital One. Capital One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Hibernia shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to such effect.

(c) Federal Tax Opinion. Hibernia shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Hibernia, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Hibernia and Capital One.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Hibernia Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Hibernia or Capital One:

(a) by mutual consent of Hibernia and Capital One in a written instrument authorized by the boards of directors of Hibernia and Capital One;

(b) by either Hibernia or Capital One, if any Governmental Entity that must grant a Capital One Requisite Regulatory Approval or a Hibernia Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Hibernia or Capital One, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by Capital One (provided that Capital One shall not be in material breach of any of its obligations under Section 6.3), if the requisite affirmative vote of the holders of Hibernia Common Stock shall not have been obtained at the meeting of Hibernia stockholders to be held pursuant to Section 6.3 duly convened therefor or at any adjournment or postponement thereof at which a vote on such approval was taken; provided that Capital One shall only have the right to terminate this Agreement pursuant to this Section 8.1(d) on or prior to the 20th day after the date of such meeting of Hibernia stockholders;

(e) by either Capital One or Hibernia (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Hibernia, in the case of a termination by Capital One, or Capital One, in the case of a termination by Hibernia, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(f) by Capital One, if (i) Hibernia shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of Hibernia shall have (A) failed to recommend in the Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) effected a Change in Hibernia Recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(g) by Capital One, if Hibernia or its representative shall have engaged in discussions with any other person in connection with an Alternative Proposal in compliance with the provisions of Section 6.11, and Hibernia and its representatives shall not have ceased all such discussions with such person within 20 days of the first date of any of the foregoing actions; or

(h) by Hibernia (provided that Hibernia is not then in material breach of its obligations under Section 6.13), if Capital One shall have breached its obligations under Section 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Hibernia or Capital One as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Hibernia, Capital One, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) neither Hibernia nor Capital One shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Fees and Expenses. (a) Except (i) as provided in this Section 8.3 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Hibernia and Capital One, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Hibernia shall pay to Capital One a fee of $220 million (the “Fee”), if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) either (x) without the meeting of Hibernia stockholders pursuant to Section 6.3 having been convened or (y) with such meeting of Hibernia stockholders having been convened but the requisite affirmative vote of the holders of Hibernia Common Stock not having been obtained and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of Hibernia, and shall not have been irrevocably withdrawn prior to the date specified in Section 8.1(c) (or, in the case of clause (A)(y), prior to the date of such meeting of Hibernia stockholders), then Hibernia shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or an acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Hibernia Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then Hibernia shall pay the remaining two-thirds of the Fee on the date of such consummation or Hibernia Acquisition Agreement execution, whichever first occurs;

(ii) if (A) (x) this Agreement is terminated by Capital One pursuant to Section 8.1(d) or (y) this Agreement is terminated by Capital One pursuant to Section 8.1(e) because of a material breach by Hibernia of any of the covenants or agreements set forth in Section 6.13 and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of Hibernia, and shall not have been irrevocably withdrawn prior to the taking of the vote at the meeting of Hibernia stockholders held pursuant to Section 6.3 (or, in the case of clause (A)(y), prior to the date of such termination), then Hibernia shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or a Hibernia Acquisition Agreement is entered into, within 12 months after the date of such termination, then Hibernia shall pay the remaining two-thirds of the Fee on the date of such consummation or Hibernia Acquisition Agreement execution, whichever first occurs;

(iii) if (A) this Agreement is terminated by Capital One pursuant to Section 8.1(e) as the result of a breach by Hibernia of its covenants or agreements set forth in this Agreement other than the covenants and agreements set forth in Section 6.13 and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of Hibernia, and shall not have been irrevocably withdrawn prior to the occurrence of such breach, then Hibernia shall pay the Fee on the business day following such termination;

(iv) if this Agreement is terminated by Capital One pursuant to Section 8.1(f), then Hibernia shall pay the Fee within one business day after a demand for payment following the termination; or

(v) if this Agreement is terminated by Capital One pursuant to Section 8.1(g), and any Alternative Transaction is consummated, or an Hibernia Acquisition Agreement is entered into, within 12 months after the date of such termination, then Hibernia shall pay the Fee within one business day after a demand for payment following the date of consummation or Hibernia Acquisition Agreement execution, whichever first occurs.

(c) Hibernia acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Capital One would not have entered into this Agreement; accordingly, if Hibernia fails to promptly pay any amounts due pursuant to this Section 8.3 and, in order to obtain such payment, Capital One commences a suit which results in a judgment against Hibernia for the fee set forth in this Section 8.3, Hibernia shall pay to Capital One Capital One’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Capital One. Hibernia acknowledges that it is obligated to pay to Capital One any amounts due pursuant to this Section 8.3 whether or not the stockholders of Hibernia have approved this Agreement.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Hibernia; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Hibernia, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Hibernia Common Stock, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation to be effected by the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of Hibernia or Capital One, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Capital One, then Capital One may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2 Standard. No representation or warranty of Hibernia contained in Article III or of Capital One contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Hibernia, or Article IV, in the case of Capital One, has had or would be reasonably likely to have a Material Adverse Effect with respect to Hibernia or Capital One, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2(a) taken as a whole) extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24, in the case of Hibernia, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all material respects and (z)

Section 3.8(a), in the case of Hibernia, and 4.8(a), in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Hibernia, to:

Hibernia Corporation

225 Baronne Street

New Orleans, Louisiana 70112

Attention: Cathy E. Chessin, Esq.

Facsimile: (504) 533-5595

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street, New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Facsimile: (212) 403-2000

and

(b) if to Capital One, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: John G. Finneran, Jr.,

Executive Vice President and General Counsel

Facsimile: (703) 720-1094

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Victor I. Lewkow, Esq. and Christopher E. Austin, Esq.

Facsimile: (212) 225-3999

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Hibernia Disclosure Schedule and the Capital One Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the LBCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9 Publicity. Neither Hibernia nor Capital One shall, and neither Hibernia nor Capital One shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Capital One, in the case of a proposed announcement or statement by Hibernia, or Hibernia, in the case of a proposed announcement or statement by Capital One; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.11 Additional Defined Term. As used in this Agreement, “Amendment” shall mean Amendment No. 1 to this Agreement, dated as of September 6, 2005, by and between Capital One and Hibernia.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Hibernia and Capital One have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HIBERNIA CORPORATION

By:	/S/ J. HERBERT BOYDSTUN
Name:	J. Herbert Boydstun
Title:	President and Chief Executive Officer

CAPITAL ONE FINANCIAL CORPORATION

By:	/S/ RICHARD D. FAIRBANK
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Affiliate Letter

Capital One Financial Corporation

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Hibernia Corporation, a Louisiana corporation (“Hibernia”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of March 6, 2005 (the “Merger Agreement”), by and between Capital One Financial Corporation, a Delaware corporation (“Capital One”), and Hibernia, Hibernia shall be merged with and into Capital One (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Capital One that in the event I receive any Capital One Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of Capital One Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Capital One Common Stock to the extent I believed necessary with my counsel or counsel for Hibernia.

(c) I have been advised that the issuance of Capital One Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Hibernia I may be deemed to have been an affiliate of Hibernia and the distribution by me of Capital One Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Capital One Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Capital One, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that Capital One is under no obligation to register the sale, transfer or other disposition of Capital One Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to Capital One’s transfer agents with respect to Capital One Common Stock and that there will be placed on the certificates for Capital One Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my Capital One Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Capital One reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Capital One’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Capital One (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Capital One, or other evidence reasonably satisfactory to Capital One, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Hibernia as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this [    ] day of

[            ], 2005

Capital One Financial Corporation

By:
Name:
Title:

Annex B

September 6, 2005

The Board of Directors

Hibernia Corporation

313 Carondelet Street, 2nd Floor

P.O. Box 61540

New Orleans, LA 70161

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of class A common stock, without par value (the “Company Common Stock”), of Hibernia Corporation (the “Company”) of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Merger”) of the Company with Capital One Financial Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of March 6, 2005 (the “Pre-Amendment Agreement”), between the Company and the Merger Partner, as amended by Amendment No. 1 thereto, dated as of September 6, 2005 (the “Amendment” and the Pre-Amendment Agreement, as so amended, the “Agreement”), each outstanding share of Company Common Stock, other than dissenting shares and shares of Company Common Stock held in treasury or owned by the Merger Partner (excluding shares held in trust, managed accounts or otherwise in fiduciary capacity), will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement, either (1) cash in an amount equal to the sum of (x) $13.95 plus (y) 0.2055 times the Average Closing Price (such sum, the “Cash Consideration”) or (2) a fraction of a share of the Merger Partner’s common stock, par value $0.01 per share (the “Merger Partner Common Stock”), equal to the Cash Consideration divided by the Average Closing Price (such quotient the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). As used herein, “Average Closing Price” means the average of the closing sale prices of the Merger Partner Common Stock on the New York Stock Exchange as reported by the Wall Street Journal for the five trading days immediately preceding the consummation of the Merger.

In arriving at our opinion, we have (i) reviewed the Pre-Amendment Agreement and the Amendment; (ii) reviewed the Proxy Statement/Prospectus of the Company and the Merger Partner with respect to the merger as contemplated by the Pre-Amendment Agreement; (iii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); (vii) reviewed certain publicly available research analyst estimates of the future financial performance of the Company and the Merger Partner; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to the past and current business operations of the Company and the financial condition and future prospects and operations of the Company, including discussions regarding management’s assessment of the impact of Hurricane Katrina on the future business and prospects of the Company, and with respect to the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. In connection with our review relating to the Pre-Amendment Agreement, we also held discussions with certain members of the management of the Merger Partner with respect to the past and current business operations of the Merger Partner, the financial condition and future prospects and operations of the Merger Partner, the effects of the merger contemplated by the Pre-Amendment Agreement on the financial condition and future prospects of the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not reviewed individual credit files nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. In addition, in our discussions with the senior managements of the Company and the Merger Partner regarding the respective future financial performance of the Company and the Merger Partner, we have discussed certain reports and estimates of research analysts, and sensitivities related thereto. With your consent, we have relied on those reports and estimates (and the related sensitivities) and have assumed that such reports and estimates (and the related sensitivities) are a reasonable basis upon which to evaluate the business and financial prospects of the Company and the Merger Partner. We express no view as to whether the future results included in such analyses or forecasts (including the Synergies) or the reports and estimates, or the assumptions on which they were based, will actually be achieved. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger, and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company. Nor are we expressing any opinion regarding the underlying decision by the Company to enter into the Pre-Amendment Agreement or the Agreement or regarding the relative merits of proceeding with the Merger or seeking to pursue a merger with the Merger Partner or any other party under any other terms. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed investment banking and other services for the Company and the Merger Partner in the past and have been compensated for such services. Such Services included acting as financial advisor for the Merger Partner in connection with its acquisition of HFS Group, acting as a lead underwriter for the Merger Partner in connection with various securitization transactions and acting as administrative agent and a lender in connection with credit and securitization transactions by the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to, any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/S/ J.P. MORGAN SECURITIES INC.

Annex C

SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

Section 131. Rights of a Shareholder Dissenting from Certain Corporate Action

1.	Rights of a shareholder dissenting from certain corporate actions.

A.	Except as provided in Subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B.	The right to dissent provided by this Section shall not exist in the case of:

(1)	A sale pursuant to an order of a court having jurisdiction in the premises.

(2)	A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3)	Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C. (1) (a) Except	as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

(b)	An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2)

Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered

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office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3)	Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraphs (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4)	In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D.	If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E.	In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F.	When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G.

If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied

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shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H.	Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Acts 1968, No. 105, §1. Amended by Acts 1970, No. 50, §12, emerg. eff. June 18, 1970, at 5:05 P.M; Acts 1975, No. 433, §1; Acts 1993, No. 983, §1, eff. June 25, 1993; Acts 1997, No. 914, §1.

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